Exhibit 2.1

CONFIDENTIAL

EQUITY PURCHASE AGREEMENT

between

ECHOSTAR CORPORATION

and

DIRECTV HOLDINGS, LLC

Dated as of September 29, 2024

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Exhibit

Exhibit A-1	Initial Restructuring
Exhibit A-2	Subsequent Restructuring
Exhibit A-3	Reorganization Plan
Exhibit B	Exchange Offer Memorandum
Exhibit C	Minimum Cash Amount and Permitted Cash Transfer Provisions
Exhibit D	Call Option Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Intellectual Property License Agreement
Exhibit G	Transitional Trademark License Agreement
Exhibit H	Blockbuster License Agreement
Exhibit I	Real Estate Separation Agreements
Exhibit J	Seller Lease Agreements
Exhibit K	Purchaser Lease Agreements
Exhibit L	Space Sharing Arrangements
Exhibit M	Secured Note

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INDEX OF DEFINED TERMS

Defined Term	Location of Definition

401(k) Plan	Section 5.06(f)
Accounting Firm	Section 5.07(a)(ii)
Accrued Interest Adjustment	Exhibit C
Accrued Interest Cap	Exhibit C
Accrued Programming DPO Adjustment	Exhibit C
Actual Accrued Programming DPO	Exhibit C
Actual Call Center Services Spend	Exhibit C
Actual Capex	Exhibit C
Actual Deferred Revenue – CSG Amount	Exhibit C
Actual DSO	Exhibit C
Actual Existing Customer Retention Credits	Exhibit C
Actual Fraud	Section 9.06(b)
Actual New Customer Gift Cards	Exhibit C
Actual SAC Advertising Spend	Exhibit C
Actual Trade Accounts Payable and Other Accrued Expenses DPO	Exhibit C
Additional Metrics	Exhibit C
Affiliate	Section 9.06(b)
Affiliate Contract	Section 9.06(b)
Agreed Purchaser Employees	Section 9.06(b)
Agreement	Preamble
Announcements	Section 5.08
Anti-Corruption Laws	Section 9.06(b)
Antitrust Laws	Section 9.06(b)
Assets	Section 3.18
Assumed Benefit Plan	Section 9.06(b)
Assumed Liability	Section 9.06(b)
Auditor	Section 5.06(i)
Average Daily Non-Content Costs and Capex	Exhibit C
Average Overhead Number	Section 5.06(i)
Balance Sheet Date	Section 9.06(b)
Bankruptcy Exceptions	Section 2.02
Benefit Plan	Section 9.06(b)
Bridge Bond Exchange	Recitals
Bridge Bonds	Section 9.06(b)
Business	Section 9.06(b)
Business Assets	Section 9.06(b)
Business Collective Bargaining Agreement	Section 9.06(b)
Business Day	Section 9.06(b)
Business Employee	Section 9.06(b)
Business Intellectual Property	Section 9.06(b)

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Business Partner	Section 5.13(b)
Business Registered Intellectual Property	Section 9.06(b)
Call Center Services Spend Deficiency Adjustment	Exhibit C
Call Option Agreement	Section 9.06(b)
Capex Deficiency Adjustment	Exhibit C
Cash	Exhibit C
Cash Shortfall	Exhibit C
Change in Law	Section 9.06(b)
Clean Team Agreement	Section 5.03
Clean Team Procedure	Section 5.07(c)(iv)
Closing	Section 1.02
Closing Accrued Interest Amount	Exhibit C
Closing Adjustment Components	Exhibit C
Closing Cash	Exhibit C
Closing Date	Section 1.02
Closing Statement	Exhibit C
Closing Statement Dispute Notice	Exhibit C
Closing Statement Disputed Items	Exhibit C
Closing Transaction Expenses	Exhibit C
Code	Section 9.06(b)
CODI Reduction Amounts	Section 5.07(c)(i)
Company	Recitals
Company Ground Stations	Section 3.07(c)
Company SEC Document	Section 9.06(b)
Company Stock Right	Section 3.02
Confidentiality Agreement	Section 5.03
Consent	Section 2.03(b)
Continuing Employee	Section 5.06(b)
Contract	Section 9.06(b)
control	Section 9.06(b)
controlled	Section 9.06(b)
controlling	Section 5.20(a)
Covered Person	Section 5.13(c)
Credit Support Obligations	Section 9.06(b)
Current Representation	Section 9.07(a)
Customer Capex	Exhibit C
D&O Indemnitee	Section 5.11(a)
D&O Indemnitees	Section 5.11(a)
D&O Insurance	Section 5.11(a)
Designated Seller Subsidiary	Recitals
Disputed Permitted Cash Transfer Amounts	Exhibit C
DPA	Section 4.10
DSO Adjustment	Exhibit C
Effect	Section 9.06(b)
Environmental Laws	Section 9.06(b)

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Environmental Permits	Section 3.17(b)
Equity Interest	Section 9.06(b)
ERISA	Section 9.06(b)
ERISA Affiliate	Section 9.06(b)
Estimated Closing Adjustment Components	Exhibit C
Estimated Closing Statement	Exhibit C
Excepted Groups/Departments	Section 5.06(i)
Excess Transfer Amount	Exhibit C
Exchange Act	Section 9.06(b)
Exchange Company Notes	Section 9.06(b)
Exchange Offer	Recitals
Exchange Offer Memorandum	Section 5.24
Exchange Offer Termination Deadline	Section 7.01(a)(iv)
Excluded Assets	Section 9.06(b)
Excluded HR Liabilities	Section 9.06(b)
Excluded Liabilities	Section 9.06(b)
Excluded Litigation	Section 9.06(b)
Exclusive Purchaser Employee	Section 9.06(b)
Exclusive Seller Employee	Section 9.06(b)
Existing Customer Retention Credits Adjustment	Exhibit C
FCC	Section 9.06(b)
FTE Employee Number	Section 5.06(i)
FTE Employee Range	Section 5.06(i)
FTE Methodology	Section 5.06(i)
Financial Statements	Section 9.06(b)
Financing Documents	Section 9.06(b)
Foreign Group Company	Section 9.06(b)
Foreign Plan	Section 3.13(g)
GAAP	Section 9.06(b)
Global Trade Laws and Regulation	Section 9.06(b)
Governmental Entity	Section 9.06(b)
Government Contract	Section 9.06(b)
Government Official	Section 9.06(b)
Group Companies	Section 9.06(b)
Group Companies’ Actual Satellite Video Subscribers	Exhibit C
Group Companies’ Net Addition Ratio	Exhibit C
Group Companies’ Target Satellite Video Subscribers	Exhibit C
Group Company	Section 9.06(b)
Group Subsidiary	Section 9.06(b)
Hazardous Substances	Section 9.06(b)
HSR Act	Section 5.04(b)
Indemnification Cooperation Expenses	Section 8.06(b)
indemnified party	Section 8.06(a)
indemnifying party	Section 8.06(a)
Injunction	Section 5.04(c)
Intellectual Property	Section 9.06(b)

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Intellectual Property License Agreement	Section 9.06(b)
Intended Tax Treatment	Section 5.07(j)
Intercompany Accounts	Section 9.06(b)
Intercompany Receivable Distribution	Recitals
IRS	Section 9.06(b)
IT Systems	Section 9.06(b)
January Transactions	Section 9.06(b)
Judgment	Section 2.03(a)
July Census	Section 5.06(i)
Knowledge	Section 9.06(b)
Law	Section 2.03(a)
Leakage	Exhibit C
Leased Real Property	Section 3.07(b)
liability	Section 9.06(b)
Liens	Section 9.06(b)
Look-Back Date	Section 9.06(b)
Losses	Section 8.01(a)
Major Broadcast Center	Section 3.07(c)
Marks	Section 9.06(b)
Material Adverse Effect	Section 9.06(b)
Material Contracts	Section 3.09(b)
Material Customers	Section 3.19
Material Suppliers	Section 3.19
Measurement Time	Exhibit C
Minimum Cash Amount	Exhibit C
Minimum Cash Shortfall	Exhibit C
Multiemployer Plan	Section 9.06(b)
Names	Section 9.06(b)
Neutral Accountant	Exhibit C
New Customer Gift Cards Adjustment	Exhibit C
New Seller Subsidiary	Recitals
NIST Assessment	Section 5.33
Nonparty Affiliates	Section 9.14
OFAC	Section 9.06(b)
Ordinary Course	Section 9.06(b)
Outside Date	Section 7.01(a)(v)(A)
Owned Real Property	Section 3.07(a)
Parent	Section 9.06(b)
Permit	Section 3.09(c)
Permitted Cash Transfers	Exhibit C
Permitted Cash Transfer Cap	Exhibit C
Permitted Liens	Section 9.06(b)
Permitted Cash Transfer Certificate	Exhibit C
Permitted Cash Transfer Shortfall	Section 5.25(b)
Person	Section 9.06(b)
Personal Information	Section 9.06(b)

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Post-9/30/25 Closing Cash	Section 5.25(c)(iii)
Post-Closing Representation	Section 9.07(a)
Pre-Closing Reorganization	Recitals
Pre-Closing Reorganization Documents	Section 5.15
Pre-Closing Tax Period	Section 9.06(b)
Presumed Purchaser Employee	Section 5.06(i)
Prior Month Actual Transfers	Exhibit C
Prior Month Forecasted Transfers	Exhibit C
Prior Month Excess Amount	Exhibit C
Privacy Laws	Section 9.06(b)
Privacy Laws and Requirements	Section 3.08(i)
Proceeding	Section 3.12
Processing	Section 9.06(b)
Projections	Section 4.05(b)
Programming Agreements	Section 9.06(b)
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser Calculations	Exhibit C
Purchaser Closing Report	Exhibit C
Purchaser Closing Report Numbers	Exhibit C
Purchaser CODI Cap	Section 5.07(c)(ii)(A)
Purchaser CODI Taxes	Section 5.07(c)(ii)(B)
Purchaser Disclosure Letter	Section 9.06(b)
Purchaser Employee	Section 9.06(b)
Purchaser Fundamental Representations	Section 9.06(b)
Purchaser Indemnitees	Section 8.01(a)
Purchaser Information	Section 9.06(b)
Purchaser Material Adverse Effect	Section 9.06(b)
Purchaser Notes	Section 9.06(b)
Purchaser Notes Issue Price	Section 5.07(j)
Purchaser Parties	Section 9.07(a)
Purchaser Quarterly Report	Exhibit C
Purchaser Quarterly Report Numbers	Exhibit C
Purchaser Releasees	Section 5.18(a)
Purchaser Releasors	Section 5.18(b)
Purchaser Return	Section 5.07(a)(ii)
Purchaser’s Average Quarterly Rate of Decline (9/30/24 to Measurement Time)	Exhibit C
Purchaser Tax Act	Section 9.06(b)
Push-Out Election	Section 9.06(b)
Push-Out Election Partnership	Section 9.06(b)
PwC	Section 9.07(a)
Quarter	Exhibit C
Quarterly Numbers	Exhibit C
Quarterly Statement	Exhibit C
Q2 Financial Statements	Section 9.06(b)

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R&W Insurance Policy	Section 9.06(b)
Real Estate Separation Agreements	Section 9.06(b)
Real Property Leases	Section 9.06(b)
Related Person	Exhibit C
Relevant Taxes	Section 5.07(c)(ii)(C)
Relevant Tax Return	Section 5.07(c)(ii)(D)
Remedy Action	Section 5.04(c)
Reorganization Plan	Recitals
Representatives	Section 9.06(b)
Required Regulatory Approvals	Section 9.06(b)
Restricted Cash	Exhibit C
Restricted Period	Section 5.13(a)
Restructuring	Recitals
SAC Advertising Spend Deficiency Adjustment	Exhibit C
Sanctioned Country	Section 9.06(b)
Sanctioned Person	Section 9.06(b)
Sanctions	Section 9.06(b)
Satellite and Communications Law	Section 9.06(b)
Satellite Video Subscribers Deficiency Adjustment	Exhibit C
SEC	Section 9.06(b)
Securities Act	Section 9.06(b)
Security Breach	Section 9.06(b)
Seller	Preamble
Seller Business	Section 9.06(b)
Seller Calculations	Exhibit C
Seller Consolidated Group	Section 9.06(b)
Seller Continuing Credit Support Obligation	Section 5.17
Seller Disclosure Letter	Section 9.06(b)
Seller Employee	Section 9.06(b)
Seller Equity Plans	Section 9.06(b)
Seller Releasees	Section 5.18(b)
Seller Releasors	Section 5.18(a)
Seller Return	Section 5.07(a)(iii)
Seller Releasees	Section 5.18(b)
Seller Releasors	Section 5.18(a)
Seller Return	Section 5.07(a)(iii)
Seller’s Counsel	Section 9.07(a)
Seller’s 401(k) Plan	Section 5.06(f)
Sensitive Information	Section 9.06(b)
Shared Contract	Section 5.16(a)
Shared Employee	Section 9.06(b)
Software	Section 9.06(b)
Solvent	Section 9.06(b)
Standard IP Agreements	Section 3.09(a)(vi)
Straddle Period	Section 9.06(b)
SubscriberCo	Section 9.06(b)

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SubscriberCo Loans	Section 9.06(b)
SubscriberCo Obligations	Section 9.06(b)
SubscriberCo Preferred Equity	Section 9.06(b)
SubscriberCo Refinancing	Preamble
SubscriberCo Tax Purchase Price	Section 5.07(j)(ii)
Subsidiary	Section 9.06(b)
Subsidiary Stock Right	Section 3.03
Target Accrued Programming DPO	Exhibit C
Succeeding Month Forecasted Transfers	Exhibit C
Target Call Center Services Spend	Exhibit C
Target Capex	Exhibit C
Target Deferred Revenue – CSG Amount	Exhibit C
Target DSO	Exhibit C
Target Existing Customer Retention Credits	Exhibit C
Target SAC Advertising Spend	Exhibit C
Target New Customer Gift Cards	Exhibit C
Target Trade Accounts Payable and Other Accrued Expenses DPO	Exhibit C
Tax Benefit Party	Section 5.07(l)
Tax Contest	Section 5.07(h)
Taxes	Section 9.06(b)
Tax Indemnifying Party	Section 5.07(h)
Tax Indemnitee Party	Section 5.07(h)
Taxing Authority	Section 9.06(b)
Tax Purchase Price Allocation	Section 5.07(k)
Tax Purchase Price Allocation Methodology	Section 5.07(k)
Tax Rate	Section 5.07(c)(i)
Tax Refund	Section 5.07(l)
Tax Return	Section 9.06(b)
Terminating Contracts	Section 5.19
Third Party Claim	Section 8.06(a)
Total Net Adjustment Amount	Exhibit C
Trade Accounts Payable and Other Accrued Expenses DPO Adjustment	Exhibit C
Trade Laws	Section 9.06(b)
Trade Secrets	Section 9.06(b)
Transaction Agreements	Section 9.06(b)
Transaction Expense Excess	Exhibit C
Transaction Expenses	Exhibit C
Transaction Materials	Section 4.05(b)
Transactions	Section 1.01
Transfer Taxes	Section 9.06(b)
Transferred Assets	Section 9.06(b)
Transferred Equity Interests	Recitals
Transferred Equity Purchase	Section 1.01
Transferred Equity Tax Purchase Price	Section 5.07(j)(i)
Transferred HR Liabilities	Section 5.06(e)

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Transferred Permits	Section 9.06(b)
Transition Period Transitional Trademark License Agreement	Section 9.06(b)
Transition Services Agreement	Section 9.06(b)
Union	Section 3.14(a)
Upward Adjustment Amount	Exhibit C
Voting Company Debt	Section 3.02
Voting Subsidiary Debt	Section 3.03
WARN Act	Section 9.06(b)
$	Section 9.06(b)

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of September 28, 2024 (this “Agreement”), is entered into by and between EchoStar Corporation, a Nevada corporation (“Seller”), and DIRECTV Holdings, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, DISH DBS Corporation is a corporation organized under the laws of Colorado (the “Company”);

WHEREAS, as of the date hereof, DISH Orbital Corporation, a corporation organized under the laws of Colorado and a wholly-owned indirect Subsidiary of Seller (the “Designated Seller Subsidiary”), holds all of the issued and outstanding Equity Interests of the Company (such Equity Interests together with any other Equity Interests of the Company issued and outstanding after the date hereof, the “Transferred Equity Interests”);

WHEREAS, (a) after the consummation of the Exchange Offer and on or prior to December 31, 2024, the Company shall complete (including having received evidence of effectiveness from the applicable secretaries of state or other Governmental Entities with respect to each entity conversion) the transactions set forth on Exhibit A-1 attached hereto (the “Initial Restructuring”), pursuant to which, among other things, the Designated Seller Subsidiary will form New Seller Subsidiary, a Delaware corporation (the “New Seller Subsidiary”), a direct wholly-owned subsidiary of the Designated Seller Subsidiary, and, upon the New Seller Subsidiary’s formation, cause all of the Transferred Equity Interests to be contributed to the New Seller Subsidiary, the Company shall convert into a Colorado limited liability company, and the New Seller Subsidiary shall become a guarantor on the Exchange Company Notes and (b) prior to the Closing, the Company and New Seller Subsidiary shall complete, or cause to be completed, the transactions set forth on Exhibit A-2 attached hereto (the “Subsequent Restructuring”, and together with the Initial Restructuring, the “Pre-Closing Restructuring”);

WHEREAS, prior to the Closing, Seller shall consummate the reorganization plan attached hereto as Exhibit A-3 (as it may be amended from time to time in accordance with Section 5.15, the “Reorganization Plan”, and such actions and transactions as set forth therein, the “Pre-Closing Reorganization”);

WHEREAS, following the Pre-Closing Restructuring and the Pre-Closing Reorganization and as of immediately prior to Closing, the New Seller Subsidiary will hold all of the Transferred Equity Interests;

WHEREAS, prior to the Closing, the Company shall conduct an exchange offer to eligible holders of the Exchange Company Notes offering such holders the option to exchange their Exchange Company Notes ultimately for the Purchaser Notes in accordance with the terms and conditions set forth on Exhibit B or such other terms and conditions as mutually agreed to by the parties hereto (as may be amended from time to time in accordance with Section 5.24, the “Exchange Offer Memorandum,” and such exchange offer, the “Exchange Offer”) and, following the consummation of the Exchange Offer and prior to the Closing, amend the Bridge Bonds so as to make the New Seller Subsidiary the issuer thereunder (with the Company as a subsidiary guarantor thereunder, and the Company’s subsidiaries that are subsidiary guarantors thereunder at such time reaffirming their guarantee obligations under such Bridge Bonds);

WHEREAS, as set forth in the Reorganization Plan, following completion of the Exchange Offer and the Pre-Closing Restructuring and immediately prior to the Closing, the Company shall distribute the Tranche B Term Loan under that certain Loan and Security Agreement, dated as of November 26, 2021, by and between Company and DISH Network Corporation to the New Seller Subsidiary (the “Intercompany Receivable Distribution”);

WHEREAS, the parties hereto intend that following completion of the Pre-Closing Reorganization and the Exchange Offer, and upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser, through the implementation of the exchange of Bridge Bonds into Purchaser Notes, but solely to the extent effectuated on the terms set forth herein and in the Exchange Offer Memorandum (the “Bridge Bond Exchange”), shall acquire, or be deemed to have acquired, all outstanding Bridge Bonds, and shall transfer, or be deemed to transfer, to New Seller Subsidiary all of the outstanding Bridge Bonds and pay to the New Seller Subsidiary an amount in cash equal to the Purchase Price (as defined below), and in consideration therefor, the New Seller Subsidiary will, and Seller will cause New Seller Subsidiary to, sell, transfer and deliver the Transferred Equity Interests to Purchaser on the terms set forth herein; and

WHEREAS, the parties intend that immediately prior to completing the Transferred Equity Purchase, Purchaser shall acquire all SubscriberCo Obligations outstanding under the Financing Documents immediately prior to the Closing from the holders thereof in exchange for, in Purchaser’s sole discretion, cash and/or new indebtedness issued by Purchaser or an Affiliate thereof in accordance with the terms thereof (the foregoing transactions, the “SubscriberCo Refinancing”); provided that Purchaser shall not acquire any such SubscriberCo Obligations that are held by Purchaser (or any Affiliate of Purchaser) prior to completing the SubscriberCo Refinancing.

NOW THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

Article I

Purchase and Sale of the Transferred Equity Interests; Closing

Section 1.01     Purchase and Sale of the Transferred Equity Interests. On the terms and subject to the conditions of this Agreement, at the Closing, the New Seller Subsidiary shall, and Seller shall cause the New Seller Subsidiary to, sell, transfer, and deliver to Purchaser, and Purchaser shall purchase and accept from the New Seller Subsidiary, the Transferred Equity Interests, free and clear of any Liens (other than transfer restrictions under applicable securities Laws or those imposed by Purchaser or its Affiliates), and in consideration therefor, Purchaser shall, (a) transfer, or be deemed to transfer, to SubscriberCo pursuant to the SubscriberCo Sub Transfer, all SubscriberCo Obligations acquired by Purchaser in the SubscriberCo Refinancing, (b) following the Bridge Bond Exchange, transfer, or be deemed to transfer, to the New Seller Subsidiary all of the Bridge Bonds acquired, or deemed acquired, by Purchaser in the Bridge Bond Exchange and (c) pay to the New Seller Subsidiary an amount in cash equal to $1.00 (the “Purchase Price”), payable as set forth in Section 1.03 (the “Transferred Equity Purchase”). The purchase and sale of the Transferred Equity Interests, together with the consummation of the other transactions contemplated by this Agreement and the other Transaction Agreements, including the Pre-Closing Reorganization, the Pre-Closing Restructuring, the Exchange Offer, the Bridge Bond Exchange and the SubscriberCo Sub Transfer, are referred to as the “Transactions.”

Section 1.02     Closing Date. The closing of the Transactions (the “Closing”) shall take place via electronic (including pdf, DocuSign or otherwise) exchange of documents at 10:00 a.m., Mountain time, on the fifth Business Day following the satisfaction (or, to the extent permitted by applicable Law, the waiver by the parties hereto entitled to the benefit thereof) of the conditions set forth in Article VI (other than those conditions which by their nature or terms are to be satisfied at the Closing but subject to the satisfaction at the Closing or waiver of such conditions), or at such other place, time and date as shall be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 1.03     Transactions to be Effected in connection with and at the Closing.

(a)            Immediately prior to the Closing:

(i)            Purchaser shall effectuate the SubscriberCo Refinancing, through which Purchaser shall acquire all SubscriberCo Loans and SubscriberCo Preferred Equity outstanding immediately prior to the Closing from the holders of such SubscriberCo Loans and SubscriberCo Preferred Equity in exchange for, in Purchaser’s sole discretion, cash and/or new indebtedness issued by Purchaser or an Affiliate thereof, for a purchase price equal to the principal amount or liquidation preference thereof, as applicable, any accrued and unpaid interest or dividends thereon, as applicable, and any redemption, make-whole or other premium due thereon in accordance with the respective terms thereof; in each case other than any such SubscriberCo Loans or SubscriberCo Preferred Equity that is held by Purchaser (or any Affiliate of Purchaser) prior to completing the SubscriberCo Refinancing;

(ii)            Purchaser and Seller shall effectuate the Bridge Bond Exchange in accordance with the terms of the Exchange Offer Memorandum;

(b)            At the Closing:

(i)            (A) SubscriberCo shall sell, transfer, and deliver to Purchaser, and Purchaser shall purchase and accept from SubscriberCo, a portion (as mutually determined by Purchaser and Seller in accordance and consistent with the Intended Tax Treatment and Tax Purchase Price Allocation) of the membership interests in SubscriberCo Sub, free and clear of any Liens (other than transfer restrictions under applicable securities Laws or those imposed by Purchaser or its Affiliates), and in consideration therefor, Purchaser shall transfer, or be deemed to transfer, to SubscriberCo all SubscriberCo Loans acquired by Purchaser in the SubscriberCo Refinancing (the “SubscriberCo Sub Transfer”) and (B) immediately following the completion of the SubscriberCo Sub Transfer, the New Seller Subsidiary shall sell, transfer, and deliver to Purchaser, and Purchaser shall purchase and accept from the New Seller Subsidiary, the Transferred Equity Interests, free and clear of any Liens (other than transfer restrictions under applicable securities Laws or those imposed by Purchaser or its Affiliates), and in consideration therefor, Purchaser shall, (1) transfer, or be deemed to transfer, to the New Seller Subsidiary all of the Bridge Bonds acquired, or deemed acquired, by Purchaser in the Bridge Bond Exchange and (2) pay to the New Seller Subsidiary an amount in cash equal to the Purchase Price, payable as set forth below;

(ii)            Purchaser shall deliver to the New Seller Subsidiary an amount equal to the Purchase Price (it being understood that for administrative convenience, Seller may direct Purchaser to revert such payment to any parent entity of the New Seller Subsidiary) in immediately available funds;

(iii)          The New Seller Subsidiary shall, and Seller shall cause the New Seller Subsidiary to, deliver to Purchaser any certificates representing any certificated Transferred Equity Interests and customary instruments of transfer and assignment of the Transferred Equity Interests, in form and substance reasonably satisfactory to Purchaser, duly executed by the New Seller Subsidiary;

(iv)          Seller shall deliver to Purchaser the certificate required to be delivered pursuant to Section 6.02(c);

(v)           Purchaser shall deliver to Seller the certificate required to be delivered pursuant to Section 6.03(c);

(vi)          The New Seller Subsidiary shall, and Seller shall cause the New Seller Subsidiary to, deliver to Purchaser the certificates required to be delivered pursuant to Section 5.07(f); and

(vii)         Purchaser shall pay, or cause to be paid to, the New Seller Subsidiary, by wire transfer of immediately available funds to a bank account designated in writing by the New Seller Subsidiary no later than five Business Days following the Closing Date, any amounts payable to the New Seller Subsidiary pursuant to Section 5.25(c);

(viii)         Seller shall deliver, or cause to be delivered, to Purchaser duly executed resignations of such members of the board of directors (or comparable governing body) of each Group Company and officers of each Group Company for whom Purchaser has requested resignation in writing at least five Business Days prior to the Closing Date in accordance with Section 5.14, in each case in form and substance reasonably satisfactory to Purchaser;

(ix)           Seller shall deliver, or cause to be delivered, to Purchaser:

(A)            the Call Option Agreement, duly executed by Seller or its applicable Affiliate;

(B)            the Transition Services Agreement, duly executed by Seller or its applicable Affiliate;

(C)            the Intellectual Property License Agreement, duly executed by Seller or its applicable Affiliate;

(D)            the Transitional Trademark License Agreement, duly executed by Seller or its applicable Affiliate;

(E)            the Real Estate Separation Agreements, duly executed by a member of the Seller Group, on the one hand, and a Group Company, on the other hand;

(F)            the Blockbuster License Agreement, duly executed by Seller or its applicable Affiliate; and

(G)            the Secured Note, duly executed by Seller, Crestone Wireless L.L.C. and Window Wireless L.L.C.

(x)            Purchaser shall deliver, or cause to be delivered to Seller:

(A)            the Call Option Agreement, duly executed by Purchaser or its applicable Affiliate;

(B)            the Transition Services Agreement, duly executed by Purchaser or its applicable Affiliate;

(C)            the Intellectual Property License Agreement, duly executed by Purchaser or its applicable Affiliate;

(D)            the Transitional Trademark License Agreement, duly executed by Purchaser or its applicable Affiliate;

(E)            the Blockbuster License Agreement, duly executed by Purchaser or its applicable Affiliate; and

(F)            the Secured Note, duly executed by Purchaser.

Section 1.04     Withholding. Purchaser (or any of its applicable Affiliates), any Group Company and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to, or as contemplated by, this Agreement or any Transaction Agreement any withholding Taxes or other amounts required to be deducted and withheld under applicable Law; provided, that, except for any withholding as a result of the failure of the New Seller Subsidiary to provide such certificate described in Section 5.07(f), any Person that expects to so deduct or withhold (or expects its agent to so deduct or withhold) any such amounts, other than for withholding made with respect to compensatory payments, shall use commercially reasonable efforts to provide at least five Business Days’ prior notice to the Person with respect to which the deduction or withholding is to be made (and to include in such notice the legal authority and the calculation method for the expected deduction or withholding). To the extent that any such amounts are so deducted or withheld and paid over to the applicable Taxing Authority, such amounts will be treated for all purposes of this Agreement or such Transaction Agreement as applicable as having been paid to the Person in respect of which such deduction and withholding was made. The parties hereto will use commercially reasonable efforts to cooperate to minimize the amount of any deduction or withholding required.

Article II

Representations and Warranties Relating to Seller and the Transferred Equity Interests

Except as (a) set forth in the Seller Disclosure Letter (it being agreed that for purposes of the representations and warranties set forth in this Article II, any information set forth in any section or subsection of the Seller Disclosure Letter shall be deemed to be disclosed for purposes of other Sections and subsections of this Agreement, shall be deemed to be incorporated by reference in each of the other sections and subsections of the Seller Disclosure Letter as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) only to the extent the relevance of such information is reasonably apparent from the face of such disclosure) or (b) disclosed in any Company SEC Document filed or furnished by the Company on or after January 1, 2022 and prior to the date of this Agreement (but excluding any disclosures set forth in any “risk factors” section and any cautionary, predictive or other “forward-looking statements” in any other section, it being understood that any factual historical information contained within such sections shall not be excluded), Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

Section 2.01         Organization and Standing; Power. Seller is duly organized, formed or incorporated, validly existing and in good standing (to the extent the concept is recognized by the applicable jurisdiction) under the laws of the jurisdiction in which it is organized, formed or incorporated. Seller has the requisite corporate or other organizational power and authority to enable it to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The Designated Seller Subsidiary has, and the New Seller Subsidiary will have, the requisite corporate or other organizational power and authority to enable it to own the Transferred Equity Interests. Seller has, or will have at the Closing, the requisite corporate or other organizational power and authority to execute, deliver and perform each other Transaction Agreement to which it is or will be party and to consummate the Transactions.

Section 2.02         Authority; Execution and Delivery; Enforceability. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action. Seller has duly executed and delivered this Agreement, and this Agreement, assuming the due authorization, execution and delivery of such Agreement by Purchaser, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law) (the “Bankruptcy Exceptions”). The execution, delivery and performance by Seller (and, if applicable, the Designated Seller Subsidiary and the New Seller Subsidiary) of each other Transaction Agreement to which it is or will be party and the consummation by Seller (and, if applicable, the Designated Seller Subsidiary and the New Seller Subsidiary) of the Transactions have been, or will be at the Closing, duly authorized by all necessary corporate or other organizational action. Seller (and, if applicable, the Designated Seller Subsidiary and the New Seller Subsidiary) has, or will have at the Closing, duly executed and delivered each other Transaction Agreement to which it is or will be party, and each such Transaction Agreement, assuming the due authorization, execution and delivery of each such Transaction Agreement by the other parties thereto, constitutes or will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy Exceptions.

Section 2.03         No Conflicts; Consents.

(a)          The execution, delivery and performance by Seller (and, if applicable, the Designated Seller Subsidiary and the New Seller Subsidiary) of each Transaction Agreement to which it is or will be party, the consummation of the Transactions and the compliance by Seller (and, if applicable, the Designated Seller Subsidiary and the New Seller Subsidiary) with the terms thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than any Permitted Liens) upon any of the properties or assets of Seller (or, if applicable, the Designated Seller Subsidiary and the New Seller Subsidiary) under, require the delivery of notice under, or (in the case of the following clause (ii)(A)) require consent to the assignment of, (i) the organizational documents of Seller (or, if applicable, the Designated Seller Subsidiary and the New Seller Subsidiary) or (ii) assuming that the Consents referred to in Section 2.03(b) and Section 3.04(b) are obtained prior to the Closing and the registrations, declarations and filings referred to in Section 2.03(b) and Section 3.04(b) are made prior to the Closing, (A) any Material Contract, in each case to which Seller (or the Designated Seller Subsidiary and the New Seller Subsidiary) is a party or by which any of Seller’s (or the Designated Seller Subsidiary’s and the New Seller Subsidiary’s) properties or assets is bound or (B) any judgment, ruling, stipulation, order or decree (a “Judgment”) or any federal, state, local or foreign statute, law, common law, ordinance, rule, directive, or regulation enacted, adopted, issued or promulgated by any Governmental Entity (a “Law”) or Permit applicable to Seller (or, if applicable, the Designated Seller Subsidiary and the New Seller Subsidiary) or either of their properties or assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(b)          No consent, waiver, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with or notice to, any Governmental Entity is required to be obtained or made by or with respect to Seller (or, if applicable, the Designated Seller Subsidiary and the New Seller Subsidiary) in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Agreements to which Seller (or, if applicable, the Designated Seller Subsidiary and the New Seller Subsidiary) is a party or the consummation of the Transactions, other than (i) as may be required by the Exchange Act, the Securities Act, the Antitrust Laws set forth on Section 2.03(b) of the Seller Disclosure Letter, or the Satellite and Communications Laws set forth on Section 2.03(b) of the Seller Disclosure Letter, including the Required Regulatory Approvals, (ii) those that may be required solely by reason of Purchaser’s or any of its Affiliates’ (as opposed to any other third Person’s) participation in the Transactions or (iii) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

Section 2.04         The Transferred Equity Interests. As of the date hereof, the Designated Seller Subsidiary is the sole record and beneficial owner of each of the Transferred Equity Interests and has good and valid title to the Transferred Equity Interests, free and clear of all Liens, except Liens on transfer imposed under applicable securities Laws. As of immediately prior to Closing (and for the avoidance of doubt, following the Pre-Closing Restructuring and the Pre-Closing Reorganization), the New Seller Subsidiary will be the sole record and beneficial owner of each of the Transferred Equity Interests and have good and valid title to the Transferred Equity Interests, free and clear of all Liens, except Liens on transfer imposed under applicable securities Laws or those arising from acts of Purchaser or its Affiliates. Assuming Purchaser has the requisite corporate or other organizational power and authority to be the lawful owner of the Transferred Equity Interests, immediately after the Closing, Purchaser shall be the record and beneficial owner of the Transferred Equity Interests, free and clear of all Liens, other than Liens on transfer imposed under applicable securities Laws or those arising from acts of Purchaser or its Affiliates.

Section 2.05         Brokers or Finders. No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates, except JPMorgan Chase & Co., whose fees and expenses will be paid by or on behalf of Seller.

Section 2.06         Solvency; No Fraudulent Conveyance. Seller, the Designated Seller Subsidiary and the New Seller Subsidiary, on a consolidated basis, currently is, and immediately following the Closing, will be, Solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws, and the Transactions do not constitute fraudulent transfers or fraudulent conveyances under such Laws.

Article III

Representations and Warranties Relating to the Group Companies and the Business

Except as (a) set forth in the Seller Disclosure Letter (it being agreed that for purposes of the representations and warranties set forth in this Article III, any information set forth in any section or subsection of the Seller Disclosure Letter shall be deemed to be disclosed for purposes of other Sections and subsections of this Agreement, shall be deemed to be incorporated by reference in each of the other sections and subsections of the Seller Disclosure Letter as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) only to the extent the relevance of such information is reasonably apparent from the face of such disclosure) or (b) disclosed in any Company SEC Document filed or furnished by the Company on or after January 1, 2022 and prior to the date of this Agreement (but excluding any disclosures set forth in any “risk factors” section and any cautionary, predictive or other “forward-looking statements” in any other section, it being understood that any factual historical information contained within such sections shall not be excluded), Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.01         Organization and Standing; Power.

(a)          Each of the Group Companies is duly organized, formed or incorporated, validly existing and in good standing (to the extent the concept is recognized by the applicable jurisdiction) under the laws of the jurisdiction in which it is organized, formed or incorporated. Each Group Company has the requisite corporate or other organizational power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each Group Company is duly qualified to do business and in good standing (to the extent the concept is recognized by the applicable jurisdiction) in each jurisdiction in which the conduct or nature of its business or the ownership or lease of its properties or assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)          Seller has made available to Purchaser complete copies of the organizational documents of the Group Companies, each as in effect as of the date hereof and as amended to the date of this Agreement.

Section 3.02         Capitalization. As of the date hereof, the Designated Seller Subsidiary is the sole shareholder of the Company. As of immediately following the Pre-Closing Restructuring and the Pre-Closing Reorganization, and at all times thereafter and prior to the Closing, the New Seller Subsidiary will be the sole equityholder of the Company. The Designated Seller Subsidiary will be the sole shareholder of the New Seller Subsidiary upon the formation of the New Seller Subsidiary. Except for the Transferred Equity Interests, there are no other Equity Interests in the Company issued, reserved for issuance or outstanding. The Transferred Equity Interests are duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which holders of the Transferred Equity Interests may vote (“Voting Company Debt”). There are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is party or by which the Company is bound (a) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in the Company, or any security convertible into, or exercisable or exchangeable for, any Equity Interest in the Company or any Voting Company Debt or (b) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (each, a “Company Stock Right”). There are no other agreements to which Seller, the Designated Seller Subsidiary or the Company or, upon the formation of the New Seller Subsidiary, the New Seller Subsidiary is a party with respect to the voting or disposition of the Transferred Equity Interests. As of the date of its formation and at all times through the Closing, the New Seller Subsidiary is a holding company and does not, and has not, conducted at any time any business or activity other than the ownership of the Transferred Equity Interests and the consummation of the Pre-Closing Restructuring and the other Transactions.

Section 3.03         The Group Subsidiaries. Section 3.03(a) of the Seller Disclosure Letter sets forth, as of the date hereof, the authorized capitalization of each Group Subsidiary, the number of Equity Interests in each such Group Subsidiary and the record and beneficial owners thereof, and such Group Subsidiary’s jurisdiction of organization, formation or incorporation. All of the outstanding Equity Interests of each of the Group Subsidiaries that will be directly or indirectly held by the Company after giving effect to the Pre-Closing Reorganization are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any applicable Law or preemptive or other similar rights and, after giving effect to the Pre-Closing Reorganization, will be owned by the Company or by another Group Subsidiary free and clear of Liens, other than any Permitted Liens. There are no bonds, debentures, notes or other indebtedness of any of the Group Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters which holders of Equity Interests of such Group Subsidiaries may vote (“Voting Subsidiary Debt”). There are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Group Subsidiary is party or by which any such Group Subsidiary is bound (i) obligating any such Group Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in any such Group Subsidiary, or any security convertible into, or exercisable or exchangeable for, any Equity Interest in any such Group Subsidiary or any Voting Subsidiary Debt or (ii) obligating any such Group Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (each, a “Subsidiary Stock Right”). There are no other agreements to which any Group Subsidiary is a party, or among the holders of Equity Interests in such Group Subsidiaries, with respect to the voting of such Equity Interests. Except for its interests in the Group Subsidiaries or as otherwise set forth in Section 3.03(b) of the Seller Disclosure Letter or any Subsidiaries that will be treated as Excluded Assets as part of the Pre-Closing Reorganization, the Company does not own, directly or indirectly, any Equity Interests in any Person.

Section 3.04         No Conflicts; Consents.

(a)          Neither the execution, delivery and performance of the Transaction Agreements nor the consummation of the Transactions will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than any Permitted Liens) upon any of the Business Assets under, require the delivery of notice under, or (in the case of the following clause (ii)(A)) require consent to the assignment of, (i) the organizational documents of any Group Company or (ii) assuming that the Consents referred to in Section 2.03(b) and Section 3.04(b) are obtained prior to the Closing Date and the registrations, declarations and filings referred to in Section 2.03(b) and Section 3.04(b) are made prior to the Closing Date, (A) any Material Contract to which a Group Company is a party or by which any of their respective Business Assets is bound or (B) any Judgment, Law or Permit applicable to any Group Company or any of their respective Business Assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, would not reasonably be expected to be material to the Business.

(b)          No Consent of, or registration, declaration or filing with or notice to, any Governmental Entity is required to be obtained or made by or with respect to any Group Company in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Agreements to which any Group Company is a party or the consummation of the Transactions, other than (i) as may be required by the Exchange Act, the Securities Act, the Antitrust Laws set forth on Section 3.04(b) of the Seller Disclosure Letter or the Satellite and Communications Laws set forth on Section 3.04(b) of the Seller Disclosure Letter, including the Required Regulatory Approvals, (ii) those that may be required solely by reason of Purchaser’s or any of its Affiliates’ (as opposed to any other third Person’s) participation in the Transactions or (iii) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.05         Financial Statements; No Undisclosed Liabilities.

(a)          Attached to Section 3.05(a) of the Seller Disclosure Letter are correct and complete copies of the Financial Statements. The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes (the absence of which are not material) and are subject to normal and recurring year-end adjustments which are not material), (ii) fairly present, in all material respects, the financial position of the Company and the Company’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of the Company and the Company’s consolidated Subsidiaries for the periods covered thereby and (iii) have been prepared from, and accurately reflects, in all material respects, the books and records of the Company and the Company’s consolidated Subsidiaries (subject, in the case of the Business Financial Statements and the 2022 Carve-Out Financial Statements, respectively, to (A) the fact that the Business was not operated on a stand-alone basis during such periods and (B) the fact that the Business Financial Statements and the 2022 Carve-Out Financial Statements, respectively (and the allocations and estimates made by the management of Seller and the Company in preparing such Business Financial Statements and the 2022 Carve-Out Financial Statements, respectively) (1) are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis during such periods and (2) shall not be indicative of any such costs to the Group Companies that shall result following the Closing), except, in the case of the Business Financial Statements, in each case, as would not be material to the Business, and in the case of the Carve-Out 2022 Financial Statements, as would not have a material adverse impact on the Business and taking into account impacts resulting from agreements on the Business perimeter reached between Seller and Purchaser subsequent to the preparation of the 2022 Carve-Out Financial Statements. The Business Financial Statements and the and the 2022 Carve-Out Financial Statements, respectively, were derived from the financial data inputs into the Group Company Financial Statements as of and for the corresponding period-end and periods covered thereby and the financial accounting and reporting systems of the Group Companies.

(b)          Except as set forth in Section 3.05(b) of the Seller Disclosure Letter, the Business is not subject to any liabilities or obligations of any nature, whether accrued, absolute, determined, determinable, fixed or contingent, and whether or not required under GAAP to be accrued on the financial statements of such Person, except for those liabilities and obligations (i) (A) reserved against or specifically set forth on the Financial Statements or (B) reflected on the Financial Statements and specifically set forth in the notes thereto, (ii) that are immaterial and incurred in the Ordinary Course, none of which include liabilities that result from, arise out of, or relate to, any tort or breach or violation of, or default under, a Contract or Law, (iii) as required by this Agreement or other Transaction Agreements or otherwise incurred in connection with the Transactions or (iv) that, individually or in the aggregate, would not reasonably be expected to be material to the Business.

(c)          The systems of internal accounting controls maintained by the Group Companies are sufficient to provide reasonable assurances that: (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded assets are compared with the existing assets of the Group Companies at reasonable intervals and appropriate action is taken with respect to any differences.

(d)          The information set forth on Section 3.05(d) of the Seller Disclosure Letter was prepared by Seller in good faith based on the books and records of Seller and its Subsidiaries in all material respects and, as of the time the information was prepared, to the Knowledge of Seller, were true and correct in all material respects; provided, however, that no representation is made as to the accuracy of any financial projections, estimates or forward-looking statements.

Section 3.06         Personal Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, as of the date hereof, Seller and its applicable Affiliates have, and as of the Closing, the Group Companies will have, after giving effect to the Pre-Closing Reorganization, good and valid title to, or a valid leasehold interest in, or a valid and enforceable license to use, all of the personal property used in the operation of Business, including all of the personal property reflected on the Business Financial Statements as being used or owned by the Group Companies or thereafter acquired, licensed or leased by the Group Companies, in each case, other than those assets disposed of since the Balance Sheet Date (and if disposed after the date hereof, in accordance with Section 5.01), in each case, free and clear of any Liens (other than any Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such assets are free of defects and in good operating condition in all respects and in a state of good maintenance and repair, subject to normal wear and tear.

Section 3.07         Real Property.

(a)          As of the date hereof, Section 3.07(a) of the Seller Disclosure Letter sets forth a true and correct list of the addresses of all of the owned real property primarily used in the Business or owned by any of the Group Companies (together with all buildings, improvements, fixtures, structures and facilities located thereon, the “Owned Real Property”). As of the date hereof, Seller and its applicable Affiliates have, and as of the Closing, a Group Company will have, after giving effect to the Pre-Closing Reorganization and subject to the transactions contemplated by the Real Estate Separation Agreements, free and clear of all Liens other than Permitted Liens, good and insurable fee title (or the equivalent in any applicable foreign location) to each Owned Real Property. Neither Seller nor any of the Group Companies has received written notice of (i) any pending condemnation proceeding with respect to any Owned Real Property and, to the Knowledge of Seller, no such condemnation proceeding is pending or threatened or (ii) any pending special, general or other assessment on, against or to any Owned Real Property to secure the cost of any public improvement(s) to be made with respect to any Owned Real Property or any part of any Owned Real Property. Except as expressly contemplated in the Real Estate Separation Agreements, the Pre-Closing Reorganization Plan or set forth in Section 3.07(a) of the Seller Disclosure Letter, or Permitted Liens: (A) none of the Group Companies have leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof; (B) other than the right of Purchaser pursuant to this Agreement or other Transaction Agreements, there are no outstanding options, rights of first offer, or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein; (C) none of the Group Companies is a party to any agreement or option to purchase or dispose of any Owned Real Property or interest therein; and (D) there are no ongoing capital improvement or construction projects with respect to any of the Owned Real Property with aggregate remaining costs in excess of $500,000 at such property. There has been no material destruction, damage, or casualty with respect to any Owned Real Property that has not been repaired in all material respects.

(b)          As of the date hereof, Seller and its applicable Affiliates have, and as of the Closing, a Group Company will have, after giving effect to the Pre-Closing Reorganization and subject to the transactions contemplated by the Real Estate Separation Agreements, free and clear of all Liens other than Permitted Liens, a good and valid leasehold, subleasehold or license interest (as lessee, sublessee or licensee), in each lease, sublease or other agreement primarily used in the Business and under which any Group Company uses or occupies or has the right to use or occupy any such real property, together with all buildings, improvements, fixtures, structures and facilities located thereon to the extent same are subject to the applicable lease (the “Leased Real Property”), in each case, pursuant to a lease that is a valid and binding obligation of the Group Company party thereto and, to the Knowledge of Seller, each other party thereto, and no Group Company nor, to the Knowledge of Seller, any other party thereto, is, or shall be at Closing, in material default of any provision of any such lease. Section 3.07(b) of the Seller Disclosure Letter sets forth a true and correct list of the addresses of all of the Leased Real Property. The Group Companies do not have any interest in, or any obligation to acquire any interest in, any real property other than the Owned Real Property and the Leased Real Property or any real property that will be an Excluded Asset. True, correct and complete copies of the leases for the Leased Real Property have been previously made available to Purchaser. Except as expressly contemplated by the Transactions, as disclosed in Section 3.07(b) of the Seller Disclosure Letter or Permitted Liens, (i) no Group Company has subleased or granted any other Person the right to use or occupy any portion of the Leased Real Property, (ii) no Group Company has collaterally assigned or granted any other security interest in any of the leases for the Leased Real Property or any interest therein and (iii) there are no outstanding options, repurchase rights, rights of first refusal or other rights to purchase or lease any portion of or interest in any Leased Real Property from any Group Company or any other contracts or agreements whereby any Person has acquired or has any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of all or any portion of the Leased Real Property. No party to any of the Real Property Leases has threatened in writing (or to the Knowledge of Seller, threatened orally) to cancel or not renew any of the Real Property Leases. Except as set forth on Section 3.07(b) of the Seller Disclosure Letter, there are no ongoing capital improvement or construction projects with respect to any of the Leased Real Property with aggregate remaining costs in excess of $500,000 at such property.

(c)          Section 3.07(c) of the Seller Disclosure Letter sets forth all material transmitting and/or receiving radio frequency facilities consisting of land, buildings, fixtures, equipment, improvements (if any), telemetry, tracking and control equipment, service platforms and/or network operations centers, in each case, primarily used in the Business (the “Company Ground Stations”) or that are primarily operated, as of the date of this Agreement, by or for the benefit of the Business, or owned or leased by a Group Company (the “Major Broadcast Centers”). The improvements to each Major Broadcast Center and all components used in connection therewith are (i) in good operating condition and repair (subject to normal wear and tear) and are suitable for their current purposes and (ii) supported by a back-up generator capable of generating power sufficient to meet the requirements of all of the operations conducted at the Major Broadcast Center, in each case, except as would not materially interfere with the present use of such improvements and components. As of the date hereof, Seller and its applicable Affiliates have, and as of the Closing, a Group Company will have, after giving effect to, and subject to the terms and conditions of, the Pre-Closing Reorganization, good and valid title to or otherwise a valid, binding and enforceable leasehold interest in, all Company Ground Stations, in each case free and clear of all Liens, except the Permitted Liens.

Section 3.08         Intellectual Property; Privacy; IT Systems.

(a)          Section 3.08(a) of the Seller Disclosure Letter sets forth a list, as of the date of this Agreement, of all Business Registered Intellectual Property (excluding any Excluded Assets), indicating for each such item, as applicable, (i) the name of the record owner, (ii) the applicable application, registration, serial, or other similar identification number, (iii) the jurisdiction in which such item has been registered or filed, (iv) the date of filing or issuance, and (v) solely with respect to internet domain names, the applicable internet domain name registrar. A Group Company will be, after giving effect to the Pre-Closing Reorganization, the sole and exclusive owner (or, in the case of domain names, the registrant either directly or by proxy) of the Business Registered Intellectual Property (excluding any Excluded Assets), free and clear of all Liens other than Permitted Liens. Taking into account all services and rights to be delivered or given pursuant to the Transaction Agreements and after giving effect to the Pre-Closing Reorganization, a Group Company will own, license or have valid and enforceable rights to use all Intellectual Property used in or necessary to conduct the Business, free and clear of any Liens other than Permitted Liens.

(b)          (i) The material Business Registered Intellectual Property is subsisting, valid and enforceable; and (ii) none of the material Business Registered Intellectual Property has lapsed or been abandoned or cancelled (other than ordinary course expirations thereof). There are no Judgments or Proceedings pending or, to the Knowledge of Seller, threatened contesting the validity, scope, ownership or enforceability of any of the Business Registered Intellectual Property (excluding any Excluded Assets) (including any opposition, cancellation, interferences, inter partes review, or re-examination), to which the Seller Group or any Group Company is a party (other than office actions or proceedings in the ordinary course of prosecuting any applications for registration or issuance or Proceedings that are publicly disclosed in the records of the U.S. Patent & Trademark Office, U.S. Copyright Office or other corresponding Governmental Entity).

(c)          There is no outstanding Injunction that restricts the use, transfer, or licensing of any Business Intellectual Property (excluding any Excluded Assets, other than Intellectual Property that will be licensed to Purchaser or any of its Affiliates (including the Group Companies following the Closing) pursuant to any Transaction Agreement).

(d)          Except as would not reasonably be expected to be material to the Business, the Seller Group (solely in connection with the conduct of the Business), the Group Companies, the use of the Business Intellectual Property as used in the operation and conduct of the Business, and the operation and conduct of the Business thereby do not infringe, misappropriate or otherwise violate and in the last six years have not infringed, misappropriated or otherwise violated, any Intellectual Property rights of any third Person. In the last six years, there have been no Proceedings pending or, to the Knowledge of Seller, threatened, against the Seller Group (solely in connection with the conduct of the Business) or any Group Company by any Person alleging that the Seller Group (solely in connection with the conduct of the Business) or any Group Company or the use of any Business Intellectual Property thereby in the operation and conduct of the Business, has infringed, misappropriated or otherwise violated any Intellectual Property rights of any other Person (including any invitation to license or request or demand to refrain from using any Intellectual Property of any third Person).

(e)          Except as would not reasonably be expected to be material to the Business, to the Knowledge of the Seller, no third Person is infringing, misappropriating or violating, or in the last six years has infringed, misappropriated, or otherwise violated any Business Intellectual Property. In the last six years, there have been no Proceedings pending or threatened in writing by any Group Company, nor has Seller or any of its Affiliates, since the Look-Back Date, sent any written notice to any Person, alleging any infringement, misappropriation or other violation of any Business Intellectual Property.

(f)           The Seller Group (solely in connection with the conduct of the Business), the Group Companies have used and maintained and currently use and maintain commercially reasonable measures designed to protect the confidentiality of any confidential information and Trade Secrets disclosed to or owned or possessed by them, including source code of proprietary Software included in the Business Intellectual Property. As of the date of this Agreement, to the Knowledge of Seller, there have been no unauthorized uses or disclosures of any such Trade Secrets or material source code. The Seller Group or Group Companies (as applicable) have obtained from all parties (including current or former employees, consultants and contractors), who have created or developed Intellectual Property included in the material Business Intellectual Property, written assignments of any such Intellectual Property rights to the Seller Group or Group Companies (as applicable) (other than such Intellectual Property rights that vest automatically in the Seller Group or Group Companies as a matter of Law).

(g)          Except as would not reasonably be expected to be material to the Business, the Group Companies (i) have not engaged in any unfair competition or trade practices, or any false, deceptive, unfair, or misleading advertising or promotional practices under the Laws of any jurisdiction in which they operate or conduct the Business or market any of their products and services, and (ii) have not received any notifications or been subject to any investigation from any Governmental Entity or any advocacy or monitoring group regarding their marketing, advertising or promotional practices, or their processing of Personal Information.

(h)          Except as would not reasonably be expected to be material to the Business, as of the date of this Agreement, (i) no Software included in the Business Intellectual Property is subject to any Contract or other obligation, including any source code escrow agreements, that requires the Seller Group or any Group Company to divulge to any third Person any source code of such Software; and (ii) none of the software included in the Business Intellectual Property is used by the Seller Group or by any Group Company in a manner that (A) would require any portion thereof to be disclosed or otherwise made available by the Seller Group or such Group Company to a third Person in source code form, or (B) authorizes in writing a third Person to decompile, disassemble, or otherwise reverse engineer such software.

(i)           The Seller Group (solely in connection with the conduct of the Business) and the Group Companies are, and since the Look-Back Date have been, in compliance in all material respects with all Privacy Laws, the Seller Group (solely in connection with the conduct of the Business) and the Group Companies’ written policies and contractual obligations relating to privacy, data protection, data security or privacy breach notification and Personal Information (“Privacy Laws and Requirements”). Except as would not reasonably be expected to be material to the Business, the Seller Group (solely in connection with the conduct of the Business) and the Group Companies have taken commercially reasonable measures and have implemented a written information security program and commercially reasonable controls, including policies and procedures, designed to ensure material compliance with Privacy Laws and Requirements and designed to protect and maintain the privacy and security of any Sensitive Information or other information that may be subject to Privacy Laws and Requirements. The Processing of Personal Information in connection with the performance and consummation of the transactions contemplated hereunder complies, in all material respects, with all applicable Privacy Laws and Requirements.

(j)           Except as would not reasonably be expected to be material to the Business, (A) none of the websites or mobile applications developed or maintained by or on behalf of the Group Companies have used or disclosed Personal Information, or used third party cookies, pixels, or other online tracking technologies, in a manner that constitutes a Security Breach under, or otherwise violates any, Privacy Laws and Requirements, and (B) the Group Companies have conducted all advertising, marketing, analytics, and promotional activities, including but not limited to targeted advertising in any form, in accordance with all applicable Privacy Laws and Requirements.

(k)          The Group Companies do not sell, and have not sold, Personal Information collected from or regarding children under the age of 13, except in compliance in all material respects with Privacy Laws and Requirements.

(l)           Except as would not reasonably be expected to be material to the Business, since the Look-Back Date, (A) the Group Companies have not experienced any material Security Breach, (B) none of the Group Companies have received notice of any complaints, enforcement actions, or other Proceedings alleging or inquiring into any violation of Privacy Laws and Requirements, or any investigation regarding any such allegation and, to the Knowledge of Seller, there is no reasonable basis for such proceeding or investigation, and (C) none of the Group Companies have (i) provided notices, or have been legally required to provide any notices, to any Person or Governmental Entities in connection with a Security Breach or (ii) received any written notice or complaint from any third party (including any of its employees or agents) or any Governmental Entity relating to any Security Breach.

(m)          Except as would not reasonably be expected to be material to the Business, (A) the Group Companies routinely engage in commercially reasonable due diligence of their material service providers or other third parties who Process Personal Information on behalf of any of the Group Companies and use reasonable efforts to monitor such service providers to verify their compliance with their contractual obligations regarding Personal Information, and (B) the Group Companies have agreements in place with such third parties, which agreements materially comply and are consistent with Privacy Laws and Requirements.

(n)          After giving effect to the Pre-Closing Reorganization and except as provided under the Transition Services Agreement, the Group Companies (i) lawfully own, lease, or license all IT Systems and such IT Systems are sufficient for the immediate and anticipated needs of the Business, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner, and (ii) will continue to have such rights immediately after the Closing to the same extent as prior to the Closing. To the Knowledge of the Company and since the Look-Back Date, the IT Systems do not contain any viruses, bugs, vulnerabilities, faults, or other disabling code that could (A) materially disrupt or materially affect the functionality or integrity of any IT System, or (B) enable any Person to access without authorization any IT System or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data.

(o)          Except as would not reasonably be expected to be material to the Business, (i) the Seller Group (solely in connection with the conduct of the Business) and Group Companies have used and maintained, and currently use and maintain, commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing, and (ii) to the Knowledge of the Company and since the Look-Back Date, the IT Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware, or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt, or erase Software, hardware, or data. In the last two years, there has been no failure or any substandard performance of or any security incident involving any IT System that has caused any disruption that was material to the Business. Since the Look-Back Date, the Seller Group (solely with respect to IT Systems that are primarily used in the Business) and the Group Companies have not (A) been subject to any audit of any kind in connection with any Contract pursuant to which they use any third-party IT System, nor (B) received any written notice of intent to conduct such audit or complaint from any third Person (including any of its employees or agents or any Governmental Entity), in each case of subclauses (A) and (B), relating to material incidents of breaches or unauthorized access of their IT Systems.

Section 3.09         Contracts.

(a)          Section 3.09(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, those Contracts in effect as of the date of this Agreement to which any Group Company is a party to (or will be a party to after giving effect to the Pre-Closing Reorganization) or is bound by and that is any of the following, but excluding in each case (i) any Benefit Plan other than those under clauses (x), (xi), or (xii) of this Section 3.09(a), (ii) any Contract that is an Excluded Asset, (iii) Programming Agreements (other than those listed under clauses (xiv) and (xv)), or (iv) any Contract that is not primarily related to the Business and to which no Group Company will be a party after giving effect to the Pre-Closing Reorganization:

(i)	Contract relating to the acquisition or disposition of any business or material assets (whether by merger, sale of stock or other equity, sale of assets or otherwise) not yet consummated or pursuant to which any Group Company will have material continuing obligations following the date of this Agreement after giving effect to the Pre-Closing Reorganization;

(ii)	Contract under which any Group Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than any Group Company (or such other Group Company)), in any such case which, individually or in the aggregate, is in excess of $20,000,000;

(iii)	Contract under which (A) any Person, other than any Group Company, has directly or indirectly guaranteed indebtedness for borrowed money of any Group Company, (B) any Group Company has directly or indirectly guaranteed indebtedness for borrowed money of any Person, other than any Group Company or (C) a Lien securing indebtedness has been placed on any material Business Asset, in any such case where such indebtedness is in excess of $20,000,000, individually or in the aggregate;

(iv)	Contract under which any Group Company, directly or indirectly, has made or is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit given in the Ordinary Course), in any such case which, individually or in the aggregate, is in excess of $20,000,000;

(v)	joint venture, partnership or other similar Contract involving co-investment between any Group Company and a third party;

(vi)	Contracts pursuant to which (A) any Group Company grants any third Person a license to any Business Intellectual Property that is material to the Business taken as a whole, (B) any Group Company is granted a license to any Intellectual Property owned by a third Person that is material to the Business taken as a whole, or (C) any Business Intellectual Property that is material to the Business taken as a whole, was developed or is under development by a third Person, but in each case ((A)-(C)), excluding (I) non-disclosure and confidentiality agreements and privacy policies, (II) Contracts for any off-the-shelf or commercially available Software or IT Systems with total annual license, maintenance, support and other fees not in excess of $2,000,000 annually per vendor, and all shrink wrap or click wrap agreements, (III) licenses of open source software, freeware, or similar software, (IV) Contracts with employees, directors, advisers, consultants, or contractors entered into in the ordinary course of business, (V) implied licenses or licenses incidental or ancillary to the sale of products or services, (VI) Contracts granting non-exclusive licenses of any Business Intellectual Property (or of any feedback, suggestions, or marks) in the Ordinary Course or in connection with the sale or licensing of Group Company products or services to customers or in connection with the provision or receipt of services or products from suppliers or vendors and (VII) Programming Agreements (subparts (I) through (VII), collectively, the “Standard IP Agreements”);

(vii)	Contract (A) involving any resolution or settlement of any actual or threatened Proceeding which includes outstanding monetary obligations in excess of $10,000,000 or (B) which imposes ongoing non-monetary obligations or conditions (other than customary confidentiality obligations) on any Group Company;

(viii)	Government Contract;

(ix)	Contract with a Material Customer or a Material Supplier;

(x)	Contract under which a Group Company is, or may become, obligated to incur any severance, retention or other compensation obligations that would become payable by reason of this Agreement or the Transactions;

(xi)	Contract providing for the employment or engagement of any Person on a full-time, part-time, independent contractor, temporary or other basis or otherwise providing compensation or other benefits to any officer, director, employee, independent contractor, or individual service provider, in each case that provide for aggregate annual compensation (including base salary, bonuses and equity compensation) in excess of $250,000, other than Contracts terminable by the applicable Group Company for any reason upon less than 30 days’ notice without incurring any severance or other liability;

(xii)	Business Collective Bargaining Agreement;

(xiii)	Contract containing a put, call or similar right pursuant to which the Company would be required to purchase or sell, as applicable, any Equity Interests of any Person or assets at a purchase price which would reasonably be expected to exceed, or the fair market value of the Equity Interests or assets of which would be reasonably expected to exceed, $1,000,000, or other Contract that relates to the disposition or acquisition, or merger or business combination, of Equity Interests, assets or properties (whether of the Group Companies or the Business, or of another business) valued in excess of $10,000,000;

(xiv)	(A) Programming Agreements with annual expenditures in excess of $20,000,000 (the “Material Programming Agreements”), or (B) the Material Programming Agreements with (I) provisions that after the Closing would impose additional carriage obligations on the platforms of Purchaser or its Affiliates (other than the Group Companies on which it is binding as of the date hereof) or (II) obligations that a particular agreement govern carriage of content;

(xv)	Contract relating to any Material Programming Agreement, including any side letters or ancillary agreements, that materially impact or materially modify license fees or otherwise provide for an exchange of material monetary value, rights and obligations or “most-favored-nation” protections to the counterparty to such Material Programming Agreement;

(xvi)	Contract that provides for the operation or maintenance of satellites, or for the lease, sale or purchase of transponders located upon satellites;

(xvii)	Contract with a third party with respect to advertising for the Business reasonably expected to result after the Closing in annual expenditures by any Group Company in excess of $1,000,000 in the aggregate;

(xviii)	Contract which (A) imposes a non-compete or similar restriction on the geographies or businesses in which any Group Company may operate other than non-exclusive license agreements entered into in the Ordinary Course, or (B) contains exclusivity obligations or similar restrictions binding on the Business or that would be binding on any Group Company after Closing;

(xix)	Contract containing minimum spend or purchase obligations in excess of $10,000,000 of a Group Company (including firm, fixed price “take or pay” obligations or minimum volume commitments);

(xx)	Contract required to be listed on Section 3.20 of the Seller Disclosure Letter; and

(xxi)	Contract not otherwise listed above that would reasonably be expected to require payments to or from any Group Company in excess of $20,000,000 per annum and that is not terminable by either the counterparty or any Group Company on less than 90 calendar days prior notice for a reasonably estimated cost of less than $5,000,000.

(b)          All Contracts listed or required to be listed in Section 3.09(a) of the Seller Disclosure Letter (the “Material Contracts”) are, assuming the due authorization, execution and delivery of such Material Contracts by the applicable counterparties thereto, valid, binding and in full force and effect and are enforceable by the Group Companies party thereto in accordance with their terms, subject to the Bankruptcy Exceptions and except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the Business. Each Group Company party thereto has performed in all material respects all obligations required to be performed by it under each Material Contract, and it is not (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder and, to the Knowledge of Seller, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. No Group Company has waived any material rights under any of the Material Contracts or received any written or, to the Knowledge of Seller, oral notice that any party to a Material Contract intends to terminate, cancel, not renew or materially change the terms of such Material Contract or materially reduce or cease its purchase of services from the Group Companies or that such party intends to materially reduce or cease its sale of goods or services to the Group Companies or otherwise indicating that such party will materially adversely alter the terms upon which it is willing to do business with the Group Companies. No Group Company is, or since the Look-Back Date has been, involved in any material dispute with respect to a Material Contract that remains unresolved with the counterparty to such Material Contract.

(c)          With respect to Programming Agreements with a value in excess of $1,000,000, except as set forth in Section 3.09(c)(i) of the Seller Disclosure Letter, since the Look-Back Date, there have not been any claims, disputes, audits or requests to audit or other Proceedings regarding any Group Company’s compliance with such Programming Agreements, including but not limited to any claims, disputes, audits, requests to audit or other Proceedings relating to any Group Company’s failure to perform obligations under such Programming Agreement, make payments on time or otherwise in accordance with such Programming Agreement, failure to comply with penetration commitments and failure to comply with “most-favored-nation” provisions. Except as set in Section 3.09(c)(ii) of the Seller Disclosure Letter, each such claim, dispute, audit or request to audit or other Proceeding has been resolved and no Group Company has any outstanding liability in respect of such claim, dispute, audit or request to audit or other Proceeding. Seller has provided true, correct and complete copies of all correspondence and other relevant documents and information, in each case that are material and exchanged with counterparties to Programming Agreements or their respective Representatives regarding any such claims, disputes, audits, requests to audit or other Proceeding.

Section 3.10         Permits. Each Group Company possesses (or will possess upon giving effect to the Pre-Closing Reorganization) all material certificates, licenses, permits, authorizations, filings, privileges, approvals and registrations of all Governmental Entities necessary to conduct the Business, including required FCC authorizations and licenses (each, a “Permit”), necessary to conduct the Business as currently conducted, and since the Look-Back Date, has possessed all Permits necessary to conduct its business. Since the Look-Back Date, each Group Company has filed all required material tariffs, reports, notices and other documents with all Governmental Entities necessary for such Group Company to own, lease and operate its properties and assets and to carry on the Business, and have paid all fees and assessments due and payable in connection therewith. All such Permits are and, since the Look-Back Date, have been valid and in full force and effect with respect to the applicable Group Company, and, since the Look-Back Date, such Group Company has complied in all respects with all terms and conditions thereof, in each case, except for any such invalidity or non-compliance that, individually or in the aggregate, would not reasonably be expected to be material to the Business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, since the Look-Back Date, none of the Group Companies has been in default or violation of any of the Permits and no Proceeding has been pending or, to the Knowledge of Seller, threatened in writing to revoke any Permit.

Section 3.11         Taxes.

(a)          All material Tax Returns required to be filed with any Taxing Authority by any Group Company have been timely filed and are complete and accurate in all material respects. All material Tax Returns required to be filed with any Taxing Authority by a Seller Consolidated Group for each taxable period during which any Group Company was a member of such Seller Consolidated Group have been timely filed and are complete and accurate in all material respects.

(b)          Each Group Company has timely paid all material amounts of Taxes required to have been paid by it. Each Seller Consolidated Group has timely paid all material Income Taxes required to have been paid by such Seller Consolidated Group for each taxable period during which any Group Company was a member of such Seller Consolidated Group.

(c)          All material amounts of Taxes required to be withheld or collected by each Group Company with respect to any amounts paid or owing to its employees, independent contractors, customers and other third parties have been withheld and collected and, to the extent required by applicable Law, timely paid to the appropriate Taxing Authority, and such Group Company has complied with all related reporting or recordkeeping requirements in all material respects.

(d)          There are no material Liens (other than Permitted Liens) for Taxes on the assets of any Group Company.

(e)          There are no ongoing audits, examinations, contests or other Proceedings with respect to material amounts of Taxes or material Tax Returns of any Group Company. There are no material deficiencies for Taxes that have been claimed, proposed or assessed by any Taxing Authority against any Group Company that have not been fully satisfied by payment.

(f)           Prior to the completion of the Pre-Closing Restructuring, each CTB Group Subsidiary is an eligible entity as described in Treasury Regulations Section 301.7701-3(a). The U.S. federal, and applicable state and local, Income Tax classification for each of the Group Companies, as of the date hereof, is listed in Section 3.11(f) of the Seller Disclosure Letter.

(g)          No Group Company has agreed to extend or waive the statutory period of limitations for the collection or assessment of material Taxes or in respect of material Tax Returns of any Group Company and no request for any such waiver or extension is currently pending, other than pursuant to extensions of time to file Tax Returns automatically granted under applicable Law.

(h)          No claim has been made in writing by any Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns with respect to a type of Tax that such Group Company is or may be subject to such Tax by or required to file Tax Returns with respect to such Tax in, that jurisdiction, which claim has not yet been fully resolved.

(i)           No Group Company (i) is or has been a member of any affiliated, consolidated, combined, aggregated, unitary or similar group that filed or was required to file an affiliated, consolidated, combined, aggregated, unitary or similar Tax Return (other than a Seller Consolidated Group), (ii) has any material liability for the Taxes of another Person under U.S. Treasury Regulations Section 1.1502-6 (or any comparable provision of applicable Law), as a transferee or successor or otherwise pursuant to applicable Law, other than such liability for a Seller Consolidated Group or (iii) is a party to any Tax sharing, allocation or indemnification Contract, other than (A) commercial Contracts entered into in the Ordinary Course a principal purpose of which is not the sharing, allocation or indemnification of or with respect to Taxes, refunds of Taxes or the utilization of Tax assets, and (B) Contracts solely among Group Companies.

(j)          No Group Company has engaged in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(k)          Since the Balance Sheet Date, no Group Company has taken any action described in Section 5.01(a)(xv).

(l)           Within the last two years, no Group Company has distributed any equity interests of another Person or has had its equity interests distributed by another Person in a transaction purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(m)          No Group Company has any material amount of liability for escheat or abandoned or unclaimed property obligations.

(n)          Notwithstanding anything to the contrary in this Agreement, the representations and warranties in respect of Taxes shall in no event include the existence, amount or usability of the Tax attributes of the Group Companies (such as net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credits and depreciation periods) after the Closing Date, and Seller shall have no liability hereunder for any inability to utilize any such Tax attributes of the Group Companies after the Closing Date; provided that, for the avoidance of doubt, the foregoing shall not be construed as excluding any representation and warranty in respect of the classification of any Group Company as described in Section 3.11(f) or as a result of the completion of the Pre-Closing Restructuring.

Section 3.12         Proceedings. Section 3.12 of the Seller Disclosure Letter sets forth a complete list, as of the date hereof, of each judicial, administrative or arbitral claim, suit, action, proceeding, (whether civil, criminal or administrative), litigation, charge, audit, complaint, demand, mediation, examination, hearing, investigation or arbitration (each a “Proceeding”) and each Proceeding threatened in writing or, to the Knowledge of Seller, orally, in each case, since the Look-Back Date, against or affecting any Group Company, the Business or any of the Business Assets, in each case, other than such Proceedings that, individually or in the aggregate, would not reasonably be expected to be material to the Business. No Group Company is, or since the Look-Back Date, has been a party to or subject to or in default under any Judgment, other than such Judgments that, individually or in the aggregate, would not reasonably be expected to be material to the Business.

Section 3.13         Benefit Plans.

(a)          Section 3.13(a) of the Seller Disclosure Letter sets forth a complete list of each material Benefit Plan that is applicable to the Business Employees and separately identifies each such material Benefit Plan that is an Assumed Benefit Plan. Seller has made available to Purchaser copies of, to the extent applicable: (i) the current plan document with all amendments thereto for each material Assumed Benefit Plan and other Benefit Plan with respect to which Purchaser or an Affiliate may be obligated to provide benefits to Continuing Employees under Section 5.06 below (in the case of unwritten plans, written descriptions thereof); (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto) with respect to each Assumed Benefit Plan; (iii) the most recent summary plan description and any summary of material modifications with respect to each material Assumed Benefit Plan and other Benefit Plan with respect to which Purchaser or an Affiliate may be obligated to provide benefits to Continuing Employees under Section 5.06 below; (iv) the most recent IRS determination or opinion letter issued with respect to each Assumed Benefit Plan intended to be qualified under Section 401(a) of the Code; (v) all material correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Entity within the last six years regarding any Assumed Benefit Plan; (vi) any trust agreements, custodial agreements, insurance policies, stop-loss or other reinsurance policies, administrative agreements, advisory agreements and similar Contracts or funding arrangements for each material Assumed Benefit Plan; (vii) results of non-discrimination testing for each of the last three years for each Assumed Benefit Plan; and (viii) the most recent actuarial report and financial statements related thereto with respect to each Assumed Benefit Plan.

(b)          Each Benefit Plan that is applicable to the Business Employees that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS upon which it can currently rely stating that such Benefit Plan is so qualified, each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and, to the Knowledge of Seller, no circumstances exist and no events have occurred that would reasonably be expected to affect the qualified status or exemption of such Benefit Plan. Each Benefit Plan that is applicable to the Business Employees, including any associated trust or fund, has been established, maintained, operated, funded, and administered in compliance with its terms and with all applicable Law in all material respects. All required contributions, distributions, and premiums under each Benefit Plan that is applicable to the Business Employees for any period ending on or before the Closing Date that are not yet due have been made or properly accrued, to the extent required to be accrued under GAAP, in all material respects. Without limiting the foregoing, no material liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full and, to the Knowledge of Seller, no condition exists that presents a risk to the Company of incurring a material liability under such Title.

(c)          Neither Seller and its Affiliates, nor any fiduciary, trustee or administrator of any Benefit Plan, has engaged in any transaction with respect to any Benefit Plan that could subject any Group Company to any liability for a “prohibited transaction” within the meaning of Section 406 of ERISA or Code Section 4975 or that has subjected or could subject any Group Company to any tax or other penalty under the Code, ERISA, or any other applicable Law.

(d)          Except as set forth in Section 3.13(d) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of Group Company to any payment or benefit; (ii) increase the amount of any compensation or other benefits otherwise payable by any Group Company; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of any Group Company; (v) limit or restrict the right of any Group Company, Purchaser, or any of their respective Affiliates to merge, amend or terminate any Assumed Benefit Plan or any related Contract; or (vi) result in any forgiveness of indebtedness of any current or former employee, director, officer or independent contractor of any Group Company. There is no agreement between any Group Company, on the one hand, and any employee, director, officer or independent contractor of such Group Company, on the other hand, that will give rise to any payment that would not be deductible for United States federal Income Tax purposes pursuant to Section 280G of the Code or that would be subject to any excise Tax under Section 4999 of the Code. No Assumed Benefit Plan provides for any gross-up, make-whole or other similar payment or benefit in respect of any taxes under Section 4999 of the Code or Section 409A of the Code.

(e)          Each Assumed Benefit Plan that is applicable to the Business Employees has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. No Assumed Benefit Plan provides health or other welfare benefits to retirees or other former employees or service providers of the Company or its Subsidiaries other than pursuant to applicable Law. There are no Proceedings pending (other than routine Proceedings for benefits in the Ordinary Course) or, to the Knowledge of Seller, threatened, and, to the Knowledge of Seller, no fact or circumstance exists that would reasonably give rise to a Proceeding, against the Assumed Benefit Plans, any fiduciaries thereof or the assets of any trusts related thereto that would reasonably be expected to result in any material liability of the Company or its Subsidiaries. No Assumed Benefit Plan is, or within the last six years has been, the subject of an examination or audit by a Governmental Entity, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program. All contributions required to be made to any Assumed Benefit Plan by applicable Law or otherwise, and all premiums due or payable with respect to insurance policies funding any Assumed Benefit Plan, have been, in all material respects, timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of the Company.

(f)           No Assumed Benefit Plan is and neither Seller nor any ERISA Affiliate has in the last six years sponsored, maintained, contributed to, or otherwise has ever had any liability (actual or contingent) in respect of a “defined benefit plan” as defined in Section 3(35) of ERISA or any benefit plan that is or was subject to Title IV of ERISA, Sections 412 or 430 of the Code, or Section 302 of ERISA or a Multiemployer Plan. No Assumed Benefit Plan is (i) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iii) post-employment or post-retirement health or welfare benefits other than health continuation coverage pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA at the participant’s sole expense.

(g)          Each material Assumed Benefit Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any current or former employee or other service provider of any Group Company (or any dependent thereof) who resides outside of the United States (each, without regard to materiality, a “Foreign Plan”) is set forth in Section 3.13(g) of the Seller Disclosure Letter. Seller has made available to Purchaser the plan document for each material Foreign Plan (in the case of unwritten material Foreign Plans, written descriptions thereof).  There is no Foreign Plan in the nature of a defined benefit plan or multiemployer plan for the benefit of any Person in, or subject to any legal requirements of, a jurisdiction outside the United States. With respect to each Foreign Plan: (i) such Foreign Plan has been maintained, funded and administered in material compliance with applicable Law and the requirements of such Foreign Plan’s governing documents and any applicable collective bargaining or other works council agreements, (ii) if intended to qualify for special tax treatment under applicable Law, such Foreign Plan satisfies all requirements to obtain such tax treatment, (iii) if required to be funded, book-reserved or secured by an insurance policy, such Foreign Plan is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law and (iv) such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the applicable Law and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan.

Section 3.14         Labor Matters.

(a)          Except as set forth in Section 3.14(a) of the Seller Disclosure Letter, neither the Group Companies (nor, with respect to the Business, the Seller Group) is a party or otherwise subject to, nor does any Group Company (nor, with respect to the Business, the Seller Group) have a duty to bargain for, any collective bargaining or other agreement with a labor union, labor organization, works council, or other employee representative body representing any of its employees (each, a “Union”) and there are no Unions representing, purporting to represent or, to the Knowledge of Seller, seeking to represent or organize any employees of any Group Company (or, with respect to the Business, the Seller Group).

(b)          Except as set forth in Section 3.14(b) of the Seller Disclosure Letter, (i) there has not been since the Look-Back Date any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or grievance arbitration, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any Group Company or any of its employees (or, with respect to the Business, the Seller Group) and (ii) there is not pending, and, to the Knowledge of Seller, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or grievance arbitration, or union organizing activity or any similar activity or dispute.

(c)          Except as set forth in Section 3.14(c) of the Seller Disclosure Letter, there is no, and since the Look-Back Date there has been no, pending or, to the Knowledge of Seller, threatened, claim, grievance or other Proceeding relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters or other employment-related matter involving any current, former or prospective employee or independent contractor of any Group Company (or, with respect to the Business, the Seller Group), including charges of unfair labor practices or harassment complaints, claims or judicial or administrative proceedings, in each case, which were brought or, to the Knowledge of Seller, threatened by or on behalf of any current, former or prospective employees or independent contractors of any Group Company (or, with respect to the Business, the Seller Group).

(d)          The Group Companies (and, with respect to the Business, the Seller Group) are, and since the Look-Back Date have been, in compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, immigration, leaves of absence, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters, in each case, in all material respects, and the Group Companies (and, with respect to the Business, the Seller Group) have properly classified in all material respects all of their service providers as either employees or independent contractors and as exempt or non-exempt for all purposes.

(e)          True and complete information as to the employee number, current job title or position, work location, annual base salary or hourly wage rate and target annual bonus for all Business Employees and all independent contractors who provide services to, or are otherwise engaged in the operation of, the Business has been provided to Purchaser. Each Business Employee is employed by, provides services to, or is otherwise engaged in the operation of, the Business as currently conducted, and other than the Business Employees and Exclusive Seller Employees, there is no employee of the Group Companies or the Seller Group who is employed by, provides any services to, or otherwise is engaged in the operation of, the Business as it is currently conducted. No executive or key Business Employee or group of Business Employees, to the Knowledge of Seller, (i) has given notice of termination of employment or otherwise disclosed plans to terminate employment with any of the Group Companies (or, with respect to the Business, the Seller Group) within the 12 month period following the date hereof or (ii) has been the subject of any sexual or other type of discrimination, harassment, or similar misconduct allegations during his or her tenure at the Group Companies (or, with respect to the Business, the Seller Group).

(f)           Except as set forth in Section 3.14(f) of the Seller Disclosure Letter, none of the Group Companies (or, with respect to the Business, the Seller Group) have, since the Look-Back Date, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of, or would otherwise trigger notice requirements or liability under, the WARN Act.

Section 3.15         Absence of Changes or Events.

(a)          Since December 31, 2023, there has been no event, change or circumstance that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)          Since the Balance Sheet Date, no Group Company has taken any action that, if taken after the date of this Agreement without Purchaser’s consent, would constitute a breach of Section 5.01(a).

Section 3.16         Compliance with Applicable Laws. Each Group Company is, and since the Look-Back Date, has been, in compliance with all applicable Laws, except where the failure to comply with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Business. No Group Company has, since the Look-Back Date, received any written or, to the Knowledge of Seller, oral notice from any Governmental Entity regarding any material violation by such Group Company of any applicable Law.

Section 3.17         Environmental Matters.

(a)          Each Group Company is, and has been since the Look-Back Date, in material compliance with all applicable Environmental Laws;

(b)          Each Group Company holds, and is, and has been since the Look-Back Date, in material compliance with all Permits required under applicable Environmental Laws for it to conduct its business as conducted (“Environmental Permits”), and no Group Company has received written notice of any currently pending or threatened Proceeding that would reasonably be expected to result in the revocation, suspension or modification of any such Environmental Permits;

(c)          No Group Company has received any notice, and there are no Proceedings pending or threatened in writing or, to the Knowledge of Seller, orally against any Group Company alleging a violation of or liability under applicable Environmental Laws or Environmental Permits;

(d)          No Group Company is a party or subject to, or in default under, any Judgment or agreement with a Governmental Entity concerning a material violation of or material liability pursuant to any applicable Environmental Law;

(e)          No Group Company is conducting or funding pursuant to any applicable Environmental Law any material investigation or material remediation (including material monitoring of soil or groundwater) with respect to Hazardous Substances at any Owned Real Property or Leased Real Property; and

(f)          there has been no release of any Hazardous Substances by any Group Company or, to the Knowledge of Seller, by another Person, at, into or from any Owned Real Property or Leased Real Property or at any other real property currently or formerly owned, leased or operated by any Group Company and, in each case, for which the Group Company would reasonably be expected to be subject to any liability or investigatory or material remedial obligations pursuant to any applicable Environmental Law.

(g)          No Group Company is obligated by contract to indemnify any Person against any material liability arising under any applicable Environmental Law which would not be liability of the Group Company in the absence of such a contract.

(h)          Seller has made available to Purchaser copies of all material environmental reports, audits, investigations, or correspondence in its possession or control relating to the environmental condition of each Group Company’s Owned Real Property and Leased Real Property or any Group Company’s compliance with applicable Environmental Laws.

Section 3.18         Sufficiency of the Assets. At the Closing (assuming receipt of all Required Regulatory Approvals), taking into account, and subject to, all services and rights to be delivered or given pursuant to the Transaction Agreements and after giving effect to the Pre-Closing Reorganization and the consummation of the other Transactions, the Group Companies will own or have the right to use, and the Transferred Assets will include, all of the properties, rights and assets, whether real or personal, tangible or intangible, necessary for the Business to be conducted immediately following the Closing in the same manner as the Business is currently conducted and as conducted as of the Closing, including all assets reflected on the Business Financial Statements as being used or owned by the Group Companies or thereafter acquired, licensed or leased by the Group Companies (the “Assets”), free and clear of all Liens, except for Permitted Liens. None of the Transferred Assets are subject to any Lien in favor of Seller, its Subsidiaries or Affiliates (other than the Group Companies) that will remain in effect after the Closing. The Transferred Assets, taking into account all services and rights to be delivered or given pursuant to the Transaction Agreements, constitute all rights, title, interests and other assets, tangible and intangible, necessary to and sufficient to conduct the Business immediately following the Closing in the same manner as the Business is currently conducted and as conducted as of the Closing. None of the Credit Support Obligations (other than with respect to the Shared Contracts) or any Contracts included in Transferred Assets guarantee or provide credit or similar support for the Seller Business or any Contracts included in Excluded Assets or any other Excluded Liabilities.

Section 3.19         Material Customers and Material Suppliers. Section 3.19 of the Seller Disclosure Letter sets forth (a) the 10 largest customers of the Business, determined based on the dollar value of sales to such customers for the 12 months ended June 30, 2024 (the “Material Customers”), and (b) the 25 largest suppliers of the Business (excluding suppliers under Programming Agreements), determined based on the dollar value of goods or services purchased from such suppliers for the 12 months ended June 30, 2024 (the “Material Suppliers”). No Material Customer or Material Supplier has ceased doing business with the Group Companies and none of the Group Companies has received, from any Material Customer or Material Supplier, written or, to the Knowledge of Seller, oral notice (i) terminating, cancelling or not renewing, or stating the intent to terminate, cancel or not renew, such Material Customer’s or Material Supplier’s relationship with any of the Group Companies, (ii) indicating that such Material Customer intends to materially reduce or cease its purchase of services from the Group Companies or that such Material Supplier intends to materially reduce or cease its sale of goods or services to the Group Companies, in each case, from the levels achieved during the 12-month period ending on June 30, 2024 or (iii) indicating that it will materially and adversely alter the terms upon which it is willing to do business with the Group Companies. No Group Company is, or since the Look-Back Date has been, involved in any Proceedings with any Material Customer or Material Supplier.

Section 3.20         Transactions with Affiliates. Except for (a) the Transaction Agreements or the Transactions, (b) employment-related Contracts entered into in the Ordinary Course with employees of the Group Companies or other Business Employees, and (c) Seller Equity Plans, no officer, director or employee of Seller or any of its controlled Affiliates (other than any Group Company) or, to the Knowledge of Seller, any individual in such officer’s, director’s or employee’s immediate family or any trust or other entity in which any such Person owns, directly or indirectly, 10% or greater beneficial interest, (i) is a party to any Contract, commitment or transaction with the Group Companies or (ii) has any ownership or financial interest in the Group Companies or any Transferred Asset (other than the ownership of the Transferred Equity Interests prior to Closing). Except as set forth on Section 3.20 of the Seller Disclosure Letter or the intercompany agreements which are addressed in Section 5.19, there are no intercompany balances or intercompany accounts between the Seller or any of its Subsidiaries (other than the Group Companies), on the one hand, and the Group Companies, on the other hand, in each case, that will remain outstanding after the Closing. Following the Closing, none of Seller or any of its Affiliates will have any ownership or financial or other interest in any of the Group Companies or the Transferred Assets, other than as expressly provided in the Transaction Agreements.

Section 3.21         Insurance. Seller has delivered or made available to Purchaser true and accurate copies of all material insurance policies or binders covering any Group Company that are for the benefit of the Business in effect on the date hereof (the “Business Insurance Policies”). The Group Companies are in compliance in all material respect with each insurance policy or binder covering any Group Company that are for the benefit of the Business and no Group Company is in breach of, or default in any material respect under, any such insurance policies and no insurance provider has threatened in writing (or, to the Knowledge of Seller, orally) to terminate any of such policies, or materially limit coverage available under such policies, or materially increase premiums thereunder. Such policies are legally binding and enforceable on the Group Companies and in full force and effect, and all premiums thereon have been paid. No Group Company has received any written or, to the Knowledge of Seller, oral notice of cancellation or non-renewal of any such policy other than in connection with ordinary renewals. Since the Look-Back Date, the Group Companies have not made any claim under any such insurance policy with respect to which an insurer has, in a notice to any Group Company, denied or disputed or otherwise reserved its rights with respect to such coverage.

Section 3.22         Anti-Corruption; Sanctions; Import and Export Control Laws.

(a)          The Group Companies, and their respective directors, managers, officers and, to the Knowledge of Seller, employees authorized to act on their behalf are, and have been since June 30, 2019, in compliance with Anti-Corruption Laws maintained in any jurisdiction in which any of the Group Companies does business or otherwise in which the Business is conducted.

(b)          Since June 30, 2019, the Group Companies have not (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law or Global Trade Laws and Regulations or (ii) been the subject of current, pending, or, to the Knowledge of Seller, threatened investigation, formal or informal inquiry or enforcement proceedings for violations of Anti-Corruption Laws or Global Trade Laws and Regulations or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law or Global Trade Laws and Regulations.

(c)          The Group Companies are, and have been since June 30, 2019, in compliance with applicable Trade Laws and Sanctions. There are no sanctions-related, export-related or import-related Proceedings pending or, to the Knowledge of Seller, threatened against any Group Company or, to the Knowledge of Seller, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

(d)          No Group Company or their respective directors, managers, officers and, to the Knowledge of Seller, employees authorized to act on their behalf are, has engaged in, or is now engaging in, directly or indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person, in each case, in violation of sanctions, and no Group Company, or any director, manager, officer or employee thereof, is a Sanctioned Person.

Section 3.23         Company SEC Documents. Since the Look-Back Date, the Company has filed with the SEC all forms, documents and reports required under the Exchange Act or the Securities Act to be filed or furnished by the Company with the SEC. As of their respective filing dates, or, if amended or restated after the date of filing, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents filed or furnished by the Company (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements.

Section 3.24         Exchange Offer.

(a)          The Bridge Bonds will (i) qualify for and be issued pursuant to and in compliance with the exemption from registration under the Securities Act, provided by Section 4(a)(2) thereunder, and (ii) be issued in compliance with all applicable securities laws and other applicable laws. The Exchange Offer, including the Exchange Offer Memorandum, will comply in all material respects with all applicable securities laws and other applicable laws, including all applicable rules of the SEC.

(b)          The Bridge Bonds (including the guarantees constituting a part thereof) have been duly authorized by the applicable members of the Group Companies (including, without limitation, any such Person party to any indenture relating to the Bridge Bonds (the “Bridge Bonds Indentures”)) and, when issued in accordance with the provisions of a Bridge Bonds Indenture, as applicable, pursuant to the Exchange Offer against delivery of applicable Exchange Company Notes in accordance with the terms of the Exchange Offer Memorandum, each of the Bridge Bonds and the Bridge Bonds Indentures will be a valid and legally binding obligation of the issuers and the guarantors thereunder, enforceable in accordance with their terms, subject to the Bankruptcy Exceptions.

(c)          The Exchange Offer Memorandum and any amendments or supplements thereto do not and will not, as of the commencement, expiration and settlement of the Exchange Offer, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that no representation is made hereunder with respect to the Purchaser Information).

Section 3.25         No Other Representations or Warranties. Except for the representations and warranties expressly contained in Article II or this Article III or any certificate delivered pursuant to this Agreement with respect to such representations and warranties, neither Seller nor any other Person makes representation or warranty, any express or implied, at law or in equity, with respect to the Group Companies or their respective assets, liabilities or operations, the Transferred Equity Interests, the Business, the Transactions and any other rights or obligations to be transferred hereunder or pursuant hereto, including with respect to merchantability or fitness for any particular purpose, and Seller hereby expressly disclaims any such other representations or warranties, whether made by Seller or any of its Affiliates or Representatives. Except for the representations and warranties expressly contained in Article II or this Article III or any certificate delivered pursuant to this Agreement with respect to such representations and warranties, Seller and its Affiliates and Representatives hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any Representative of Seller or the Company). Seller and its Affiliates and Representatives make no representations or warranties to Purchaser regarding the probable success or profitability of the Business. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall limit the rights or remedies of any party in the case of Actual Fraud.

Section 3.26         Shared Contracts. Section 3.26 of the Seller Disclosure Letter sets forth a true and correct list of (a) each Shared Contract, other than any Shared Contract in respect of information technology services, with an annual aggregate spend exceeding $10,000,000, based on year-to-date spending from January 1, 2024 to June 30, 2024 and (b) each Shared Contract in respect of information technology services that is material to the continuing operation of the Business.

Article IV

Representations and Warranties of Purchaser

Except as set forth in the Purchaser Disclosure Letter (it being agreed that for purposes of the representations and warranties set forth in this Article IV, any information set forth in any section or subsection of the Purchaser Disclosure Letter shall be deemed to be disclosed for purposes of other Sections and subsections of this Agreement, shall be deemed to be incorporated by reference in each of the other sections and subsections of the Purchaser Disclosure Letter as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) only to the extent the relevance of such information is reasonably apparent from the face of such disclosure), Purchaser hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.01         Organization and Standing; Power. Purchaser is duly organized, formed or incorporated, validly existing and in good standing (to the extent the concept is recognized by the applicable jurisdiction) under the laws of the jurisdiction in which it is organized, formed or incorporated. Purchaser has the requisite corporate or other organizational power and authority to enable it to own the Transferred Equity Interests, to execute this Agreement and to consummate the transactions contemplated hereby. Purchaser has, or will have at the Closing, the requisite corporate or other organizational power and authority to execute each other Transaction Agreement to which it is or will be party and to consummate the Transactions.

Section 4.02         Authority; Execution and Delivery; Enforceability. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action. Purchaser has duly executed and delivered this Agreement, and this Agreement, assuming the due authorization, execution and delivery of such agreement by Seller, constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to the Bankruptcy Exceptions. The execution and delivery by Purchaser or an Affiliate of Purchaser of each other Transaction Agreement to which it is or will be party and the consummation by Purchaser or an Affiliate of Purchaser of the Transactions have been, or will be at the Closing, duly authorized by all necessary corporate or other organizational action. Purchaser or an Affiliate of Purchaser has, or will have at the Closing, duly executed and delivered each other Transaction Agreement to which it is or will be party, and such Transaction Agreement, assuming the due authorization, execution and delivery of such Transaction Agreement by the other parties thereto, constitutes or will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy Exceptions.

Section 4.03         No Conflicts; Consents.

(a)          The execution and delivery by Purchaser or an Affiliate of Purchaser of each Transaction Agreement to which it is or will be a party, the consummation of the Transactions and the compliance by Purchaser or an Affiliate of Purchaser with the terms thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Affiliates under, (i) the organizational documents of Purchaser or any of its Affiliates or (ii) assuming that the Consents referred to in Section 4.03(b) are obtained prior to the Closing and the registrations, declarations and filings referred to in Section 4.03(b) are made prior to the Closing, (A) any Contract to which Purchaser or any of its Affiliates is a party or by which any of their respective properties or assets is bound or (B) any Judgment or applicable Law applicable to Purchaser or any of its Affiliates or their respective properties or assets, other than, in the case of clause (ii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)          No Consent of or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Agreements or the consummation of the Transactions, other than (i) as may be required by applicable Antitrust Laws set forth on Section 4.03(b) of the Purchaser Disclosure Letter or applicable Satellite and Communications Laws set forth on Section 4.03(b) of the Purchaser Disclosure Letter, including the Required Regulatory Approvals, (ii) those that may be required solely by reason of the participation of Seller and the Company or any of their respective Affiliates (as opposed to any other third Person) in the Transactions or (iii) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04         Proceedings. As of the date of this Agreement, there are not any (a) outstanding Judgments against Purchaser or any of its Affiliates, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates or (c) investigations by any Governmental Entity that are, to the knowledge of Purchaser, pending or threatened against Purchaser or any of its Affiliates that, in any such case, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.05         Securities Act. Purchaser is acquiring the Transferred Equity Interests for investment only and not with a view to any public distribution thereof. Purchaser acknowledges that the Transferred Equity Interests have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that the Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 4.06         Sufficiency of Funds. Assuming the representations and warranties set forth in any Transaction Agreement and any certificate delivered pursuant to this Agreement or any other Transaction Agreement with respect to such representations and warranties are true and correct and that Seller has been and remains in compliance with all of its covenants under the Transaction Agreements, and taking into account the Cash of the Group Companies that Purchaser is expected to acquire upon the Closing, Purchaser will have on the Closing Date funds sufficient to satisfy all of Purchaser’s obligations under the Transaction Agreements.

Section 4.07         No Additional Representations; No Reliance.

(a)          Purchaser acknowledges and agrees that except for the representations and warranties expressly set forth in Article II and Article III or any certificate delivered pursuant to this Agreement with respect to such representations and warranties, none of Seller or any Group Company nor any other Person on their behalf has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to Seller, the Transferred Equity Interests, the Business, the Group Companies, or any matter relating to any of them, including their respective businesses, results of operations, financial condition, cash flows and prospects, or with respect to the accuracy or completeness of any other information provided or made available to Purchaser, its Affiliates or any of their respective Representatives by or on behalf of Seller or any Group Company, and that any such representations or warranties are expressly disclaimed.

(b)          Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that none of Seller or any Group Company or any other Person on their behalf has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to (i) any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of their respective Representatives (“Projections”), including with respect to future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Seller, the Group Companies or the Business (including the reasonableness of the assumptions underlying any of the foregoing), or (ii) except as expressly set forth in Article II or Article III or any certificate delivered pursuant to this Agreement with respect to such representations and warranties, any other information relating to Seller, the Transferred Equity Interests, the Business or the Group Companies, or any matter relating to any of them, including any information, documents or materials made available to Purchaser, its Affiliates or any of their respective Representatives, whether orally or in writing, in any “data room”, offering memoranda, confidential information teaser, confidential information memoranda, management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or its Affiliates or in any other form in connection with the Transactions (such information, together with the Projections, “Transaction Materials”), and that any such representations or warranties are expressly disclaimed.

(c)          Purchaser hereby acknowledges and agrees that none of Seller, the Group Companies, their respective Affiliates or any of their respective Representatives will have or be subject to any liability to Purchaser, its Affiliates or any of their respective Representatives or equityholders or any other Person resulting from Seller, any Group Company or any Person on their behalf making available to Purchaser, its Affiliates or their respective Representatives, or Purchaser’s, its Affiliates’ or their respective Representatives’ or any other Person’s use of, any Transaction Materials. In particular, Purchaser acknowledges and agrees that (i) there are uncertainties inherent in preparing and making the Projections, (ii) Purchaser is familiar with such uncertainties and (iii) Purchaser is not relying on the Projections and is taking full responsibility for making its own evaluation of the adequacy and accuracy of the Projections.

(d)          Purchaser further acknowledges and agrees that no Representative of Seller, the Group Companies or their respective Affiliates has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in this Agreement. Except as expressly set forth in Article II or Article III or any certificate delivered pursuant to this Agreement with respect to such representations and warranties, no representation or warranty (express or implied) is made with respect to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to the Transferred Equity Interests or any of the properties or assets of the Business or the Group Companies. Purchaser hereby acknowledges and agrees that, except to the extent expressly set forth in Article II or Article III or any certificate delivered pursuant to this Agreement with respect to such representations and warranties, Purchaser is acquiring the Transferred Equity Interests and the Business on an “as is, where is” basis.

(e)          Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall limit the rights or remedies of any party in the case of Actual Fraud.

Section 4.08         Independent Investigation. Purchaser acknowledges and agrees that (a) it is sophisticated and knowledgeable about the industry in which the Group Companies operate, (b) it has conducted its own independent investigation, review and analysis of the Business, results of operations, financial condition, cash flows and prospects of the Group Companies, which investigation, review and analysis was conducted solely by Purchaser and its Representatives, (c) it and its Representatives have been permitted access to the books and records, facilities, equipment, Tax Returns, Contracts and other Business Assets that it and its Representatives have desired or requested to see or review, and it and its Representatives have had an opportunity to meet with the officers and employees of the Group Companies to discuss the Business, (d) it has reviewed all documents and other information with respect to the Group Companies made available to it, whether in the electronic “data room” established by Seller or otherwise, and (e) it is purchasing the Transferred Equity Interests based solely upon the results of the aforementioned investigation, review and analysis and the representations and warranties made to it in Article II and Article III and any certificate delivered pursuant to this Agreement with respect to such representations and warranties, and not in reliance on any representation or warranty of Seller, the Group Companies, their respective Affiliates or any of their respective Representatives not expressly set forth therein.

Section 4.09         Brokers or Finders. No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates, except for any such Person, whose fees and expenses will be paid by Purchaser.

Section 4.10         Foreign Person Status. Purchaser is not, and is not acting on behalf of, a “foreign person” as such term is defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Neither Purchaser is permitting any “foreign person” (as such term is defined in the DPA) affiliated with Purchaser to obtain any of the following with respect to any Group Company: (i) access to any “material nonpublic technical information” (as such term is defined in the DPA) in the possession of any Group Company; (ii) membership or observer rights on, or the right to nominate an individual to a position on, the board of directors or equivalent governing body of any Group Company; (iii) any involvement, other than through voting of shares, in substantive decision-making of any Group Company regarding (A) the use, development, acquisition, safekeeping or release of “sensitive personal data” (as such term is defined in the DPA) of U.S. citizens maintained or collected by a Group Company, (B) the use, development, acquisition or release of any “critical technologies” (as such term is defined in the DPA) or (C) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as such term is defined in the DPA) or (iv) “control” (as such term is defined in the DPA) of any Group Company.

Section 4.11         Purchaser Churn Rate. Purchaser’s Average Quarterly Rate of Decline (4 Trailing Quarters Ending 9/30/24) as set forth on Section 4.11 of the Purchaser Disclosure Letter was prepared by Purchaser in good faith based on the books and records of Purchaser and its Subsidiaries in all material respects and, as of the date hereof, to the Knowledge of Purchaser, is a true and accurate calculation in all material respects representing Purchaser’s average quarterly rate of decline of DirectTV satellite video subscribers for the four trailing quarters ending September 30, 2024.

Article V

Covenants

Section 5.01         Covenants Relating to Conduct of Business.

(a)          Except as (i) set forth in Section 5.01(a) of the Seller Disclosure Letter, (ii) required by applicable Law, the rules of any stock exchange to which Seller or the Group Companies are subject, (iii) consented in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) or (iv) otherwise expressly required or expressly permitted by the terms of this Agreement, the Financing Documents, the Exchange Offer, the Bridge Bond Exchange, the Reorganization Plan, the Pre-Closing Restructuring, or the other Transaction Agreements, from the date of this Agreement to the Closing (or until earlier termination of this Agreement), solely with respect to the Business (and for the avoidance of doubt, excluding the Seller Business, Excluded Assets and Excluded Liabilities), Seller shall, and shall cause the Group Companies and each of its other Affiliates (solely with respect to the Business) to, use commercially reasonable efforts to (A) conduct the Business in the Ordinary Course and (B) preserve substantially intact the business organizations, operations and goodwill of the Business and maintain in all material respects the present relationships of the Business or the Group Companies with Governmental Entities and other third parties, including customers, suppliers, content providers, distributors, licensors, creditors, lessors, employees, business associates and other Persons with whom the Group Companies do business. In addition, except as (x) set forth in Section 5.01(a) of the Seller Disclosure Letter, (y) required by applicable Law or the rules of any stock exchange to which Seller or the Group Companies are subject or (z) otherwise expressly permitted or required by the terms of this Agreement, the Financing Documents, the Exchange Offer, the Bridge Bond Exchange, the Reorganization Plan, the Pre-Closing Restructuring, the Permitted Cash Transfers or the other Transaction Agreements, from the date of this Agreement to the Closing (or until earlier termination of this Agreement), solely with respect to the Group Companies, the Business or, for purposes of clauses (vi), (vii), and (viii) of this Section 5.01(a), the Business Employees (and, for the avoidance of doubt, excluding the Seller Business, Excluded Assets and Excluded Liabilities, other than the clauses below that expressly reference the Group Companies and clauses (iv)(B), (v) and (xii) below, which will each apply with respect to the Group Companies and any other direct or indirect Subsidiaries of the Company as of a given time without such limitations (and for such purposes, “Group Companies" shall include such other direct or indirect Subsidiaries), Seller shall not, and shall cause each of its Affiliates, including the Group Companies, not to, do any of the following without the written consent of Purchaser (such consent, solely in the case of the following clauses (i), (ii), (iii), (vi), (vii), (viii), (ix), (x)(I), (xi), (xviii), (xx), (xxi) (excluding sub-clause (C) thereof), (xxiv), (xxv), (xxvii) and (xxviii) (with respect to the foregoing), not to be unreasonably withheld, conditioned or delayed):

(i)	amend the organizational documents of any Group Company;

(ii)	split, combine or reclassify any Equity Interests of any Group Company;

(iii)	issue, deliver, sell or transfer any Equity Interests of or in any Group Company, any Company Stock Rights or any Subsidiary Stock Rights, or form any Subsidiary of a Group Company;

(iv)	(A) declare or pay any dividend or make any other distribution to its equityholders (including, for the avoidance of doubt, any payment pursuant to any Existing Tax Sharing Agreement), other than (1) dividends or distributions that may be made by any Group Company to another Group Company (for the avoidance of doubt, so long as such Group Company is a direct or indirect subsidiary of the Company as of such time), or (2) Permitted Cash Transfers, or (B) otherwise cause or permit any Leakage (other than Permitted Cash Transfers);

(v)	(A) fail to comply with Section 2(i) of Exhibit C or (B) otherwise fail at any time to maintain Cash required to be maintained as Restricted Cash;

(vi)	except (A) as may be required under applicable Law or any Benefit Plan set forth in Section 3.13(a) of the Seller Disclosure Letter or Business Collective Bargaining Agreement, as in effect as of the date of this Agreement, or entered into after the date of this Agreement in compliance with this Agreement, or (B) any compensation for which Seller or its Affiliates (other than the Group Companies) shall be solely obligated, (C) with respect to any Seller Employee who is not designated a Purchaser Employee, or (D) except in the Ordinary Course and consistent with past practice, (I) adopt, terminate or amend any Assumed Benefit Plan, or other Benefit Plan with respect to which Purchaser or an Affiliate may be obligated to provide benefits to Continuing Employees under Section 5.06 below or any collective bargaining or other labor agreement or any plan, contract, policy, program, fund or arrangement that would be an Assumed Benefit Plan had it been in effect on the date of this Agreement, except for annual renewals of broad-based plans and amendments to Assumed Benefit Plans or Benefit Plans reasonably determined by the Seller or the Company in good faith to be required to comply with applicable Law, (II) increase, or accelerate the funding, vesting or payment of, the compensation or benefits, or grant any rights to severance, bonus, deferred compensation, retention, change in control or termination pay or grant any equity or equity-based awards to any current or former director, officer, independent contractor or Business Employee, in each case, other than with respect to (a) merit increases in compensation and benefits in the Ordinary Course, and (b) new hire employees that are hired in the Ordinary Course (i) in replacement of any employees who terminate after the date hereof with a title below Senior Vice President or (ii) any open job requisitions as set forth in Section 5.01(a)(vi)(C)(II)(b) of the Seller Disclosure Letter who will be eligible to receive compensation and benefits in an amount no greater than market compensation and benefits at the time of hire for the role of the employee he or she is replacing, or if not replacing an employee, market compensation and benefits at the time of hire for employees in such positions, (III) other than in the Ordinary Course, terminate the employment of any Business Employee (other than for disability, death or cause) with an annual base salary in excess of $300,000 or a title of Vice President or higher; or (IV) transfer internally (other than (x) Business Employees designated as Seller Employees who are currently employed by a Group Company or (y) Business Employees designated as Purchaser Employees who are currently employed by Seller Group), or otherwise materially alter the duties and responsibilities of, any Business Employee in a manner that would affect whether such service provider is or is not classified as a Business Employee;

(vii)	negotiate, enter into, amend, extend or renew any collective bargaining agreement or other agreement with a Union, or recognize any Union as the bargaining representative of any Business Employee, other than a renewal of an existing collective bargaining agreement in the Ordinary Course;

(viii)	take any action that would constitute a “Mass Layoff” or “Plant Closing” of Business Employees within the meaning of, or would otherwise trigger notice requirements or liability under, the WARN Act;

(ix)	other than amendments or modifications in the Ordinary Course regarding policy limits and deductibles, terminate, let lapse or amend or modify any insurance policy maintained in connection with the Business unless such policy (A) is replaced by a reasonably comparable policy or (B) is unable to be renewed or extended despite using commercially reasonable efforts;

(x)	create, incur, assume or guarantee, or modify, amend, replace or supplement, (I) any Indebtedness (other than for borrowed money) in excess of $10,000,000 in aggregate or (II) any indebtedness for borrowed money, in each case, except for (A) intercompany indebtedness solely among Group Companies all of which are organized within the same jurisdiction, or (B) Permitted Cash Transfers;

(xi)	other than in the Ordinary Course, voluntarily subject any of its material properties or assets to any Lien (other than any Permitted Lien);

(xii)	other than Permitted Cash Transfers, loan or advance any amount to, or enter into any agreement or arrangement with, any Related Person, except for (i) transactions solely between or among the Group Companies to the extent such Group Companies are organized under the laws of the United States, (ii) payments by a Group Company, on the one hand, to a Related Person, on the other hand, that is on arm’s length terms, in the Ordinary Course and consistent with past practice; provided, that, such payments shall not exceed $50,000,000 in the aggregate in any 12 calendar month period or (iii) payments by a Related Person, on the one hand, to a Group Company, on the other hand, that is on arm’s length terms, in the Ordinary Course and consistent with past practice;

(xiii)	make any material change in any method of financial accounting or financial accounting practice or policy or procedures of any Group Company other than those required by GAAP or applicable Law;

(xiv)	(A) except for changes that are (1) required by GAAP or applicable Law or (2) made in the Ordinary Course, change in any material respect the policies or practices regarding accounting, cash management or working capital, including its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including acceleration, failure or delay, prepayment of expenses, inventory control, accrual of expenses, deferral and/or recognition of revenue, acceptance of customer deposits and offering discounts or (B) take any action of the type described in the foregoing clause (A) (for the avoidance of doubt, taking into account the exceptions therein) that would increase working capital of the Business relative to working capital of the Business as it would exist in the Ordinary Course had such action not been taken;

(xv)	make (outside of the Ordinary Course), change, or revoke any entity classification election or other material election in respect of Taxes, adopt or change any annual Tax accounting period or any material Tax accounting method, enter into any agreements or settlements with a Taxing Authority with respect to an amount of Taxes in excess of $500,000 individually or $5,000,000 in the aggregate, amend any income or other material Tax Returns, or consent to any extension or waiver of the statutory period of limitations for the collection or assessment of Taxes or in respect of Tax Returns (excluding any consent or extension resulting from obtaining an automatic extension of time to file Tax Returns), in each case, to the extent such action would reasonably be expected to result in a Tax liability to, or affect the Taxes or Tax Returns of, Purchaser, its Affiliates or a Group Company after the Closing Date; provided, nothing herein shall provide Purchaser or any of its Affiliates any rights with respect to any Tax matters relating to any Seller Consolidated Group;

(xvi)	merge or consolidate any Group Company with any Person or otherwise acquire, by merging or consolidating with, or by purchasing a substantial portion of the properties or assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or lease any properties or assets, other than (A) the acquisition of immaterial current assets or inventory (without limiting the covenants set forth in Section 5.28) in the Ordinary Course or (B) renewals of existing Contracts with respect to any Leased Real Property in the Ordinary Course;

(xvii)	sell, lease (as lessor), sublease (as sublessor), license (as licensor), transfer, mortgage, pledge, surrender, encumber, divest, cancel, fail to maintain, abandon or allow to lapse or expire or otherwise dispose of any real property or tangible asset, except for (A) sales, disposals, leases, subleases, or licenses to any other Group Company in the same jurisdiction, (B) pursuant to written Contracts or commitments set forth in Section 5.01(a)(xvii) of the Seller Disclosure Letter, (C) in the Ordinary Course or (D) Permitted Liens;

(xviii)	(A) transfer, sell, encumber, abandon, allow to lapse, fail to maintain, or grant any license or sublicense to any Persons of or with respect to any material Business Intellectual Property (excluding any Excluded Assets, other than Intellectual Property that will be licensed to Purchaser or any of its Affiliates (including the Group Companies following the Closing) pursuant to any Transaction Agreement) (other than (I) pursuant to Standard IP Agreements and (II) disposals of any immaterial Business Registered Intellectual Property resulting from a cancellation, abandonment or failure to renew any immaterial Business Registered Intellectual Property in the Ordinary Course) or (B) disclose any of its material Trade Secrets to any third Person other than pursuant to a confidentiality agreement or undertaking;

(xix)	adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xx)	hold the equity interests of any entity described in Treasury Regulation Section 301.7701-2(b)(8);

(xxi)	other than in the Ordinary Course, (A) enter into any Contract that would have been required to be set forth in Section 3.09(a) of the Seller Disclosure Letter if it were in effect on the date hereof, (B) modify, amend, terminate (except for expirations pursuant to the terms thereof), cancel, extend, fail to renew (other than such failure to renew despite using commercially reasonable efforts), release or assign any material rights, claims or benefits, or grant any Consent or waiver under any Material Contract, (C) except as set forth on Section 5.01(a)(xxi)(C) of the Seller Disclosure Letter, engage in any activity that would constitute a material breach of any Material Contract, or permit a material breach of any Material Contract to occur (D) amend, renew or enter into any Material Contract (or any Contract that would have been required to be set forth in Section 3.09(a) of the Seller Disclosure Letter if it were in effect on the date hereof) in which the applicable Group Company’s commitments thereunder are not evenly distributed during the term of such Contract or (E) enter into or amend any Contract with a Related Person; provided, that, the negative interim operating covenants in this Section 5.01(a)(xxi)(D) shall not apply to Programming Agreements;

(xxii)	(I) with respect to any Programming Agreement with an annual expenditure in excess of $20,000,000, (A) except in the Ordinary Course, agree (1) to any new “most-favored-nation” or similar provisions which impose commitments by the distributor in favor of programmer related to distribution (e.g., tag-alongs, pay on, content launch obligations or broader carriage obligations) or license fees or (2) to any material adverse change to an existing “most-favored nation” or similar commitment in favor of distributor, or (B) except in the Ordinary Course, agree (1) to any new minimum penetration, pay on, tag-along or similar obligation or (2) to a material expansion of the same; and (II) with respect to Programming Agreements, (A) agree to any extension of the term of more than 12 months compared to the prior term (for example, if the prior term originally was three years, a four year extension is allowed), (B) agree to (1) change-of-control, after acquired or similar provisions that would provide a third-party a right of termination, a right of renegotiation or otherwise require the consent or trigger rights or remedies of such third-party in connection with the Transactions, (2) any provisions that would adversely change upon Closing of the Transactions or that would cause a change in the obligations of Purchaser or its Affiliates post-Closing, including but not limited to any provision that could cause or impose additional carriage obligations on the platforms of Purchaser or its Affiliates (other than the Group Companies), (3) any anti-assignment restrictions that would be implicated by the Transactions or (4) obligations that a particular Contract govern carriage of content (except for agreeing to any obligations that a particular Contract govern carriage of content in so far as it would only be binding upon the distribution platforms of a Group Company (but not those of Purchaser or its other Affiliates post-Closing)); or (C) except in the Ordinary Course, amend, renew or enter into any Programming Agreement in which the applicable Group Company’s commitments thereunder become materially more onerous in subsequent years of the Programming Agreement, including after the Closing;

(xxiii)	compromise, settle or agree to settle any Proceeding resulting in any liability or obligation of a Group Company (other than any such compromise, settlement or agreement that imposes an aggregate monetary obligation of less than $10,000,000); provided that (A) no non-monetary obligations (other than customary confidentiality obligations) are imposed on any Group Company and (B) no Group Company admits to any wrongdoing;

(xxiv)	amend, terminate or allow to lapse any Permits in a manner that adversely impacts the Group Companies’ ability to conduct the Business;

(xxv)	take any action that would cause any Foreign Group Company to directly or indirectly own any equity interest in any Person that is treated as a “United States person” within the meaning of Section 7701(a)(30) of the Code;

(xxvi)	open any material facility, or enter into any new material line of business or operations, or close any material facility or discontinue any material line of business or any material business operations;

(xxvii)	to the extent the term of any Real Property Lease expires at any time after the date of this Agreement and prior to the Closing Date, except as set forth on Section 5.01(a)(xxvii) of the Seller Disclosure Letter, not renew or extend the term of such Real Property Lease beyond the Closing Date; provided, that, (A) any extension of the term of a material Real Property Lease (material Real Property Lease meaning any Real Property Lease with annual base rents in excess of $250,000 per annum) by two years or less executed within 12 months of the date of this Agreement shall not require the approval of Purchaser, so long as such renewal or extension (x) is on arms’ length, market terms, (y) does not contain any non-customary or unusual lease terms and (z) the renewal rents with respect thereto are not materially greater than the rents in effect during the lease year immediately prior to the renewal or extension term; (B) any extension of the term of a non-material Real Property Lease (non-material Real Property Lease meaning any Real Property Lease with annual base rents of $250,000 or less per annum) by three years or less shall not require the approval of Purchaser; and (C) the failure of Purchaser to respond to any request for approval regarding any Real Property Lease renewal or extension that does require its approval within two Business Days of such request shall be deemed approval over such Real Property Lease extension or renewal; provided, further, that if any personnel and/or personal property must be relocated as a result of the expiration of any such Real Property Lease prior to the Closing Date, the parties shall mutually agree on such relocation prior to such expiration; and

(xxviii)	agree, authorize or commit, whether in writing or otherwise, to do any of the foregoing.

(b)          Seller shall (and shall cause its applicable Affiliates to) use commercially reasonable efforts from and after the date of this Agreement to achieve as of the Measurement Time the following targets set forth on Exhibit C attached hereto: (i) Target DSO; (ii) Target Trade Accounts Payable and Other Accrued Expenses DPO; (iii) Target Accrued Programming DPO; (iv) Target Deferred Revenue Amount; (v) Target SAC Advertising Spend; (vi) Target New Customer Gift Cards; (vii) Target Existing Customer Retention Credits; (viii) Target Capex; (ix) Target Call Center Services Spend; and (x) Group Companies’ Target Satellite Video Subscribers.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Agreement or any other Transaction Agreement shall in any event limit or restrict any actions or failure to take actions by Seller or any of its Affiliates (other than the Group Companies) with respect to any matter to the extent unrelated to and not impacting the Business, the Group Companies or the allocation of Cash pursuant to Section 5.25(c) and Exhibit C hereof. Nothing contained in this Agreement shall be deemed to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Business or any operations of the Group Companies prior to the Closing.

(d)          From the date of this Agreement to the Closing (or until earlier termination of this Agreement), with respect to Intercompany Accounts or transactions that involve payments to a Group Company, Seller shall, and shall cause the Group Companies and each of its other Affiliates (solely with respect to the Business) to, (i) continue in all material respects their practices and payments with respect to such Intercompany Accounts or transactions, consistent with the treatment of such Intercompany Accounts or transactions in the Business Financial Statements and (ii) from an accounting perspective, use the same historical allocation methodology that is reflected in the Business Financial Statements with respect to such Intercompany Accounts or transactions.

Section 5.02         Access to Information. From the date of this Agreement to the Closing (or until earlier termination of this Agreement), Seller shall cause each Group Company to afford to Purchaser and its accountants, counsel and other Representatives reasonable access, upon reasonable prior notice during normal business hours, to all the personnel, assets, properties, books, Contracts, Tax Returns and records of each Group Company and, during such period, shall furnish to Purchaser any information concerning any Group Company as Purchaser may reasonably request, in each case, for purposes of preparing to operate the Business following the Closing or otherwise in connection with Purchaser’s review of any Quarterly Statement in accordance with Section 2(c) of Exhibit C or the Estimated Closing Statement in accordance with Section 3(a) of Exhibit C; provided, however, that Purchaser and its accountants, counsel and other Representatives shall conduct any such permitted activities utilizing commercially reasonable security measures and in such a manner as not to interfere unreasonably with the business or operations of Seller or any Group Company; provided, further, however, that (a) no Group Company shall be required to provide such access or information if Seller determines, in its reasonable judgment, that doing so would reasonably be expected to (i) violate applicable Law, an applicable Judgment or a Contract (including any contractual confidentiality obligations) or (ii) result in a waiver or loss of the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided that Seller and the Group Companies shall notify Purchaser and its Representatives of the nature of such access or information that will be or has been withheld and shall use commercially reasonable efforts to provide such access or information to Purchaser in a manner that does not violate any such Law, Judgment or Contract or result in a waiver of any such privilege or protection), (b) the auditors and accountants of the Group Companies shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (c) such access shall not include any Phase II environmental investigations or any other environmental testing or sampling of, at or under any Owned Real Property or Leased Real Property by or on behalf of Purchaser, its accountants, counsel or its other Representatives without the prior written consent of Seller. All requests for access or information made pursuant to this Section 5.02 shall be directed to the executive officer or other Person designated by Seller. Except as expressly required by Exhibit C, nothing in this Section 5.02 or elsewhere in this Agreement shall be construed to require Seller or any of its Representatives to prepare any reports, analyses, appraisals or opinions that are not readily available (it being understood that Seller shall not be required to prepare any financial projections, forecasts or any other prospective or pro forma financial information outside of its ordinary course). If reasonably requested by Seller, Purchaser shall enter into a customary and mutually acceptable joint defense agreement with Seller with respect to any information to be provided to Purchaser pursuant to this Section 5.02. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), neither Purchaser nor any of its Representatives shall contact any suppliers to, or customers of, any Group Company or the Business other than in the Ordinary Course and to the extent unrelated to the Transactions. From and after the date of this Agreement and through the Closing, Seller shall maintain a Clean Room and provide Purchaser and its Affiliates and Representatives access to such Clean Room (subject to the terms and conditions of the Clean Team Agreement).  Seller shall upload to and maintain in such Clean Room a true, correct and complete copy of any new Programming Agreements (or amendments, modifications or renewals of any such new Programming Agreements or Programming Agreements existing as of the date hereof) or new Contracts which, if entered into prior to the date of this Agreement, would be considered Material Contracts (or amendments, modifications or renewals of any such Contracts or other Material Contracts existing as of the date hereof) within five Business Days following entry into such new agreement, amendment, modification or renewal.

Section 5.03         Confidentiality. Purchaser agrees that the information being provided to it in connection with the Transactions (including the terms of the Transaction Agreements, the contents of the Seller Disclosure Letter and all information accessed under Section 5.02) will remain subject to the terms of (i) the confidentiality agreement, dated as of March 28, 2024, between Seller and Purchaser and (ii) the clean team agreement, dated as of May 2, 2024 (the “Clean Team Agreement”), between Seller and Purchaser (collectively, the “Confidentiality Agreement”). Effective upon the Closing, the Confidentiality Agreement shall automatically terminate without any action by any Person with respect to information to the extent relating to the Business; provided, however, that Purchaser agrees that any and all other information provided to it or any of its Affiliates, or any of their respective Representatives, by Seller or any of its Affiliates, or any of their respective Representatives, shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing, and Purchaser shall otherwise comply with the Confidentiality Agreement with respect to such information in accordance with its terms.

Section 5.04         Efforts to Consummate the Transactions.

(a)          Subject to the terms and conditions of this Agreement (including the other subsections of this Section 5.04), Seller and Purchaser shall each use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to cause the Closing to occur as promptly as practicable, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Seller and Purchaser shall not, and shall not permit any of their respective Affiliates to, take any action (including acquiring or making any investment in any Person or any division or assets thereof) that would, or would reasonably be expected to, result in a material delay in the satisfaction of any of the conditions set forth in Article VI or any of such conditions not being satisfied.

(b)          Without limiting the foregoing, each of Seller and Purchaser shall (and shall cause their respective Affiliates to) as promptly as practicable file with the appropriate Governmental Entities any notices and applications necessary to obtain clearance under any applicable Laws for the consummation of the Transactions, including the Required Regulatory Approvals. Any such filings shall be in compliance with the requirements of such Laws. Seller and Purchaser shall (and shall cause their respective Affiliates to) furnish each other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under such Laws. Seller and Purchaser shall (and shall cause their respective Affiliates to) keep each other apprised of the status of any communications with, and any inquiries or requests for additional or supplemental information from, any such Governmental Entities and shall (and shall cause their respective Affiliates to) comply promptly with any such inquiry or request and shall (and shall cause their respective Affiliates to) promptly provide any additional or supplemental information requested in connection with any filings made hereunder pursuant to such Laws. Purchaser and Seller shall each be responsible for 50% of the filing and notice fees incurred in connection with the Required Regulatory Approvals (including the filings pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)). Each of Seller and Purchaser shall (and shall cause its respective Affiliates to) use its reasonable best efforts to obtain any clearance required under such Laws for the consummation of the Transactions (including the expiration or early termination of any applicable waiting period) as promptly as practicable. Neither Seller nor Purchaser shall (nor shall permit any of their Affiliates to) consent to any voluntary delay of the Closing or extension of any applicable waiting period at the behest of any Governmental Entity without the written consent of the other, who shall have the right, but not the obligation, to consent to any such delay of Closing or extension of any applicable waiting period.

(c)          For purposes of this Section 5.04, the “reasonable best efforts” of Seller and Purchaser shall include contesting and resisting any Proceeding instituted (or threatened to be instituted) by the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, or any state attorney general challenging the Transactions as violative of any federal or state antitrust or competition law or other Antitrust Laws or any Satellite and Communications Law; provided, however, that nothing in this Section 5.04 or otherwise in this Agreement shall require Seller or Purchaser to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses, product lines, assets or operations of, in the case of Purchaser, Purchaser or any of its Affiliates or of the Group Companies or any of the Transferred Assets, and in the case of Seller, Seller or any of its Affiliates or the Seller Group or any of the Excluded Assets, (ii) agree to conduct its and its Affiliates’ businesses or, in the case of Purchaser, the Business, or in the case of Seller, the Seller Business, in a specified manner, or propose or agree or permit to conduct any of such businesses in a specified manner, or (iii) otherwise take or commit to take actions that after the Closing would limit its or its Affiliates’ ability to retain one or more of the businesses, product lines, assets or operations of its or any of its Affiliates or, in the case of Purchaser, any Group Company or, in the case of Seller, any member of the Seller Group, in each case, to the extent necessary to obtain any clearance required under applicable Laws for the consummation of the Transactions, resolve any such objections or avoid or eliminate any such impediments.

(d)          Without limiting the generality of anything contained in this Section 5.04, Seller and Purchaser shall (and shall cause their respective Affiliates to), to the extent permitted by applicable Law, (i) give each other prompt notice of the making or commencement of any formal or informal request, inquiry or Proceeding by or before any Governmental Entity with respect to the Transactions, (ii) keep each other reasonably informed as to the status of any such request, inquiry or Proceeding, (iii) promptly inform each other of any communication (and provide each other with copies of all written communications) to or from any Governmental Entity regarding the Transactions, (iv) promptly consult and cooperate with each other in good faith in connection with any meetings or oral communications, formal or informal, with any Governmental Entity in connection with the Transactions and provide each other with advance notice and an opportunity to attend and participate in all such meetings and oral communications, and (v) consult and cooperate with each other in good faith in connection with, and provide each other reasonable advance opportunity to review and comment upon (and each will consider in good faith the views of the other in connection with), any filing, registration, declaration, notice, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication or submission, oral or written, made or submitted to any Governmental Entity regarding the Transactions. Notwithstanding anything to the contrary set forth in this Section 5.04, Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any Competitively Sensitive Material (as such term is defined on Section 5.04(d) of the Seller Disclosure Letter) provided to the other party under this Agreement as “outside counsel only.” Such designated materials and any materials provided by Purchaser to Seller or by Seller to Purchaser pursuant to this Section 5.04, and the information contained therein, shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be); it being understood that materials provided pursuant to this Agreement may be redacted (A) to remove references concerning the valuation of the Business, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege concerns.

(e)           Subject to Section 5.04(d), the parties hereto agree that Purchaser shall be the strategic lead over, and it is Purchaser’s right to devise the strategy for obtaining clearances, approvals and waiting-period expirations under Antitrust Laws and Satellite and Communications Laws, including any filings, notifications, submissions and communications with or to any Governmental Entity in connection therewith; provided that, without limiting Seller’s rights under Section 5.04(d), Purchaser shall consult with Seller and consider in good faith any comments of Seller relating thereto. Notwithstanding anything to the contrary herein, all costs, fees and expenses associated with any experts, consultants, or economists retained by any party in connection with the covenants set forth in this Section 5.04, including with respect to obtaining the Required Regulatory Approvals, shall be borne by the party who engaged such expert, consultant or economist as applicable.

(f)            Nothing in this Agreement shall (i) apply to or restrict communications or other actions by Seller or any Group Company with or with respect to Governmental Entities in connection with its business in the Ordinary Course that are unrelated to the Transactions or (ii) give Purchaser, directly or indirectly, the right to control or direct the operations of any Group Company prior to the Closing

(g)           Prior to the Closing, each party hereto shall, and shall cause its Affiliates to, use its reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, all Consents from Persons (other than any Governmental Entity) necessary or appropriate to permit the consummation of the Transactions; provided, however, that the parties hereto (and their Affiliates) shall not be required to pay or commit to pay any amount to (or incur any obligation or grant any concession in favor of) any such Person

(h)           No later than ten Business Days following the date of this Agreement, Seller shall file the Pro Forma Transfer Applications. Seller shall use reasonable best efforts to obtain all required pro forma transfer approvals from the FCC with respect to the Pro Forma Transfer Applications no later than November 30, 2024.

Section 5.05         Expenses. Whether or not the Closing takes place, except as expressly set forth in any other provision of this Agreement or the other Transaction Agreements, all costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the Transactions shall be paid by the party incurring such costs and expenses. If this Agreement is validly terminated in accordance with its terms, Purchaser shall reimburse Seller for an amount equal to the lesser of (a) the product of (i) 1.5 multiplied by (ii) the amount of reasonable, documented third-party, non-Affiliate out-of-pocket costs and expenses incurred by Seller or any of its Subsidiaries as a result of the Initial Restructuring and (b) $2,000,000.

Section 5.06         Employee Matters.

(a)           Within 10 Business Days following the end of each month prior to the Closing, and not less than 10 days prior to Closing, Seller shall provide Purchaser with updated information related to the Business Employees (other than Business Employees designated as Seller Employees) as of the end of the prior month regarding any changes to such employee population that occur following the date hereof and including the information listed in Section 3.14(e) plus work visa status (if applicable and readily available) and leave of absence status (including anticipated return date), if applicable and readily available; provided, that any such changes must also be otherwise permitted pursuant to Section 5.01. Prior to the Closing, Seller shall, or shall cause their relevant Affiliates to take all such actions as are reasonably necessary to transfer (i) the employment of each Purchaser Employee who is employed by the Seller Group to a Group Company, together (to the maximum extent permitted by applicable Law) with all personnel records and files (including any Forms I-9 or work visas, if applicable) related to each such Purchaser Employee, and (ii) (to the extent transferable), any and all agreements with each such Purchaser Employee containing confidentiality, non-disclosure, non-competition, non-solicitation, no hire, non-disparagement, invention assignment or similar restrictive covenants to a Group Company or Purchaser; provided, that any Purchaser Employee who is not actively at work due to injury, military duty, disability or other paid or unpaid leave of absence as of the Closing Date (any such Purchaser Employee, a “Delayed Transfer Employee”) shall not be transferred internally prior to or at the Closing, but shall remain an employee of Seller Group, and Purchaser shall, or shall cause an Affiliate (including a Group Company) to offer employment to any Delayed Transfer Employee who returns to regularly scheduled active service with Seller Group within six months of the Closing Date (or such longer period as may be required by applicable Law), and any Delayed Transfer Employee who accepts such an offer shall be treated as a Continuing Employee as of the date such Delayed Transfer Employee commences employee with Purchaser or an Affiliate. Prior to the Closing, Seller shall, or shall cause its applicable Affiliates to, transfer the employment of each Seller Employee who is employed by a Group Company so that such Seller Employee is no longer employed by a Group Company as of the Closing.

(b)           For a period of 12 months following the Closing Date (or, if shorter, the applicable Continuing Employee’s period of employment), Purchaser shall, or shall cause its Affiliates to, provide to each Purchaser Employee who is employed by any Group Company as of the Closing Date and remains employed during this 12-month period (each such Purchaser Employee, a “Continuing Employee”), (i) a base salary or wage rate (as applicable) and target short-term cash incentive compensation opportunities, in each case, no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date and (ii) other defined contribution, group health plan, and material health and welfare employee benefits (excluding, for the avoidance of doubt, any defined benefit pension, post-retirement or post-employment health or welfare (other than to the extent required by applicable Law), change of control, retention, severance, long-term incentive and equity-based arrangements or benefits, collectively, “Excluded Benefits”) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing Date. Except as expressly provided herein, including under any Transaction Agreement contemplated hereby, effective as of the Closing, each Continuing Employee shall cease to participate in any Benefit Plan sponsored by Seller (other than any Assumed Benefit Plan continued by Purchaser) as an active employee.

(c)           From and after the Closing Date, Purchaser shall, or shall cause each Group Company or Purchaser’s other Affiliates to, (i) honor all obligations under the Assumed Benefit Plans in accordance with their terms as in effect immediately prior to the Closing, (ii) recognize and honor all of each Continuing Employee’s accrued and unused vacation and other paid time-off benefits consistent with the terms of the vacation or similar policies of the Group Company applicable to such Continuing Employee as in effect immediately prior to the Closing, and (iii) pay all cash bonuses and commissions that are payable to Continuing Employees with respect to the fiscal year in which the Closing occurs under the bonus or commission plans or arrangements of Seller and its Affiliates or the Group Companies, including, to the extent earned, bonuses or commissions accrued before the Closing Date, in the case of clause (iii), in accordance with the terms of the applicable bonus and commission plans or arrangements; provided that such plans or arrangements are set forth in Section 3.13(a) of the Seller Disclosure Letter.

(d)           From and after the Closing Date, Purchaser shall, or shall cause each Group Company or Purchaser’s other Affiliates to, recognize, for all purposes under all plans, programs and arrangements (other than the Excluded Benefits) established or maintained by Purchaser or any of its Affiliates (including, after the Closing, any Group Company) each Continuing Employee’s service with Seller and its Affiliates (including any Group Company) and any of their respective predecessors (for which Seller has otherwise agreed to provide service) prior to the Closing Date as if such service were with Purchaser or its Affiliates and to the same extent and for the same purpose such service was recognized by Seller or its Affiliates prior to the Closing Date, including for purposes of eligibility, vesting and benefit levels and benefit accruals; provided that no such recognition of service shall be required (i) to the extent that it would result in a duplication of benefits or (ii) for any purpose where service credit for the applicable period is not provided to Purchaser’s participants generally.

(e)           (i)            From and after the Closing Date, except as expressly provided herein, Purchaser shall or shall cause the applicable Group Company or one of Purchaser’s other Affiliates to, assume all employment, labor, compensation, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses relating to each (A) Continuing Employee (or any dependent or beneficiary thereof) whether arising, before, on or after the Closing, and (B) Assumed Benefit Plan (such liabilities, obligations, commitments, claims and losses, the “Transferred HR Liabilities”; provided, however, that the Transferred HR Liabilities shall not include the Excluded HR Liabilities).

(ii)           Neither Purchaser nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge, and Seller and its Affiliates, as the case may be, will remain liable to pay, perform and discharge when due all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses, including with respect to any Benefit Plan (other than an Assumed Benefit Plan), relating to each employee of Seller and its Affiliates (or any dependent or beneficiary of any such employee) other than the Continuing Employees (and their dependents and beneficiaries), that arise out of an event or events that occur at any time. From and after the Closing Date, none of Seller or any of its Affiliates shall have any liability under or in respect of (A) the Assumed Benefit Plans, (B) the service of any Continuing Employee or other service provider (or any dependent or beneficiary of any such employee or service provider) to Purchaser or its Affiliates (other than pursuant to any Excluded HR Liabilities or Benefit Plan that is not an Assumed Benefit Plan) or (C) the actual or constructive termination of a Continuing Employee’s employment, in each case arising on or after the Closing.

(iii)          Except as specifically provided in this Agreement (including with respect to the Assumed Benefit Plans), nothing in this Agreement shall require Seller or any of its Affiliates to transfer assets or reserves with respect to its health or welfare plans to Purchaser or any of its Affiliates.

(f)            As of the Closing Date, Purchaser shall, or shall cause the applicable Group Company or Purchaser’s other Affiliates to, have in effect one or more defined contribution plans that each include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (each, a “401(k) Plan”) that will provide benefits to Continuing Employees participating in Seller’s 401(k) Plan as of the Closing Date (“Seller’s 401(k) Plan”) who become eligible to participate in such 401(k) Plan. Each Continuing Employee who participates in Seller’s 401(k) Plan as of the Closing Date shall become eligible to participate in Purchaser’s 401(k) Plan as of the Closing Date in accordance with the terms of Purchaser’s 401(k) Plan. Seller shall, and shall cause their Affiliates to, and Purchaser shall, and shall cause its Affiliates to, cooperate to take any and all actions needed to permit each such Continuing Employee to make a “direct rollover” to Purchaser’s 401(k) Plan of the account balances of such Continuing Employee (including a direct in-kind rollover of promissory notes evidencing any outstanding loans) under Seller’s 401(k) Plan if such direct rollover is elected in accordance with applicable Law by such Continuing Employee.

(g)           Purchaser shall, or shall cause its Affiliates (including, following the Closing, any Group Company) to use commercially reasonable efforts to, (i) waive any pre-existing condition, exclusion, limitation, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Purchaser or any of its Affiliates (including, after the Closing, any Group Company) for the benefit of Continuing Employees (including their respective dependents and beneficiaries, if any), except to the extent such pre-existing condition, exclusion, limitation, requirement or waiting period would have been applicable to Continuing Employees (including their respective dependents and beneficiaries, if any) under a similar Benefit Plan or any plan, program, agreement, arrangement or understanding that is required by applicable Laws immediately prior to the Closing and (ii) provide full credit for any co-payments, deductibles or similar out-of-pocket payments made or incurred by Continuing Employees (including their respective dependents and beneficiaries, if any) prior to the Closing Date as practically applicable to the Purchaser’s medical plan designs (including deductible, out-of-pocket amounts) for the plan year in which the Closing occurs.

(h)           Seller shall be, or shall cause their Affiliates to be, responsible for the following under any Benefit Plan that is not an Assumed Benefit Plan: (A) all medical, dental and prescription drug claims for expenses incurred by any Continuing Employee or his or her dependents prior to Closing, (B) all claims for short-term and long-term disability income benefits commencing prior to Closing by any Continuing Employee and (C) all claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Continuing Employee, in each case, prior to the Closing. Purchaser shall be, or shall cause its Affiliates to be, responsible for all (I) medical, dental and prescription drug claims for expenses incurred on or after Closing by any Continuing Employee or his or her dependents or beneficiaries, if any, (II) claims for short-term and long-term disability income benefits commencing on or after Closing by any Continuing Employee and (III) claims for group life, travel and accident, and accidental death and dismemberment insurance benefit claims incurred by any Continuing Employee, in each case, at any time under any Assumed Benefit Plan or any other benefit plan of Purchaser or its Affiliates on or after the Closing. Except in the event of any claim for workers’ compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (y) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon the date of the services and the provision of materials or supplies comprising any such benefits and (z) short and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, initial date of occurrence of the illness, injury or accident giving rise to such benefits.

(i)            Seller and Purchaser agree to jointly select and engage a third-party auditor (the “Auditor”) within 60 days of the date hereof (with the costs, fees and expenses of such auditor to be borne solely by Purchaser) to audit the service of the Shared Employees to determine (1) the time allocation of each Shared Employee’s service to each of the Business and the Seller Business by sub-function capability area (e.g., IT Operations, Corporate Systems, Information Security, etc.) and (2) the number of full-time employees that would be required to preserve the aggregate service provided to Seller and Purchaser as of the date hereof by the Shared Employees (the “FTE Methodology”). Within 90 calendar days of the Auditor’s determination of the FTE Methodology, but in all events within 30 calendar days prior to Closing, Seller and Purchaser shall mutually determine the allocation of the Undetermined Shared Employees by (1) determining the number of Undetermined Shared Employees who devote more than 50% of their service to the Business (the “Presumed Purchaser Employees”), (2) using the FTE Methodology to determine the number of full-time employees needed to preserve the aggregate service to the Business (the “FTE Employee Number”), and (3) first, allocating the Presumed Purchaser Employees as Purchaser Employees and, second, adding to or subtracting from such number of Presumed Purchaser Employees a number of other Undetermined Shared Employees as Purchaser Employees so that the total number of Undetermined Shared Employees actually allocated as Purchaser Employees falls between 90% and 110% of such FTE Employee Number (the “FTE Employee Range”), unless otherwise mutually agreed by the Parties. Notwithstanding the foregoing, with respect to certain groups of Undetermined Shared Employees for whom the FTE Methodology shall not apply because the allocation of the particular group of Undetermined Shared Employees to each of the Seller Business and the Business is currently based on the percentage of revenue the Business contributes to Seller (taken as a whole) (the “Excepted Groups/Departments”), the following alternative methodology will be used to allocate the Undetermined Shared Employees in the Excepted Group/Departments. With respect to each such Excepted Group/Department, the Auditor will determine the average labor dollar cost of such Expected Group/Department allocated to the Business divided by the average annual base salary for an employee in such Expected Group/Department (“Average Overhead Number”). Then, a number of 40-hour a week full-time Undetermined Shared Employees in such Excepted Group/Department equal to the Average Overhead Number shall be allocated to the Business. In the event that the foregoing service audit by the Auditor shows that the functional costs of the allocation of employees in accordance with the methodology set forth in this Section 5.06(i)  will significantly exceed the functional labor baseline cost estimated by Purchaser based upon the July 29, 2024 census provided by Seller to Purchaser (the “July Census”), the Parties will, acting reasonably, mutually agree to adjust conveying resources in order to align with such functional baseline.

(j)            Within 30 days of the date hereof, Seller and Purchaser agree to negotiate in good faith a potential retention plan covering certain Purchaser Employees who will remain employees of a Group Company as of the Closing or will become employees of Purchaser or its Affiliates as of Closing, covering the period of time from the date hereof to the Closing as well as the allocation of cost for such retention plan.

(k)           Nothing contemplated by this Section 5.06 shall be construed as (i) conferring upon any Person (including any Continuing Employee), other than the parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) establishing, or constituting an amendment, modification or termination of, or an undertaking to amend, establish, modify or terminate, any compensation or benefit plan, program, agreement or arrangement, (iii) requiring Purchaser or any of its Affiliates to be obligated to continue the employment of any Continuing Employee for any period of time after the Closing Date, or (iv) altering or limiting the rights of Purchaser or any of its Affiliates to terminate the employment of any Continuing Employee or to amend, modify or terminate any compensation or employee benefit plan, program, agreement or arrangement or other term or condition of employment.

(l)            Effective as of the Closing, Seller shall provide Purchaser of a list of the number of employees of Seller or any of its Affiliates (including any Group Company), by site of employment, who have experienced an employment loss or layoff (within the meaning of the WARN Act) within the 90 days prior to the Closing and who were located at a site of employment where Continuing Employees will be located following the Closing, along with the date of the employment loss or layoff.

Section 5.07         Tax Matters.

(a)           Tax Returns; Payment of Taxes. Purchaser and Seller agree that:

(i)	To the extent permitted by applicable Law, with respect to each Group Company, each party hereto shall (and shall cause their Affiliates, including the Company, to) elect for all Income Tax purposes to treat any taxable period that includes the Closing Date as ending at the end of the Closing Date and to treat all items for Income Tax purposes with respect to such a taxable period as allocable based on a closing of the books on the Closing Date. Without limiting the generality of the foregoing, to the extent an election under Treasury Regulation Section 1.245A-5(e)(3)(i) to close the taxable year of any eligible and applicable non-U.S. Group Company for U.S. federal Income Tax purposes as of the end of the Closing Date is permitted under applicable Law, the parties shall, and shall cause their respective Affiliates to, cooperate in timely making such an election, and shall take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve such election. Each party hereto shall take such steps as may be necessary to give effect to this Section 5.07(a)(i).

(ii)	With respect to each Non-Income Tax Return of any Group Company (other than any Non-Income Tax Return prepared by Seller pursuant to Section 5.07(a)(iv)) for any Pre-Closing Tax Period that is due (taking into account any available extension for filing such Tax Return) after the Closing Date (any Tax Return prepared pursuant to this Section 5.07(a)(ii), a “Purchaser Return”), Purchaser shall prepare and file such Purchaser Return in accordance with the past practice of the applicable Group Company, unless otherwise required by applicable Law; provided that (A) Purchaser shall prepare each Purchaser Return in accordance with Section 5.07(j) and Section 5.07(k) (to the extent applicable to any Purchaser Return) and (B) Purchaser shall provide a draft of each Purchaser Return that could reasonably be expected to give rise to an indemnification obligation of Seller pursuant to Section 8.03, at least 30 days before the due date for filing such Purchaser Return (or if such due date is less than 30 days after the Closing Date, as soon as reasonably practicable, or if such Purchaser Return is filed on a monthly basis, at least five days before the due date for filing such Purchaser Return) for Seller’s review and comment. Purchaser shall take into account in good faith any reasonable comments received from Seller; provided, that to the extent the Purchaser does not accept any reasonable comments from Seller, the parties shall cooperate in good faith to resolve the dispute, and if they are unable to resolve the dispute within 10 Business Days after Purchaser’s receipt of such comments from Seller, a nationally recognized accounting firm mutually acceptable to the Purchaser and Seller (the “Accounting Firm”) shall resolve the dispute, and each of Seller and Purchaser shall bear 50% of the costs of the Accounting Firm; provided further that if such dispute is not resolved prior to the due date of the applicable Purchaser Return (taking into account applicable extensions for filing such Purchaser Return), Purchaser shall timely file such Purchaser Return reflecting all agreed comments and, solely with respect to any disputed items in the manner it sees fit, and, following the determination of the applicable dispute by the Accounting Firm, Purchaser shall cause such Purchaser Return to be amended as necessary to reflect the Accounting Firm’s resolution of such dispute. At least two Business Days prior to the due date of any Purchaser Return (taking into account applicable extensions), New Seller Subsidiary shall, and Seller shall cause New Seller Subsidiary to (or shall on behalf of New Seller Subsidiary), pay to Purchaser, by wire transfer of immediately available funds, the amount of any Taxes for any Pre-Closing Tax Period set forth as due and owing on such Purchaser Return.

(iii)	With respect to each Tax Return of any Group Company for any Pre-Closing Tax Period (excluding any Tax Return prepared by Seller pursuant to Section 5.07(a)(iv) and any Purchaser Return) that is due (taking into account any available extension for filing such Tax Return) after the Closing Date (any Tax Return prepared pursuant to this Section 5.07(a)(iii), a “Seller Return”), Seller shall prepare such Seller Return in accordance with the past practice of the applicable Group Company, unless otherwise required by applicable Law; provided that (A) Seller shall prepare each Seller Return in accordance with Section 5.07(j) and Section 5.07(k) (to the extent applicable to any Seller Return) and (B) Seller shall provide a draft of each Seller Return, at least 30 days before the due date for filing such Seller Return (or if such due date is less than 30 days after the Closing Date, as soon as reasonably practicable) for Purchaser’s review and comment. Seller shall take into account in good faith any reasonable comments received from Purchaser; provided that to the extent Seller does not accept any reasonable comments from the Purchaser to such Seller Return, the parties shall cooperate in good faith to resolve the dispute, and if they are unable to resolve the dispute within 10 Business Days after Seller’s receipt of such comments from Purchaser, the Accounting Firm shall resolve the dispute, and each of Seller and Purchaser shall bear 50% of the costs of the Accounting Firm; provided, further, that if such dispute is not resolved prior to the due date of the applicable Seller Return (taking into account applicable extensions for filing such Seller Return), Purchaser shall timely file such Seller Return reflecting all agreed comments and, solely with respect to any disputed items in the manner Purchaser sees fit, and, following the determination of the applicable dispute by the Accounting Firm, Purchaser shall cause such Seller Return to be amended as necessary to reflect the Accounting Firm’s resolution of such dispute. At least two Business Days prior to the due date of any Seller Return (taking into account applicable extensions), New Seller Subsidiary shall, and Seller shall cause New Seller Subsidiary to (or shall on behalf of New Seller Subsidiary), pay to Purchaser, by wire transfer of immediately available funds, the amount of any Taxes for any Pre-Closing Tax Period set forth as due and owing on such Seller Return.

(iv)	Notwithstanding anything in this Agreement to the contrary, except as otherwise and solely to the extent required pursuant to Section 5.07(c), (A) Seller shall have the right to prepare and file all Tax Returns of the Seller Consolidated Group, (B) in no event shall Seller be required to provide any Person with any Tax Return or copy of any Tax Return of (I) Seller or any of its Affiliates (other than the Group Companies) and a pro forma of any portions of a Tax Return filed with respect to a Group Company that relates solely to the Group Companies or (II) a Seller Consolidated Group (other than a pro forma of any portion of a Tax Return of a Seller Consolidated Group that relates solely to the Group Companies), and (C) neither Purchaser nor any of its Affiliates shall have any rights with respect to any audit, examination, contest or other Proceeding relating to Taxes or any Tax Return of (I) Seller or any of its Affiliates (other than the Group Companies) or (II) a Seller Consolidated Group; provided that, for the avoidance of doubt, Seller shall prepare all applicable Tax Returns of the Seller Consolidated Group in accordance with Section 5.07(j) and Section 5.07(k).

(v)	Each Partnership Group Subsidiary shall make an election under Section 754 of the Code for the taxable year that includes the Closing Date (unless such an election is already in effect). To the extent there is any other Group Company that is classified as a partnership for U.S. federal Income Tax purposes as of the Closing Date, the Seller shall use commercially reasonable efforts and cooperate with Purchaser in causing such Group Company to make an election under Section 754 of the Code for the taxable year that includes the Closing Date (unless such an election is already in effect).

(b)           Cooperation. Seller and Purchaser shall reasonably and timely cooperate, and shall cause their respective Affiliates and Representatives to fully and timely cooperate, in preparing and filing Tax Returns of any Group Company and conducting any Proceeding relating to Taxes of a Group Company, including by maintaining and making available to each other any records necessary in connection with any Tax Return of a Group Company or any Tax dispute or audit relating to Taxes of a Group Company. Purchaser shall, and shall cause the Group Companies to, (i) retain until 60 calendar days after the expiration of the applicable statute of limitations (or such later date as required by applicable Law) all accounting and Tax books and records that may be relevant to any Tax Return of a Group Company for a Pre-Closing Tax Period and (ii) allow Seller and its Affiliates and Representatives, upon Seller’s reasonable request and at Seller’s expense and at times and dates mutually acceptable to the parties hereto, to inspect, review and make copies of such records and information as Seller may reasonably deem necessary or appropriate from time to time.

(c)           CODI Taxes.

(i)           Seller shall notify Purchaser of the payment of any Purchaser CODI Taxes by Seller or any Affiliate of Seller (including any applicable Taxes of the Seller Consolidated Group and, prior to the Closing, of any Group Company) to the applicable Taxing Authority. Seller shall provide to Purchaser, pursuant to the Clean Room Procedure, copies of each Relevant Tax Return that Seller files (or causes to be filed) and any other documents reasonably necessary for the Accounting Firm to verify (A) in the case of a CODI Tax Return, the CODI Amount, and (B) in the case of any Relevant Tax Return described in clause (i) of the definition thereof, that the amount of Purchaser CODI Taxes was as set forth on such Relevant Tax Return and remitted to the applicable Taxing Authority and that such Taxes were Relevant Taxes. The Accounting Firm shall be instructed to so verify and confirm within 10 Business Days of the receipt of such Relevant Tax Returns and related documents as applicable, (I) the CODI Amount and/or (II) the amount of such Purchaser CODI Taxes. Within three Business Days following such confirmation by the Accounting Firm (subject to the immediately following proviso), Purchaser shall pay (or cause to be paid) to the New Seller Subsidiary, by wire transfer of immediately available funds, such verified amount of such Purchaser CODI Tax, net of, without duplication, (x) any payments due to Purchaser under Section 8.01 or Section 8.03(a) for which Purchaser elects to offset against Purchaser CODI Tax under Section 8.01(d), (y) the Cash Shortfall for which Seller fails to timely pay pursuant to Section 3(e) of Exhibit C and Purchaser elects to offset such amount against Purchaser CODI Taxes under Section 3(e) of Exhibit C, and (z) any Cash Shortfall for which Purchaser elects to offset against Purchaser CODI Taxes under Section 4 of Exhibit C (the aggregate amount of any reduction described in these clauses (x), (y) or (z), “CODI Reduction Amounts”). Each CODI Reduction Amount shall be treated for purposes of this Agreement as a payment by Purchaser to New Seller Subsidiary pursuant to this Section 5.07(c)(i) of Purchaser CODI Taxes in the same amount. With respect to any applicable taxable year, if (q) the amount of Relevant Taxes shown as due and payable (prior to taking into account any estimated payments, prepayments and overpayments) on a Relevant Tax Return filed for such taxable year (which, for the avoidance of doubt, excludes any Relevant Tax Return with respect to the calculation or payment of estimated or prepaid Taxes) is less than the amount of Relevant Taxes previously paid with respect to such taxable year in such jurisdiction, and Purchaser would have been required to pay a lesser amount of Purchaser CODI Taxes to New Seller Subsidiary pursuant to this Section 5.07(c)(i) if no such excess Relevant Taxes had previously been paid by Seller or any Affiliate of Seller (including any applicable Taxes of the Seller Consolidated Group and, prior to the Closing, of any Group Company), or (r) the CODI Amount is revised downwards as a result of the filing of a final annual CODI Tax Return resulting in the aggregate amount of payments made (or deemed made) under this Section 5.07(c)(i) exceeding the Purchaser CODI Cap, then New Seller Subsidiary shall, and Seller shall cause New Seller Subsidiary to (or shall on behalf of New Seller Subsidiary), reimburse Purchaser, by wire transfer of immediately available funds, the amount of such excess. Any such reimbursed excess amount shall reduce the amount of Purchaser CODI Taxes treated as paid by Purchaser for purposes of calculating whether the total Purchaser CODI Taxes exceeds the Purchaser CODI Cap.

(ii)           For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

(A)           “CODI” means (x) the gross amount of any U.S. federal taxable income of Seller or any Affiliate of Seller to the extent resulting from the “discharge of indebtedness,” within the meaning of Section 61(a)(11) of the Code and Treasury Regulations Section 1.61-12 that occurs, solely with respect to the Bridge Bonds (including, for the avoidance of doubt, the Exchange Company Notes exchanged therefor), as a result of (I) any significant modification (as defined by Treasury Regulations Section 1.1001-3) arising in connection with completing the Exchange Offer and/or (II) the consummation of the Bridge Bond Exchange and the Transferred Equity Purchase as contemplated in the Exchange Offer Memorandum and in connection with the Transactions and (y) any amounts that would have constituted income described in clause (x) but was excluded from income under Section 108(a) of the Code resulting in a reduction in Income Tax attributes under Section 108(b) of the Code.

(B)           “CODI Amount” means the amount of CODI during any CODI Tax Year that is reflected on a CODI Tax Return (including any CODI described in clause (y) of the definition thereof as set forth on IRS Form 982 (or any similar or analogous Tax Return)), provided that if and for so long as the CODI Tax Return is not a final income Tax Return for the applicable CODI Tax Year, the CODI Amount shall be based on Seller’s good faith estimate of the amount of CODI during such CODI Tax Year that will be reflected on such final CODI Tax Return when such final CODI Tax Return is filed.

(C)           “CODI Tax Return” means any final U.S. federal income Tax Return (other than any Tax Return with respect to the calculation or payment of estimated or prepaid Taxes) of Seller or any Affiliate of Seller (including any applicable U.S. federal income Tax Return of the Seller Consolidated Group) for any CODI Tax Year (i.e., an IRS Form 1120 or successor form); provided that if and for so long as such final U.S. federal income Tax Return has not yet been filed at a time when the CODI Amount is being determined, then the Tax Returns with respect to the calculation or payment of estimated or prepaid Taxes that have, as of such time, been filed for such CODI Tax Year shall constitute the CODI Tax Return for such CODI Tax Year.

(D)           “CODI Tax Year” means the taxable year of Seller or any Affiliate of Seller that includes the day on which the Exchange Offer is consummated, and the taxable year of Seller or any Affiliate of Seller that includes the Closing Date.

(E)           “Purchaser CODI Cap” means the lesser of (1) the product of (x) the excess (if any) of (i) the aggregate principal amount of Bridge Bonds outstanding as of immediately prior to the Bridge Bond Exchange over (ii) the aggregate principal amount of the Purchaser Notes issued pursuant to the Bridge Bond Exchange and (y) the Tax Rate, and (2) the product of (I) the CODI Amount and (II) the Tax Rate; provided that the amount of the Purchaser CODI Cap will be reduced by $100,000,000 until the day that is three Business Days following the final determination of the Closing Statement in accordance with Section 3 of Exhibit C, at which point the amount of the Purchaser CODI Cap will be determined without regard to this proviso.

(F)           “Purchaser CODI Taxes” means the aggregate amount of any Relevant Taxes; provided that the aggregate amount of Relevant Taxes included in this Purchaser CODI Taxes calculation will not exceed the Purchaser CODI Cap.

(G)           “Relevant Taxes” means any U.S. federal, state or local Income Tax (including, without duplication, any estimated or prepaid Tax) shown as due and payable on any Tax Return (including any Tax Return with respect to the calculation or payment of estimated or prepaid Taxes) of Seller or any Affiliate of Seller (including any applicable Taxes of the Seller Consolidated Group and, prior to the Closing, of any Group Company) for any taxable year (or period thereof) that ends on or after the Closing Date that (i) in the case of a final Tax Return for such taxable year (or period thereof), are required to be paid under applicable Tax Law for such taxable year (or period thereof) as determined by Seller in good faith, or (ii) in the case of a Tax Return with respect to estimated or prepaid Taxes, are Taxes that are expected to be required to be paid under applicable Tax Law for such taxable year (or period thereof), determined based on Seller’s good faith estimates of applicable Income Taxes for such taxable year (or period thereof); provided that Relevant Taxes will exclude any Taxes of Seller or any Affiliate of Seller that have resulted in a payment to New Seller Subsidiary (or any of its Affiliates) following the Closing pursuant to Section 5.07(m).

(H)           “Relevant Tax Return” means (i) any U.S. federal, state or local Income Tax Return (including any Tax Return with respect to the calculation or payment of estimated or prepaid Taxes) of Seller or any Affiliate of Seller (including any applicable income Tax Return of the Seller Consolidated Group and, prior to the Closing, of any Group Company) for the taxable year that includes any Purchaser CODI Taxes and (ii) any CODI Tax Return.

(I)            “Specified Jurisdiction” means each jurisdiction set forth in Section 5.07(c)(ii) of the Seller Disclosure Letter.

(J)            “Tax Rate” means the sum of (I) 21% and (II) 3.55%; provided that (y) in the event of a Change in Law with respect to the Code or the Treasury Regulations thereunder following the date of this Agreement, clause (I) of the Tax Rate shall be the maximum federal Income Tax rate applicable to a corporation for the taxable year in which the Bridge Bond Exchange is consummated and (z) in the event of a Change in Law with respect to any Tax Law in any Specified Jurisdiction following the date of this Agreement, clause (II) of the Tax Rate shall be adjusted to reflect such Change in Law in respect of the applicable taxable year in which the Bridge Bond Exchange is consummated; provided that, for the avoidance of doubt, any adjustment of Tax Rate pursuant to the foregoing shall be verified by the Accounting Firm in accordance with Section 5.07(c)(i).

(iii)          Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to make any payment pursuant to this Section 5.07(c) unless and until the Closing has occurred.

(iv)          For all purposes of this Agreement (including, but not limited to, this Section 5.07(c) and the application of Exhibit C with respect to the determination and/or dispute regarding any Tax Sharing Payment), (A) Seller (and its applicable Affiliates) shall be deemed to satisfy any of its obligations under this Agreement with respect to the delivery of Tax Returns and related work papers and other documentation, in each case, with respect to any Seller Consolidated Group, Seller, or any Affiliate of Seller (other than, in the case of a standalone Tax Return, a Group Company, or a Tax Return that includes solely one or more Group Companies, such Group Companies), by making such information available in the Clean Room to the Accounting Firm (or any similar third-party arbitrator), which information will be subject to a clean team agreement, which clean team agreement will be in a form reasonably satisfactory to Seller and Purchaser (the “Tax Clean Room Agreement”) and (B) if any dispute with respect to the determination of Taxes or the preparation of Tax Returns (and any other matters with respect to Taxes) is to be resolved by the Accounting Firm (or any similar third-party arbitrator) pursuant to the provisions of this Agreement, then the parties hereto shall cause any applicable information with respect to any Seller Consolidated Group, Seller, or any Affiliate of Seller (other than, in the case of a standalone Tax Return, a Group Company, or a Tax Return that includes solely one or more Group Companies, such Group Companies) that is reasonably necessary to resolve such dispute to be made available in the Clean Room to the Accounting Firm (or any similar third-party arbitrator), subject to the terms and conditions of the Tax Clean Team Agreement, in connection with resolving such dispute (the “Clean Room Procedure”).

(d)           Tax Sharing Agreements. Seller shall cause (i) all Tax sharing, allocation or indemnification agreements (other than agreements entered into in the Ordinary Course the primary purpose of which is not the allocation, indemnification or sharing of Taxes and those set forth in Section 5.07(d) of the Seller Disclosure Letter) between or among Seller or any of its Affiliates (other than any Group Company), on the one hand, and any Group Company, on the other hand, and (ii) all powers of attorney with respect to any Tax or Tax Return (other than powers of attorneys granted to any payroll provider of any Group Company in the Ordinary Course and those set forth in Section 5.07(d) of the Seller Disclosure Letter), to terminate on or before the Closing Date.

(e)           No Section 338 Election. Purchaser shall not make, nor permit its Affiliates to make, any election under Section 338 of the Code (or any analogous provision of state, local or non-U.S. Law) with respect to the sale of any Group Company.

(f)            Tax Certificates. The New Seller Subsidiary shall, and Seller shall cause the New Seller Subsidiary to, deliver to Purchaser at Closing a duly completed, executed and acknowledged IRS Form W-9.

(g)           Transfer Taxes. All Transfer Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the Transaction Agreements or the transactions contemplated hereby and thereby shall be borne solely by Purchaser; provided that any Transfer Taxes resulting from the Pre-Closing Reorganization or the Pre-Closing Restructuring shall be borne solely by New Seller Subsidiary. Purchaser and Seller shall reasonably cooperate to prepare any required Tax Returns relating to such Transfer Taxes and the responsible party under applicable Law shall timely file and pay all such Transfer Taxes.

(h)           Tax Controversies. Each party hereto shall give prompt notice to the other party hereto upon becoming aware of the assertion of any claim, or the commencement of any audit, examination, contest or other Proceeding with respect to any Tax for which an indemnity claim could reasonably be expected to be made pursuant to Section 8.03 (any such Proceeding, a “Tax Contest,” such party with such potential indemnification obligation, a “Tax Indemnifying Party” and such party entitled to such indemnification, a “Tax Indemnitee Party”; provided, however, that a party’s failure to give such prompt notice shall not affect the Tax Indemnifying Party’s indemnification obligations under this Agreement except to the extent such Tax Indemnifying Party is actually prejudiced thereby. The Tax Indemnifying Party shall have the authority, at its own expense, to assume the defense of any such Tax Contest; provided that (i) the Tax Indemnifying Party provides written notice to Tax Indemnitee Party that it elects to assume the defense of such Tax Contest within 15 Business Days after becoming aware of the assertion of any claim, or the commencement of any Tax Contest subject to this Section 5.07(h), (ii) the defense of such Tax Contest can be conducted separately from the defense of any Proceedings not subject to this Section 5.07(h), (iii) the Tax Indemnifying Party shall thereafter consult with the Tax Indemnitee Party upon the Tax Indemnitee Party’s reasonable request for such consultation from time to time with respect to such Tax Contest and keep the Tax Indemnitee Party reasonably informed of the progress of such Tax Contest, and (iv) the Tax Indemnifying Party shall not, without the Tax Indemnitee Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), agree to any abandonment, settlement or compromise with respect to any such Tax Contest. If the Tax Indemnifying Party assumes such defense, the Tax Indemnitee Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Tax Indemnifying Party. If the Tax Indemnifying Party does not timely elect to control a Tax Contest pursuant to clause (i) in the proviso to the second sentence in this Section 5.07(h) or such Tax Contest does not satisfy the requirements of clause (ii) in the proviso to the second sentence in this Section 5.07(h), then the Tax Indemnitee Party shall control such Tax Contest, and the Tax Indemnifying Party shall have all the rights that would be afforded to the Tax Indemnitee Party under this Section 5.07(h) with respect to a Tax Contest that is controlled by the Tax Indemnifying Party. Notwithstanding the foregoing, at the reasonable request of Purchaser, Seller shall cause (x) a Push-Out Election Partnership to make a Push-Out Election in connection with any applicable Tax Contest or (y) any other applicable Group Company to make a Push-Out Election in connection with any applicable Tax Contest solely to the extent such Push-Out Election would result in one or more “reviewed year partners” (within the meaning of Treasury Regulations Section 301.6241-1(a)(9) that is not a Group Company incurring a Tax liability as a result of such Push-Out Election pursuant to Section 6226 and the Treasury Regulations promulgated thereunder; provided, that if Seller or any of its Affiliates does not have the right to control or direct the making of any Push-Out Election with respect to a Push-Out Election Partnership, Seller shall reasonably cooperate with Purchaser to allow a requested Push-Out Election be made with respect to such Push-Out Election Partnership (and solely for purposes of the applicable limited liability company agreement of SubscriberCo, if such operating agreement requires a Push-Out Election to be made with respect to SubscriberCo solely to the extent such Push-Out Election is required by this Agreement, then this Agreement will be interpreted to require such a Push-Out Election to be made).

(i)            Straddle Period. For all purposes of this Agreement, other than as otherwise expressly set forth herein, in the case of any Straddle Period, (i) the amount of property and ad valorem Taxes and other similar Taxes imposed on a periodic basis without regard to income, gross receipts, payroll, sales or any specific transaction or event of any Group Company for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period prior to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period, and (ii) the amount of any other Taxes of any Group Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the Closing Date; provided that, solely for purposes of this clause (ii), (A) exemptions, allowances, deductions or other items that are calculated on an annual or periodic basis (including, but not limited to, depreciation and amortization deductions, excluding any depreciation or amortization deductions arising solely from the consummation of the purchase and sale of the Transferred Equity Interests) shall be apportioned on a daily basis and (B) the taxable year of any Group Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code as of and through the Closing and the taxable year of any Group Company that is classified as a partnership for U.S. federal Income Tax purposes as of and through the Closing will, in each case, be deemed to close on the Closing Date.

(j)            Intended Tax Treatment.

(i)            For U.S. federal and applicable state and local Income Tax purposes, Purchaser, Seller, the New Seller Subsidiary and each of their respective Affiliates intend to treat (1) Purchaser’s acquisition of the Transferred Equity Interests as Purchaser purchasing all of the assets of the Company (and each applicable Group Company) from the New Seller Subsidiary, (2) the Initial Restructuring as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (and analogous state or local Income Tax Law) with respect to each applicable Corporate Group Company (as defined in Exhibit A-1 attached hereto), (3) the purchase price paid by Purchaser to the New Seller Subsidiary pursuant to the purchase and sale of the Transferred Equity Interests as an amount equal, without duplication, to (A) the Purchase Price, plus (B) amounts paid by Purchaser to New Seller Subsidiary pursuant to Section 1.03(b)(vii), Section 5.07(c), Section 5.07(l) and Section 5.07(m), plus (C) an amount equal to the issue price (as determined pursuant to Treasury Regulation Section 1.1273-2) of the Purchaser Notes (the “Purchaser Notes Issue Price”), plus (D) the amount of any other liabilities (excluding liabilities in respect of the Bridge Bonds) that are properly treated as purchase price for the assets of the Company (and each applicable Group Company) for applicable Tax purposes, plus (E) all Bridge Bond Interests, plus or minus (F) any other applicable payments made pursuant to this Agreement that are treated as adjustments to the purchase price pursuant to Section 8.07 (the resulting amount, the “Transferred Equity Tax Purchase Price”), (4) Purchaser as having an adjusted tax basis in the assets of the Company (and each applicable Group Company, subject to clause (ii) below in the case of SubscriberCo and SubscriberCo Sub) immediately after Closing equal to the Transferred Equity Tax Purchase Price, and (5) the amount of “discharge of indebtedness” income resulting from the transfer of Bridge Bonds from Purchaser to New Seller Subsidiary at the Closing (prior to the application of Section 108 of the Code and any similar or analogous Tax Law) as, in accordance with Treasury Regulations Section 1.61-12, being equal to the excess of (A) the “adjusted issue price” (within the meaning of Treasury Regulations Section 1.1275-1(b)) of the Bridge Bonds as determined immediately prior to the Closing, over (B) the Purchaser Notes Issue Price.

(ii)           For U.S. federal and applicable state and local Income Tax purposes, Purchaser, Seller, New Seller Subsidiary and each of their respective Affiliates intend to treat (1) Purchaser’s indirect acquisition of the equity of SubscriberCo and equity of SubscriberCo Sub owned by the Company via Purchaser’s acquisition of the Transferred Equity Interests, together, along with the SubscriberCo Sub Transfer and any redemption of equity of SubscriberCo that is owned by Purchaser, as a transaction governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 1 (if Purchaser owned any SubscriberCo Preferred Equity immediately prior to the SubscriberCo Refinancing) or Situation 2 (if Purchaser did not own any SubscriberCo Preferred Equity immediately prior to the SubscriberCo Refinancing), such that SubscriberCo is treated from the perspective of Purchaser as making a liquidating distribution of its assets to New Seller Subsidiary and to the holders who held SubscriberCo Preferred Equity immediately before the SubscriberCo Refinancing (including Purchaser if Purchaser is such a holder) and (2) the purchase price paid by Purchaser to New Seller Subsidiary (or any Affiliate of Seller) to acquire all assets of SubscriberCo (other than any such assets deemed distributed in respect of SubscriberCo Preferred Equity under the preceding clause (1)) as an amount equal to (A) the amount paid (in cash or in indebtedness in accordance with the SubscriberCo Refinancing) by Purchaser to acquire the SubscriberCo Loans, including with respect to SubscriberCo Loan Interest, in each case that is properly allocable to the assets of SubscriberCo deemed acquired from the Company plus (B) the portion of the Transferred Equity Tax Purchase Price attributable to the Company’s indirect interest in SubscriberCo, plus (C) the amount of any other liabilities (excluding liabilities in respect of the SubscriberCo Loans) that are properly treated as purchase price with respect to the assets of SubscriberCo deemed acquired from the Company for applicable Tax purposes (the resulting amount, the “SubscriberCo Tax Purchase Price”, and together with the Transferred Equity Tax Purchase Price (but without duplication of the amounts in clauses (B) and (C) above), the “Tax Purchase Price”) (Section 5.07(j)(i), together with Section 5.07(j)(ii), the “Intended Tax Treatment”).

(iii)          Each of Purchaser, Seller, New Seller Subsidiary and each of their respective Affiliates shall complete all calculations contemplated by this Agreement and file all applicable Tax Returns in accordance with the Intended Tax Treatment, unless otherwise required in connection with a determination within the meaning of Section 1313 of the Code (or analogous state or local Tax Law).

(k)           Purchase Price Allocation. For U.S. federal and applicable state and local Tax purposes, Purchaser, Seller, the New Seller Subsidiary and each of their respective Affiliates agrees to that the Tax Purchase Price shall be allocated among the assets of the Company (and each applicable Subsidiary of the Company) in accordance with Section 1060 of the Code and the methodology set forth on Section 5.07(k) of the Seller Disclosure Letter (the “Tax Purchase Price Allocation Methodology”). Within 120 days of the Closing, Purchaser shall prepare a draft of an allocation of the Tax Purchase Price among the assets of the Company and each applicable Subsidiary of the Company (such allocation, as finally determined pursuant to this Section 5.07(k), the “Tax Purchase Price Allocation”) and provide such draft of the Tax Purchase Price Allocation to Seller for its review and approval. If, within 30 days after Seller’s receipt of the draft Tax Purchase Price Allocation, Seller has not objected in writing to such draft Tax Purchase Price Allocation, it shall become final. In the event that Seller objects in writing to the draft Tax Purchase Price Allocation, Purchaser and Seller shall negotiate in good faith to resolve the dispute. If Purchaser and Seller are unable to resolve such dispute within 30 days after the commencement of such good faith negotiations, such dispute shall be resolved promptly by the Accounting Firm in accordance with the Tax Purchase Price Allocation Methodology, and each of Purchaser and Seller shall bear 50% of the cost of the Accounting Firm. The determination made by the Accounting Firm shall be final and binding on Purchaser, Seller and their respective Affiliates. Purchaser, Seller, the New Seller Subsidiary and each of their respective Affiliates shall file all applicable Tax Returns in a manner consistent with the Tax Purchase Price Allocation, as finally determined pursuant to the procedures set forth in this Section 5.07(k), and shall not take a position on any applicable Tax Return or any other position for applicable Tax purposes that is inconsistent with Tax Purchase Price Allocation, unless otherwise required in connection with a determination within the meaning of Section 1313 of the Code (or analogous state or local Tax Law). The parties hereto shall, in good faith, make adjustments to the Tax Purchase Price Allocation as necessary to account for any adjustments to the Tax Purchase Price, including for the avoidance of doubt for any amounts paid pursuant to Section 5.07(c), Section 5.07(l) or Section 8.03. In the event that any Taxing Authority disputes the Tax Purchase Price Allocation, Seller or Purchaser, as the case may be, shall promptly notify the other parties in writing of the nature of such dispute. For the avoidance of doubt, this Section 5.07 shall not restrict Purchaser’s or Seller’s (or any of their respective Affiliate’s) allocation of purchase price for financial accounting or other non-Tax purposes.

(l)            Tax Refunds. The New Seller Subsidiary shall be entitled to the amount of any Tax refunds (or any Tax credits received in lieu thereof), including any interest received from any Taxing Authority with respect thereto, that are actually received by Purchaser, any Group Company or any other Affiliate of Purchaser (each, a “Tax Benefit Party”) after the Closing Date in respect of any Pre-Closing Tax Period (any such Tax refund or credit, a “Tax Refund”); provided that Tax Refunds will exclude any (i) refunds (or credits) with respect to Taxes (x) subject to indemnification pursuant to Section 8.03(a) to the extent such refunds (or credits) reduce the amount of indemnification pursuant to Section 8.03(a) or (y) subject to indemnification pursuant to Section 8.03(b), (ii) any refund (or credit) resulting from any net operating loss (or similar Tax asset) that initially arose after the Closing Date that is carried back from a Tax period beginning after the Closing Date to a Pre-Closing Tax Period, (iii) any refund (or credit) arising from the payment of any Taxes to the extent such Taxes are Purchaser CODI Taxes, and (iv) any refunds (or credits) that are required to be paid to a third-party pursuant to any Contract entered into by a Group Company prior to the Closing (other than this Agreement) and Purchaser or any of its Affiliates (including, after the Closing, the Group Companies) actually pays such refunds (or credits) to such third-party pursuant to such Contract and provides to Seller evidence of such payment reasonably satisfactory to Seller. Purchaser shall pay, or cause to be paid, over to the New Seller Subsidiary, by wire transfer of immediately available funds, any such amounts that the New Seller Subsidiary is entitled to pursuant to this Section 5.07(l) within five Business Days after the actual receipt of such Tax Refund (or with respect to any Tax Refund that is a Tax credit received in lieu of a Tax refund, on the filing of the applicable Tax Return), net of (A) any incremental Taxes and reasonable out-of-pocket expenses incurred in connection with obtaining or receiving such Tax Refund and (B) any Losses subject to indemnification pursuant to Section 8.01 or Section 8.03(a) to the extent such Losses have not already been indemnified by Seller or New Seller Subsidiary; provided, that any reduction in the Tax Refund as a result of this clause (B) shall constitute a dollar-for-dollar indemnity payment by Seller pursuant to Section 8.01 or Section 8.03(a), as applicable. Purchaser shall use (and shall cause each other applicable Tax Benefit Party to use) commercially reasonable efforts to obtain any available Tax Refund upon the reasonable request of Seller or New Seller Subsidiary.

(m)           Post-Closing Tax Sharing Payments.

(i)            Following the Closing Date, Seller shall notify Purchaser of the payment of any Post-9/30/2025 Taxes by Seller or any Affiliate of Seller to the applicable Taxing Authority. Seller shall provide to Purchaser, pursuant to the Clean Room Procedure, with copies of each Post-9/30/2025 Tax Return that Seller files (or causes to be filed) and any other documents reasonably necessary for the Accounting Firm to verify that the amount of Post-9/30/2025 Taxes was as set forth on such Post-9/30/2025 Tax Return and remitted to the applicable Taxing Authority. The Accounting Firm shall be instructed to so verify and confirm within 10 Business Days of the receipt of such Post-9/30/2025 Tax Returns and related documents, and within three Business Days following such confirmation by the Accounting Firm, Purchaser shall pay (or cause to be paid) to the New Seller Subsidiary, by wire transfer of immediately available funds, the amount of such Post-9/30/2025 Taxes. With respect to any applicable taxable year, if the amount of Post-9/30/2025 Taxes shown as due and payable (prior to taking into account any estimated payments, prepayments and overpayments) on a Post-9/30/2025 Tax Return filed for such taxable year (which, for the avoidance of doubt, excludes any Post-9/30/2025 Tax Return with respect to the calculation or payment of estimated or prepaid Taxes) is less than the amount of Post-9/30/2025 Taxes previously paid with respect to such taxable year in such jurisdiction, and Purchaser would have been required to pay a lesser amount of Post-9/30/2025 Taxes to New Seller Subsidiary pursuant to this Section 5.07(m) if no such excess Post-9/30/2025 Taxes had previously been paid by Seller or any Affiliate of Seller, then New Seller Subsidiary shall, and Seller shall cause New Seller Subsidiary to (or shall on behalf of New Seller Subsidiary), reimburse Purchaser, by wire transfer of immediately available funds, the amount of such excess. Any such reimbursed excess amount shall reduce the amount of Post-9/30/2025 Taxes treated as paid by Purchaser for purposes of calculating whether the total Post-9/30/2025 Taxes exceeds the Post-Closing Tax Sharing Payment Amount.

(ii)           For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

(A)           “Post-9/30/2025 Taxes” means any U.S. federal, state or local Income Tax (including, without duplication, any estimated or prepaid Tax) shown as due and payable on any Tax Return (including any Tax Return with respect to the calculation or payment of estimated or prepaid Taxes) of Seller or any Affiliate of Seller for any taxable year (or period thereof) that ends on or after the Closing Date; provided, that the aggregate amount of Post-9/30/2025 Taxes payable by Purchaser pursuant to this Section 5.07(m) shall not exceed the Post-Closing Tax Sharing Payment Amount.

(B)           “Post-9/30/2025 Tax Return” means any U.S. federal, state or local Income Tax Return (including any Tax Return with respect to the calculation or payment of estimated or prepaid Taxes) of Seller or any Affiliate of Seller for the taxable year that includes any Post-9/30/2025 Taxes.

(iii)          There shall be no double counting of Post-9/30/2025 Taxes and Relevant Taxes.

(n)           ABR Patent Domicile. For so long as any ABR Payment (as defined in the Intellectual Property License Agreement) may be payable, each ABR Patent (as defined in the Intellectual Property License Agreement) shall be held directly by a member of the Seller Group that is treated as a United States person within the meaning of Section 7701(a)(30) of the Code after the consummation of the Pre-Closing Reorganizations.

Section 5.08         Publicity. No press release or other public announcement concerning the Transactions shall be issued by a party hereto or such party’s Affiliates without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such press release or public announcement may be required by applicable Law, Judgment, any Governmental Entity or the rules of any stock exchange, in which case the party required to make the press release or public announcement shall allow the other party reasonable time to comment thereon in advance of such issuance. The parties hereto agree that any press releases to be issued with respect to the execution and delivery of this Agreement shall be in the form, of substance and with timing agreed upon by Seller and Purchaser (the “Announcements”). Notwithstanding the foregoing, (a) this Section 5.08 shall not apply to any press release or other public announcement made by any of the parties hereto which (i) is consistent with the Announcements and the terms of this Agreement and does not contain any information relating to Seller, Purchaser or the Group Companies that has not been previously announced or made public in accordance with the terms of this Agreement or (ii) is made in the ordinary course of business and does not relate specifically to this Agreement or the Transactions, (b) each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with the prior public disclosures regarding the Transactions made by the parties hereto, (c) each of Seller and Purchaser and their respective Affiliates may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements consist solely of information that has been previously announced or made public in accordance with the terms of this Agreement and (d) the obligations of Purchaser or its Affiliates in this Section 5.08 shall not apply to information regarding this Agreement or the Transactions which is disclosed to the current or prospective limited partners of investments managed by Purchaser’s Affiliates regarding this Agreement or the Transactions in connection with their ordinary course fundraising, reporting and marketing activities.

Section 5.09         Records.

(a)           Purchaser recognizes that certain records of the Group Companies may contain information relating to Subsidiaries, divisions and businesses of Seller and its Affiliates other than the Group Companies, and that Seller and its Affiliates may retain copies thereof.

(b)           From and after the Closing, Purchaser shall, and shall cause the Group Companies to, retain, in accordance with their respective internal recordkeeping requirements (or at least three years after the Closing Date if such date is later than what is required by such requirements), all books, records and other documents pertaining to the Group Companies’ businesses that relate to the period prior to the Closing Date, except for Tax Returns and related documentation which shall be governed by Section 5.07(b), and to make the same available after the Closing Date, at Seller’s sole cost and expense, for inspection and copying by Seller or its Affiliates or their respective Representatives, during regular business hours and upon reasonable request. Notwithstanding anything in this Agreement to the contrary, (i) none of Purchaser or Purchaser’s Affiliates shall be required to provide such access or information if Purchaser determines, in its reasonable judgment, that doing so would reasonably be expected to (A) violate applicable Law, an applicable Judgment or a Contract (including any contractual confidentiality obligations) or (B) result in a waiver or loss of the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided that Purchaser shall notify Seller the nature of such access or information that will be or has been withheld and shall use commercially reasonable efforts to provide such access or information to Seller in a manner that does not violate any such Law, Judgment or Contract or result in a waiver or loss of any such privilege or protection) and (ii) Purchaser shall not have any obligation to cooperate, make available personnel or disclose any documents or other information pursuant to this Section 5.09, if Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in any Proceeding or may be reasonably expected to become adverse parties in any Proceeding and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided that nothing in this Section 5.09 shall limit in any respect any rights a party may have (including with respect to discovery or the production of documents or other information) in connection with any such Proceeding.

Section 5.10         Data Protection Agreements. Upon receipt of a written request from Seller prior to the Closing, Purchaser shall enter into appropriate data transfer arrangements (including, where requested, the EU approved model clause contracts) with Seller or any of its Affiliates as required in order for Seller or any of its Affiliates to comply with any applicable data protection Laws or cross-border transfer obligations relating to the transfer of Personal Information.

Section 5.11         Indemnification of Directors and Officers.

(a)           From and for six years after Closing, Purchaser shall cause the organizational documents of the Group Companies to contain provisions with respect to indemnification, advancement or reimbursement of expenses, and liability limitation or exculpation that are at least as favorable to the directors, managers, officers, employees and agents of the Group Companies (each, a “D&O Indemnitee” and collectively, the “D&O Indemnitees”) as those provisions contained in the organizational documents of the Group Companies as in effect as of the date hereof as in effect as of the date hereof and made available to Purchaser, which provisions, in each case shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were D&O Indemnitees, unless such amendment, repeal or modification is required by applicable Law.

(b)           The provisions of this Section 5.11 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, their heirs and their personal representatives and shall be binding on all successors and assigns of Purchaser or the Group Companies, and may not be terminated or modified in any manner adverse to such Persons without their prior written consent, unless such termination or modification is required by applicable Law. The provisions of this Section 5.11 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.11, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any Group Company or the D&O Indemnitees.

Section 5.12         Confidentiality. From and after the Closing for a period of three years, Seller shall, and shall cause their Affiliates and their and their respective Representatives to, keep confidential and not use or disclose to any other Person any confidential and non-public information solely relating to the Group Companies, including any current or past video information about any customers of the Business or any other Business Partners; provided, that Seller and their Affiliates may disclose, or permit the disclosure of, such information to its and their respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to Seller and its Affiliates in accordance with this Section 5.12 and in respect of whose failure to comply with such obligations, Seller shall be responsible. The obligations of Seller and their Affiliates under this Section 5.12 shall not apply to information which (i) is or becomes generally available to the public without breach of Seller’s or its Affiliates’ obligations under this Section 5.12, (ii) is compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or other legal process) to be disclosed or otherwise required to be disclosed by applicable Law or any Judgment or the rules of any stock exchange, (iii) becomes available after the Closing to Seller or any of its Affiliates on a non-confidential basis from a source other than Purchaser which, to the Knowledge of Seller, is not subject to any contractual, legal or fiduciary obligation of confidentiality to Purchaser, (iv) is independently developed by Seller or any of its Affiliates without use of such confidential and non-public information, (v) is disclosed in connection with enforcing its rights, or defending any claim, under this Agreement or any other Transaction Agreement; (vi) is disclosed in connection with the preparation or filing of any Tax Returns to be filed by Seller or any of its Affiliates or as is necessary to prepare financial statements, or (vii) is disclosed in disclosures included in summary information provided to prospective or current investors, financing sources or equityholders of Seller or any of its Affiliates in the ordinary course of its fundraising, marketing and reporting activities; provided, however, that in the case of clause (ii), Seller shall notify Purchaser as early as practicable prior to disclosure to allow Purchaser, at Purchaser’s sole expense, to take appropriate measures to preserve the confidentiality of such information.

Section 5.13         Restrictive Covenants.

(a)           Non-Competition. For a period of three years from and after the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit or cause any of its controlled Affiliates to, or knowingly encourage any of its Affiliates to, engage in or compete with, or undertake any planning to engage in or compete with, directly or indirectly, as an owner, investor, lender, joint venturer or otherwise, all or any portion of the Business in any geographic area in which any of the Group Companies conducts, or is actively planning to conduct, the Business as of or within the 12-month period immediately preceding the Closing Date, which geographic area shall be deemed to include, without limitation, the United States, as well as any other location in which any of the Group Companies’ offices or Purchaser Employees are located as of or within the 12-month period immediately preceding the Closing Date.

(b)           Non-Solicitation of Customers, Suppliers and Vendors. During the Restricted Period, Seller shall not, and shall not permit or cause any of its controlled Affiliates to, or knowingly encourage any of its Affiliates to, directly or indirectly, (i) solicit or encourage any customer of the pay-TV business, supplier, vendor or other business partner, in each case, of any of the Group Companies with respect to the Business who has been such for at least six months of the 12-month period immediately preceding the Closing Date (or any successor in interest to any such Person) (each, a “Business Partner”) to terminate or diminish its relationship with any of the Group Companies; or (ii) seek to knowingly persuade any such Business Partner, or any prospective Business Partner whose business was actively solicited (for the avoidance of doubt, not including by or through form letter, blanket mailing, introductory meeting, or published, digital or broadcast advertisement) on behalf of the Group Companies at any time during the 12 month period preceding the Closing Date, to conduct with anyone else any business or activity which such Business Partner or prospective Business Partner was conducting or was solicited to conduct with the Group Companies.

(c)           Non-Solicitation/No-Hire of Employees. During the Restricted Period, Seller shall not, and shall not permit or cause its controlled Affiliates to, or knowingly encourage any of its Affiliates to, directly or indirectly, (i) solicit for hire or engagement, or hire or engage any Person who is a Purchaser Employee or is or has been a consultant or independent contractor of any of the Group Companies with respect to the Business at any time within the 12-month period immediately preceding the Closing Date or any other employee of Purchaser or its Affiliates (other than the Group Companies) with whom Seller or its Affiliates (other than the Group Companies) have met or became acquainted in connection with the Transactions (each, a “Covered Person”) or (ii) encourage or in any other manner persuade or attempt to encourage or persuade any Covered Person to leave the employ of, or consultancy or independent contractor relationship with, any of the Group Companies or in any way interfere with the relationship between the Group Companies on the one hand and any such Covered Person on the other hand. Notwithstanding the foregoing, this Section 5.13(c) shall not (A) apply to general solicitations not specifically targeted or directed at Purchaser or any of its Affiliates (including any of the Group Companies) or on any Covered Persons; (B) prohibit the solicitation or hiring of any Covered Person whose employment or engagement has been terminated at least six months prior to such solicitation or hiring; or (C) apply to any Covered Person who contacts Seller or its Affiliates on such Covered Person’s own initiative.

(d)           Exceptions. Notwithstanding anything to the contrary herein, (i) Seller’s or its Affiliates’ passive ownership of not more than three percent of the outstanding Equity Interests of any Person will not, solely by reason thereof, constitute a violation of this Section 5.13, (ii) nothing in this Section 5.13 shall limit the Seller Business (in whole or in part), including, without limitation, the wireless businesses of the Seller Group, the provision by the Seller Group of broadband satellite technologies and broadband internet products and services, the construction, lease and purchase of broadband satellites by the Seller Business, or any wireless or satellite-broadband related bundles (including, without limitation, third-party bundles offered by the Seller Business with other pay-TV providers or streaming services) related to the Seller Business, and (iii) this Section 5.13 shall not apply to any Person which engages in services or activities that competes with the Business but where such business or activities is merely incidental to the main business of such Person (which main business is not competing with the Business) and the revenues derived (and that are reasonably expected to be derived during the Restricted Period) from such incidental business are immaterial to such Person.

(e)           Enforcement of Restrictive Covenants. Seller agrees that (i) its agreement to the covenants contained in this Section 5.13 is a material condition of Purchaser’s willingness to enter into this Agreement and consummate the contemplated Transactions, (ii) the covenants contained in this Section 5.13 are necessary to protect the goodwill, confidential information, trade secrets and other legitimate interests of the Group Companies and Purchaser, (iii) in addition and not in the alternative to any other remedies available to it, Purchaser shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Seller of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder, (iv) the Restricted Period applicable to Seller shall be tolled, and shall not run, during the period of any actual breach by Seller of any such covenants, (v) no breach of any provision of this Agreement shall operate to extinguish Seller’s obligation to comply with this Section 5.13, and (vi) in the event that the final judgment of any court of competent jurisdiction declares any term or provision of this Section 5.13 to be invalid or unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by applicable Law.

Section 5.14         Resignations. Seller shall cause to be delivered to Purchaser on the Closing Date duly executed resignation letters of such members of the board of directors (or comparable governing body) of each Group Company and officers of each Group Company, in form and substance reasonably satisfactory to Purchaser, which have been requested in writing by Purchaser at least five Business Days prior to the Closing Date, such resignation letters to be effective concurrently with, and conditioned upon, the Closing.

Section 5.15         Pre-Closing Reorganization and Pre-Closing Restructuring. Prior to the Closing, upon the receipt of all required pro forma transfer approvals from the FCC with respect to the Pro Forma Transfer Applications, Seller shall cause the actions and the transactions set forth in the Reorganization Plan to occur in accordance with the timing as set forth in the Reorganization Plan and the actions contemplated by the Pre-Closing Restructuring to occur in accordance with the timing as set forth in Exhibit A-1 and Exhibit A-2. Seller shall keep Purchaser reasonably informed in respect of the Pre-Closing Reorganization and the Pre-Closing Restructuring. Seller may not amend, modify or otherwise change the Reorganization Plan or the Pre-Closing Restructuring without the prior written consent of Purchaser (which consent may not be unreasonably withheld). Seller and Purchaser shall, and shall cause their respective Affiliates to, provide such timely cooperation, in good faith, to effectuate the Pre-Closing Reorganization and the Pre-Closing Restructuring in an efficient manner consistent with the sale of the Business contemplated by this Agreement. Prior to the Closing, the Company shall provide Purchaser with draft copies of any documents required to effectuate the Pre-Closing Reorganization and the Pre-Closing Restructuring with reasonably sufficient (and in no event fewer than 10 Business Days) advance notice for Purchaser to review and comment on such draft documents prior to the Closing, or, in the case of (x) the Initial Restructuring, prior to December 31, 2024, or (y) the SubscriberCo Restructuring (as defined in Exhibit A-2), prior to the SubscriberCo Refinancing, and the Company shall implement all reasonable comments and reasonable and timely requests made by Purchaser with respect to such documents (the “Pre-Closing Reorganization Documents”). The Pre-Closing Reorganization Documents shall be reasonably satisfactory to Purchaser and shall be consistent with the Reorganization Plan, Exhibit A-1, Exhibit A-2, and this Agreement, as applicable.

Section 5.16         Shared Contracts.

(a)           Purchaser acknowledges that Seller or its Affiliates are a party to, or beneficiary of, Contracts involving third parties which relate in part to the Business, on the one hand, and in part to the Seller Business or the business or operations of any of Seller’s Affiliates, on the other hand (each, a “Shared Contract” and for the avoidance of doubt, not including the intercompany agreements which are addressed in Section 5.19), and a true and correct list of (i) each Shared Contract, other than any Shared Contract in respect of information technology services with an annual aggregate spend exceeding $10,000,000, based on year-to-date spending from January 1, 2024 to June 30, 2024 and (ii) each Shared Contract in respect of information technology services that is material to the continuing operation of the Business, is set forth in Section 5.16(a) of the Seller Disclosure Letter.

(b)           Prior to the Closing, and solely to the extent that Seller or Purchaser are unable, despite using commercially reasonable efforts as described herein, to effectuate the transactions contemplated by this Section 5.16(b) prior to the Closing, for a period of two years following the Closing, each of Seller and Purchaser shall, and shall cause their respective Affiliates to, use its and their commercially reasonable efforts to, upon the mutual agreement of Purchaser and Seller, either (i) complete any necessary action to assign the rights and obligations under each Shared Contract, effective as of and contingent upon the Closing, to a Group Company (as designated by Purchaser) or a member of the Seller Group (as designated by Seller), as applicable, (ii) assist Purchaser or Seller, respectively, to establish replacement contracts, contract rights, bids, purchase orders or other agreements between a Group Company or a member of the Seller Group, respectively, on the one hand and any third party which is a counterparty to a Shared Contract, on the other hand (in each case on such terms as are reasonably approved in writing in advance by Purchaser or Seller, as applicable as the party receiving the benefit of such replacement contracts, contract rights, bids, purchase orders or other agreements), or (iii) establish reasonable and lawful arrangements designated to provide Purchaser (or a Group Company as designated by Purchaser) or a member of the Seller Group (as designated by Seller), as applicable, with the rights and obligations under such Shared Contract identified to be assigned to a Group Company or a member of the Seller Group, respectively. Any costs or expenses incurred by any party with respect to the treatment of any Shared Contracts pursuant to this Section 5.16(b) shall be borne by the party incurring such costs.

(c)           If a counterparty to any Shared Contract to be assigned to a Group Company or member of Seller Group, as applicable, in accordance with Section 5.16(b)(i) is entitled under the terms of the Shared Contract to consent to or approve of the assignment of such Shared Contract, and such counterparty has not provided such consent or approval as of the Closing for any reason, then Purchaser and Seller shall use their commercially reasonable efforts to promptly develop and implement mutually agreed arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to, and make available for use by, the applicable Group Company (as designated by Purchaser) or the applicable member of the Seller Group (as designated by Seller), as applicable, the benefit and the liabilities of the portion of any such Shared Contract related to the Business or the Seller Business, respectively, in each case, to the extent not prohibited under such applicable Shared Contract and applicable Law. If and when any such consent is obtained, the Shared Contract will be assigned to a Group Company or member of Seller Group, as applicable, in accordance with this Section 5.16.

Section 5.17         Replacement of Credit Support Obligations. With respect to any Credit Support Obligations set forth on Section 5.17 of the Seller Disclosure Letter pursuant to which Seller or its Affiliates (other than the Group Companies) provide credit support to the Business or the Group Companies, Purchaser agrees to use commercially reasonable efforts to provide replacement guarantees, letters of credit, surety bonds or other assurances of payment (in each case solely with respect to the portion of such Credit Support Obligation that relates to the Business (such portion, the “Purchaser Portion”), and Purchaser and Seller shall cooperate to obtain any necessary release effective as of the Closing in form and substance reasonably satisfactory to Seller with respect to the Purchaser Portion of all such Credit Support Obligations. If Purchaser has not obtained the complete and unconditional release of Seller and its Affiliates (other than the Group Companies) from the Purchaser Portion of any such Credit Support Obligation (each such Purchaser Portion of the Credit Support Obligation, until such time as such Credit Support Obligation is so released, a “Seller Continuing Credit Support Obligation”), then (i) until such release is obtained, (A) Purchaser shall continue to use its commercially reasonable efforts to obtain promptly the complete and unconditional release of Seller and its Affiliates (other than the Group Companies) from each such Seller Continuing Credit Support Obligation and (B) Purchaser and its Affiliates (including the Group Companies) shall agree not to renew, extend the term of, increase the obligations under or transfer to a third party any Contract pursuant to which the Business or the Group Companies may be liable under any such Seller Continuing Credit Support Obligation and (ii) any demand or draw upon, or withdrawal from, any Seller Continuing Credit Support Obligation or any cash or other collateral required to be posted in connection with or in the place of any Seller Continuing Credit Support Obligation and the carrying costs of any cash or other collateral, the fronting fee costs and any other out-of-pocket reasonable and documented third party costs and expenses resulting from a Seller Continuing Credit Support Obligation shall be deemed Assumed Liabilities.

Section 5.18         Release.

(a)           Effective as of Closing, Seller, on behalf of itself and its Affiliates and each of their respective successors, assigns, and past, present or future equityholders, directors, managers, officers, principals, employees, agents or Representatives, and their respective heirs, executors, successors and assigns (collectively with Seller, the “Seller Releasors”), hereby unconditionally and irrevocably waives, releases, discharges, remises and acquits Purchaser and its Affiliates, and each of their respective successors, assigns and past, present or future equityholders, directors, managers, officers, principals, employees, agents, attorneys, accountants, consultants, advisors and other Representatives and each of their respective heirs, executors, successors and assigns (collectively, the “Purchaser Releasees”), jointly and individually, of and from any and all Proceedings and claims, demands, obligations, causes of action, suits, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied) or liabilities, whether in law or in equity (whether based upon contract, tort, contribution or otherwise), arising on or prior to or following the Closing, out of or in any matter related to (i) the Business or the Group Companies, including the organization, management or operation thereof, or the Seller Releasors’ relationship with the Business or the Group Companies, in each case relating to any matter, occurrence, action or activity on or prior to the Closing, (ii) any information (whether written or oral), documents or materials furnished in connection with the Transactions, (iii) the direct or indirect ownership of the Transferred Equity Interests or any other interest in any Group Company, (iv) the termination of Seller’s or the Designated Seller Subsidiary’s or the New Seller Subsidiary’s status as an equityholder of the Group Companies as a result of the consummation of the Transactions, (v) actions taken by Group Companies’ officers, directors (or equivalent thereof), employees, agents, attorneys, accountants or Representatives in connection with the negotiation, authorization, approval and recommendation of the terms of the Transactions, (vi) any rights to revenue, stock, options, or warrants of, or dividends or other distributions in respect of any Transferred Equity Interests or any other interest in any Group Companies or (vii) any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown and which occurred, existed or was taken or permitted at or prior to the Closing. Seller, for itself and the other Seller Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against any Purchaser Releasees, based on any of the foregoing. Seller, on behalf of itself and the other Seller Releasors, expressly and irrevocably waives, to the full extent that it may lawfully waive, all rights pertaining to a general release of claims (including Section 1542 of the California Civil Code or any provision of other state or federal Law) and affirms that it is releasing all known or unknown claims that it has or may have against any of the Purchaser Releasees. Notwithstanding the foregoing, nothing in this Section 5.18 shall release, waive, discharge, relinquish or otherwise affect the express rights or obligations of any party (A) under this Agreement or any of the other Transaction Agreements, (B) with respect to indemnification or advancement or reimbursement of expenses to which the D&O Indemnitees may be entitled hereunder or pursuant to the governing documents or Contracts of any Group Company or applicable Law or (C) claims for Actual Fraud.

(b)           Effective as of Closing, Purchaser, on behalf of itself and its Affiliates and each of their respective successors, assigns, and past, present or future equityholders, directors, managers, officers, principals, employees, agents or Representatives, and their respective heirs, executors, successors and assigns (collectively with Purchaser, the “Purchaser Releasors”), hereby unconditionally and irrevocably waives, releases, discharges, remises and acquits Seller and its Affiliates, and each of their respective successors, assigns and past, present or future equityholders, directors, managers, officers, principals, employees, agents, attorneys, accountants, consultants, advisors and other Representatives and each of their respective heirs, executors, successors and assigns (collectively, the “Seller Releasees”), jointly and individually, of and from any and all Proceedings and claims, demands, obligations, causes of action, suits, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied) or liabilities, whether in law or in equity (whether based upon contract, tort, contribution or otherwise), arising on or prior to or following the Closing, out of or in any matter related to (i) the Business or the Group Companies, including the organization, management or operation thereof, or the Purchaser Releasors’ relationship with the Business or the Group Companies, in each case relating to any matter, occurrence, action or activity on or prior to the Closing, (ii) any information (whether written or oral), documents or materials furnished in connection with the Transactions, (iii) the direct or indirect ownership of the Transferred Equity Interests or any other interest in any Group Company, (iv) the termination of Seller’s or the Designated Seller Subsidiary’s or the New Seller Subsidiary’s status as an equityholder of the Group Companies as a result of the consummation of the Transactions, (v) actions taken by Group Companies’ officers, directors (or equivalent thereof), employees, agents, attorneys, accountants or Representatives in connection with the negotiation, authorization, approval and recommendation of the terms of the Transactions, (vi) any rights to revenue, stock, options, or warrants of, or dividends or other distributions in respect of any Transferred Equity Interests or any other interest in any Group Companies or (vii) any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown and which occurred, existed or was taken or permitted at or prior to the Closing. Purchaser, for itself and the other Purchaser Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against any Seller Releasees, based on any of the foregoing. Purchaser, on behalf of itself and the other Purchaser Releasors, expressly and irrevocably waives, to the full extent that it may lawfully waive, all rights pertaining to a general release of claims (including Section 1542 of the California Civil Code or any provision of other state or federal Law) and affirms that it is releasing all known or unknown claims that it has or may have against any of the Seller Releasees. Notwithstanding the foregoing, nothing in this Section 5.18 shall release, waive, discharge, relinquish or otherwise affect the express rights or obligations of any party (A) under this Agreement or any of the other Transaction Agreements, (B) against Purchaser Employees in their capacities as employees of the Business or (C) claims for Actual Fraud.

Section 5.19         Termination of Intercompany Obligations and Agreements. Effective as of the Closing, but subject to the occurrence of the Closing, (a) except for (i) the Intercompany Accounts set forth in Section 5.19 of the Seller Disclosure Letter, (ii) the Intercompany Receivable Distribution which shall be completed prior to Closing in accordance with the Pre-Closing Reorganization, (iii) the Shared Contracts, which are governed by Section 5.16 of this Agreement and (iv) as otherwise set forth in the other Transaction Agreements, Seller and their Affiliates (other than the Group Companies), on the one hand, and the Group Companies, on the other hand, shall eliminate, by payment, settlement, netting, capitalization, set off, cancellation, forgiving, release or otherwise, any obligations or liabilities under the Intercompany Accounts between or among such parties, in each case, such that the Group Companies, on the one hand, and Seller and their Affiliates (other than the Group Companies), on the other hand, do not have any further obligation or liability to one another (and without any costs or other obligations or liabilities of Purchaser or any of its Affiliates (including, following the Closing, the Group Companies)) in respect of such Intercompany Accounts following the Closing and (b) except for any Contracts set forth in Section 5.19 of the Seller Disclosure Letter and except as otherwise set forth in the Transition Services Agreement, the Real Estate Separation Agreements or the Intellectual Property License Agreement or the Transitional Trademark License Agreement, the Affiliate Contracts shall be terminated in their entirety and shall be without further force or effect, without consideration from or recourse to and without any further rights, obligations or liabilities of Seller or any of its Affiliates (other than the Group Companies), on the one hand, and Purchaser or any of its Affiliates (including, following the Closing, the Group Companies), on the other hand, following the Closing; provided, that, for the avoidance of doubt, with respect to any Affiliate Contracts that are enterprise-level Contracts maintained by Seller or its Affiliates (other than the Group Companies), Seller shall terminate only the Group Companies’ rights, obligations and other liabilities with respect to such Affiliate Contracts (such Affiliate Contracts (or portions thereof) required to be terminated, the “Terminating Contracts”).

Section 5.20         [Reserved].

Section 5.21         Litigation. From the date of this Agreement to the Closing (or until earlier termination of this Agreement), in the event that any Proceeding related to this Agreement or the Transactions is brought, or, to the Knowledge of Purchaser, on the one hand, or to the Knowledge of Seller, Seller, on the other hand, threatened in writing, against Purchaser or any of the directors (or equivalent thereof) or officers of Purchaser by any of Purchaser’s equityholders, on the one hand, or against Seller or any of the directors (or equivalent thereof) or officers of Seller by any of Seller’s equityholders, on the other hand, in each case, prior to the Closing, the party against whom such Proceeding is brought or threatened shall promptly notify the other party of any such Proceeding and keep such other party reasonably informed with respect to the status thereof. The party against whom such Proceeding is brought or threatened shall provide the other party the opportunity to participate in (at its sole cost and subject to a customary joint defense agreement), but not control, the defense of any such Proceeding, shall give due consideration to the other party’s advice with respect to such Proceeding and shall not settle or agree to settle any such Proceeding without the prior written consent of the other party, such consent not to be unreasonably withheld, delayed or conditioned. Nothing in this Section 5.21 shall be deemed to expand or otherwise modify the obligations of any party with respect to any subject matter separately addressed in Section 5.04, which matters shall be exclusively governed by such Section.

Section 5.22         Representation and Warranty Insurance. At all times from and after the date hereof, Purchaser shall: (a) cause any R&W Insurance Policy that Purchaser may obtain to contain an express waiver from the insurer thereof of any and all rights of subrogation against Seller and each of Seller’s Affiliates and employees, except to the extent of any Actual Fraud by Seller; (b) not permit or cause any amendment, modification, variation or waiver of any such R&W Insurance Policy (or take or omit to take any action that has a similar effect) that would expand the subrogation rights of the insurer against Seller or any of Seller’s Affiliates without the prior written consent of Seller; and (c) cause any such R&W Insurance Policy to make Seller an express third party beneficiary of the provisions and limitations described in the immediately preceding clauses (a) and (b).

Section 5.23         Other Actions.

(a)           In the event that it is discovered after the Closing that there was an omission of (i) the transfer or conveyance by any Group Company to, or the acceptance or assumption by, any member of the Seller Group of any Excluded Asset or Excluded Liability, as the case may be, (ii) the transfer or conveyance by any member of the Seller Group to, or the acceptance or assumption by, any Group Company of any Transferred Asset or Assumed Liability, as the case may be, or (iii) the transfer or conveyance by one party hereto (or its Affiliates) to, or the acceptance or assumption by, the other party hereto (or its Affiliates) of any other asset or liability, as the case may be, with respect to which the parties (acting reasonably and in good faith) agree that, had such parties hereto given specific consideration to such asset or liability prior to the Closing, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement or any other applicable Transaction Agreement, then, until the earlier of (A) the date that is three years following the Closing and (B) the date on which such asset or liability is so transferred, conveyed, accepted or assumed, as the case may be, Seller and Purchaser shall, and shall cause their respective Affiliates to, subject to Section 5.23(d), effect such transfer, conveyance, acceptance or assumption of such asset or liability, as the case may be, as promptly as reasonably practicable, for no additional consideration, and in the case of a transfer or conveyance of a Transferred Asset to Purchaser or its Affiliates under the foregoing clause (ii) or a transfer of another asset to Purchaser or its Affiliates under the foregoing clause (iii), free and clear from all Liens other than Permitted Liens, and in the case of a transfer or conveyance of an Excluded Asset to Seller or its Affiliates under the foregoing clause (i) or a transfer of another asset to Seller or its Affiliates under the foregoing clause (iii), free and clear from all Liens other than Permitted Liens.

(b)           In the event that it is discovered after the Closing that there was a transfer or conveyance (i) by any Group Company to, or the acceptance or assumption by, any member of the Seller Group of any Transferred Asset or Assumed Liability, as the case may be, or (ii) by any member of the Seller Group to, or the acceptance or assumption by, any Group Company of any Excluded Asset or Excluded Liability, as the case may be, then, until the earlier of (A) the date that is three years following the Closing and (B) the date on which such asset or liability is so transferred or conveyed, as the case may be, Seller and Purchaser shall, and shall cause their respective Affiliates to, subject to clause (d) of this Section 5.23, transfer or convey such asset or liability back to the transferring or conveying party or to rescind any acceptance or assumption of such asset or liability, as the case may be, as promptly as reasonably practicable, for no additional consideration, and in the case of a transfer or conveyance of a Transferred Asset to Purchaser or its Affiliates under the foregoing clause (i), free and clear from all Liens other than Permitted Liens, and in the case of a transfer or conveyance of an Excluded Asset to Seller or its Affiliates under the foregoing clause (i), free and clear from all Liens other than Permitted Liens.

(c)           Following the Closing, without effect on the Purchase Price, (i) Seller shall promptly transfer, or cause to be transferred, to Purchaser (A) any payment which, per the terms of this Agreement, belongs to Purchaser or its Affiliates (including the Group Companies) and is received by Seller or its Affiliates after the Closing and (B) copies of any substantive communications received by Seller or its Affiliates after the Closing including from a Governmental Entity or customer, supplier, distributor, licensee, service provider or other business partner to the extent related to the Business, and (ii) Purchaser shall promptly transfer, or cause to be transferred, to Seller (A) any payment which, per the terms of this Agreement, belongs to Seller or its Affiliates (other than the Group Companies) and is received by Purchaser or its Affiliates (including the Group Companies) after the Closing and (B) copies of any substantive communications received by Purchaser or its Affiliates (including the Group Companies) after the Closing, including from a Governmental Entity or service provider or other business partner to the extent related to the Seller Business. The parties hereto acknowledge and agree that there is no right of set-off regarding the payments described in this Section 5.23(c) and a party hereto may not withhold such payments in the event there is a dispute regarding this Agreement, any of the other Transaction Agreements or any of the Transactions.

(d)           To the extent that any transfer or conveyance of any asset (including, subject to the applicable terms and conditions of the Reorganization Plan, DISHNet and its Subsidiaries, but other than Shared Contracts, which are governed by Section 5.16 of this Agreement) or acceptance or assumption of any liability (other than Shared Contracts, which are governed by Section 5.16 of this Agreement) required by this Agreement to be so transferred, conveyed, accepted or assumed, as the case may be, shall not have been completed prior to the Closing, until the earlier of (i) the date that is two years following the Closing and (ii) the date on which such asset or liability is so transferred, conveyed, accepted or assumed, as the case may be, Seller and Purchaser shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption, as the case may be, as promptly as reasonably practicable following the Closing. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any assets or the acceptance or assumption of any liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that, prior to and following the Closing and until the earlier of (A) the date that is two years following the Closing and (B) the date on which such asset or liability is so transferred, conveyed, accepted or assumed, as the case may be, Seller and Purchaser shall use reasonable best efforts to obtain and make any necessary Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all assets and liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed; provided further that (x) neither party hereto nor any of their respective Affiliates shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such Consent (other than reasonable and documented out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed as promptly as reasonably practicable by the party on whose behalf such expenses and fees are incurred) and (y) Section 5.04 shall apply to the parties’ obligations with respect to the Consents, mutatis mutandis. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of the Closing, the party retaining such asset or liability (or the party’s Affiliate retaining such asset or liability) shall thereafter and until the earlier of (I) the date that is two years following the Closing and (II) the date on which such asset or liability is so transferred, conveyed, accepted or assumed, as the case may be, and to the extent lawful under the rules of the relevant jurisdiction, hold such asset in such a matter as to approximate to the extent possible the benefits of that asset for the use and benefit, and at the expense, of the party to which such asset should have been transferred or conveyed pursuant to this Agreement and retain as much of such liability as possible for the account, and at the expense, of the party by which such liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be lawfully and reasonably requested by the party or the party’s Affiliate to which such asset should have been transferred or conveyed, or by which such liability should have been assumed or accepted, as the case may be, in order to place such party or such party’s Affiliate, insofar as reasonably possible without violation of any applicable Law or the terms of such asset or liability, in the same position as it would have been had such asset or liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement and so that as many as possible of the benefits and burdens relating to such asset or liability, as the case may be, including possession, use, risk of loss, potential for gain/loss and control over such asset or liability, as the case may be, are to inure from and after the Closing to such party or such party’s Affiliate. As and when any such asset or liability becomes transferable or assumable, as the case may be, Seller and Purchaser shall, and shall cause their respective Affiliates to, use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption (as applicable) as promptly as reasonably practicable. For purposes of this Section 5.23(d), “reasonable best efforts” shall be interpreted in accordance with Section 5.04(c) (mutatis mutandis).

(e)           In the event that Seller determines to seek novation with respect to any Assumed Liability, until the earlier of (i) the date that is two years following the Closing and (ii) the date on which such Assumed Liability is novated, Purchaser shall reasonably cooperate with, and shall cause its Affiliates (including the Group Companies) to reasonably cooperate with, the members of the Seller Group (including, where necessary, entering into appropriate instruments of assumption) to cause such novation to be obtained, on terms reasonably acceptable to Purchaser, and to have Seller and the members of the Seller Group released from all liability to third parties arising after the date of such novation and, in the event Purchaser determines to seek novation with respect to any Excluded Liability, until the earlier of (A) the date that is two years following the Closing and (B) the date on which such Excluded Liability is novated, Seller shall reasonably cooperate with, and shall cause the members of the Seller Group to reasonably cooperate with, Purchaser and its Affiliates (including the Group Companies) (including, where necessary, entering into appropriate instruments of assumption and, where necessary, Seller using commercially reasonable efforts to provide replacement guarantees in support of the obligations to the extent assumed pursuant to such instruments of assumption by other members of the Seller Group) to cause such novation to be obtained, on terms reasonably acceptable to Seller, and to have Purchaser and its Affiliates (including the Group Companies) released from all liability to third parties arising after the date of such novation; provided that, other than such replacement guarantees in accordance with this Section 5.23, neither party hereto nor any of their respective Affiliates shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to cause such novation to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the party or the party’s Affiliate entitled to such asset or intended to assume such liability, as applicable, as promptly as reasonably practicable).

(f)            On the terms and subject to the conditions set forth herein, from time to time after the Closing Date, each party hereto agrees to use commercially reasonable efforts to promptly execute, acknowledge and deliver, and to cause their respective Affiliates to promptly execute, acknowledge and deliver, any assurances, documents or instruments of transfer, conveyance, assignment and assumption reasonably requested by the other party and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the Transactions and deliver the Transferred Assets to the Group Companies, or the Excluded Assets to Seller or its Affiliates, in each case, at Seller’s sole cost and expense, provided that Seller shall not be responsible for costs and expenses incurred by Purchaser and its Affiliates.

(g)           As soon as practicable after the date hereof, the Seller and Purchaser will negotiate in good faith and mutually agree on an agreement by which (i) the satellite ops function of the telemetry, tracking and control services provided by the spacecraft operations centers (such services, “TT&C”) of the Business to be acquired by the Purchaser in connection with the Transactions will be managed on a basis that provides transparency to Seller and Purchaser as to fully loaded costs associated with its function, (ii) TT&C will be provided to the Seller Group’s satellites and the satellites that are Business Assets, in each case as long as they are needed, (iii) the costs of TT&C are allocated to the Seller Group’s satellites, on the one hand, and the satellites that are Business Assets, on the other hand, based on the extent and nature of TT&C provided to each, and (iv) an option will be provided for either party hereto to spin the TT&C function into a stand-alone entity after five years, subject to terms and conditions (including allocation of ownership interests in the stand-alone entity) to be mutually agreed upon between Purchaser and Seller.

Section 5.24         Exchange Offer.

(a)           Consummation of the Exchange Offer. On the terms and subject to the conditions of this Agreement, (i) Seller and Purchaser shall each use its reasonable best efforts to cause the Exchange Offer to be commenced no later than five Business Days after the date of this Agreement and consummated as soon as practicable and in accordance with the Exchange Offer Memorandum, and for the Bridge Bond Exchange to be consummated as contemplated in the Exchange Offer Memorandum; (ii) neither Seller nor the Company shall make, or allow to be made, any amendment, modification, supplement or waiver to or other alteration to any of the Exchange Offer Memorandum or any of the other documentation used in connection with or related to the Exchange Offer, or waive any condition contained in the Exchange Offer Memorandum, except, in each case, for any amendments, modifications, supplements or waivers (A) that are procedural, technical or conforming in nature, in each case to the extent not adverse to the Purchaser, (B) that solely extend the duration of the Exchange Offer, provided that the expiration date of the Exchange Offer shall not be extended later than November 12, 2024, and the settlement and consummation of the Exchange Offer shall occur no later than three Business Days following the expiration thereof (the “Exchange Offer Settlement Date”) or (C) to which the Purchaser has consented to in writing, or (D) that relate to a waiver, modification or amendment requested to be made by Purchaser to the (i) Acquisition Consent Threshold Condition (as defined in the Exchange Offer Memorandum) solely to lower the threshold set forth therein, and/or (ii) the terms (economic or otherwise) of the Purchaser Notes to improve such terms for the benefit of the holders of Exchange Company Notes participating in the Exchange Offer, as reasonably determined by Purchaser, in each case, which such waiver, amendment or modification Seller and the Company acknowledge and agree may be made in Purchaser’s sole discretion (and to the extent so requested by Purchaser, Seller and the Company hereby covenant and agree to promptly make and effectuate any such requested waiver, modification or amendment); and (iii) Seller shall, upon the reasonable request of Purchaser, provide notice to the Purchaser of the amount of Exchange Company Notes (by tranche) validly tendered, and not validly withdrawn, in the Exchange Offer as of the close of business on the date of such request.

(b)           Exchange Offer Cooperation. Until the consummation of the Bridge Bond Exchange in accordance with the terms of the Exchange Offer Memorandum (including any amendments thereto), each party hereto shall use its reasonable best efforts to provide to the other party all customary cooperation that may be reasonably requested by such other party to consummate the Exchange Offer and the Bridge Bond Exchange; such requested cooperation shall include but not limited to using reasonable best efforts to: (i) cause members of senior management of Seller to participate, during normal business hours, in a reasonable number of rating agency presentations, due diligence sessions, investor meetings, “road shows” and similar sessions and meetings or conference calls with holders of the Exchange Company Notes and rating agencies, in each case, that may be reasonably requested by Purchaser in connection with the Exchange Offer and with reasonable advance written notice to Seller and the Company; (ii) furnish to Purchaser historical and pro forma financial information and operating information and data regarding the Company as is reasonably available to Seller and the Company at such time, customarily required in connection with the execution of a transaction of a type similar to the Exchange Offer and reasonably requested by Purchaser in connection with the Exchange Offer; (iii) negotiate in good faith with the other party in respect of any amendments, modifications, supplements or waivers that are required under applicable Law or reasonably necessary to effectuate and consummate the Exchange Offer and the Bridge Bond Exchange (other than any amendments, modifications, supplements or waivers to increase the Acquisition Consent Threshold Condition), and reasonably assist the other party in the preparation, publication and/or implementation of any such amendments, modifications, supplements or waivers to the Exchange Offer Memorandum and/or the terms of the Exchange Offer and the Bridge Bond Exchange, including, but not limited to, by providing customary information for due diligence purposes (including records, data or other information reasonably necessary to support any statements or statistical information relating to the Seller and the Company, on the one hand, or Purchaser, on the other hand, as applicable, that are included in such materials); (iv) reasonably assist with the preparation, execution and delivery of the definitive operative and ancillary agreements necessary to consummate the Exchange Offer and the Bridge Bond Exchange; (v) reasonably cooperate with legal counsel to the other party and counsel to dealer managers of the Exchange Offer; (vi) provide customary information with respect to Seller and the Company to reasonably assist Purchaser in obtaining any corporate, securities or facility ratings from any ratings agencies, in each case, to the extent reasonably requested in writing by the Purchaser in connection with the Exchange Offer or the Bridge Bond Exchange; (vii) furnish any documentation and other information regarding the Seller and the Company as is reasonably available to Seller and the Company at such time and that is required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (viii) cause the Seller’s and the Company’s, on the one hand, or Purchaser’s, on the other hand, as applicable, independent accountants to provide reasonable and customary assistance and cooperation in connection with the Exchange Offer and the Bridge Bond Exchange, including by delivering customary “comfort letters” to dealer managers in connection with the Exchange Offer and participating in a reasonable number of accounting due diligence sessions; (ix) provide or cause to be provided any customary certificates, ancillary documents, notices, direction letters, letters of payoff or discharge, lien releases or other customary closing documents as may reasonably be requested by the other party in connection with the Exchange Offer and the Bridge Bond Exchange; and (x) facilitate the execution and delivery of definitive documentation as may be reasonably requested by the other party or by the dealer managers of the Exchange Offer in connection with the Exchange Offer and the Bridge Bond Exchange.

Section 5.25         Permitted Cash Transfers; Waterfall.

(a)           The terms and definitions set forth in Exhibit C attached hereto are hereby incorporated by reference as if fully set forth in this Agreement for all purposes of this agreement.

(b)           If Seller has not caused any one or more Group Companies to, in one or more transactions from and after the date hereof and prior to the Closing, make or cause any Permitted Cash Transfers in an aggregate amount equal to the Permitted Cash Transfer Cap (such amount of shortfall being referred to as the “Permitted Cash Transfer Shortfall”), then, the parties hereto acknowledge and agree (i) if the Permitted Cash Shortfall is less than or equal to $100,000,000, that Purchaser shall promptly pay (but in any event no later than 30 days following the Closing) the amount of the Permitted Cash Transfer Shortfall to the New Seller Subsidiary by wire transfer of immediately available funds to an account designated by the New Seller Subsidiary in writing and (ii) if the Permitted Cash Transfer Shortfall is greater than $100,000,000, then (A) no later than 30 days following Closing, Purchaser shall pay $100,000,000 of the Permitted Cash Transfer Shortfall to the New Seller Subsidiary by wire transfer of immediately available funds to an account designated by the New Seller Subsidiary in writing and (B) with respect to the remaining unpaid amount of the Permitted Cash Transfer Shortfall, (I) no later than 60 days following Closing, Purchaser shall pay one-half of such remaining unpaid amount to the New Seller Subsidiary by wire transfer of immediately available funds to an account designated by the New Seller Subsidiary in writing and (II) no later than 90 days following Closing, Purchaser shall pay the other half of such remaining unpaid amount to the New Seller Subsidiary by wire transfer of immediately available funds to an account designated by the New Seller Subsidiary in writing; provided, that, (A) if the Closing Date occurs prior to September 30th, 2025, then the amount of the Permitted Cash Transfer Shortfall will be reduced by an amount equal to the product of (i) the number of days (if any) in the period beginning on the Closing Date and ending on September 30, 2025 and (ii) the scheduled daily portion of tax sharing payments set forth in Schedule 1 of Exhibit C.

(c)           The parties hereto agree and acknowledge that the Closing Cash shall be allocated in the following order and priority until it is exhausted:

(i)            first, an amount equal to the Minimum Cash Amount shall remain with the Group Companies;

(ii)           second, an amount equal to (A) the Permitted Cash Transfer Cap less (B) the aggregate amount of the Permitted Cash Transfers made or caused by Seller from and after the day immediately following the date hereof and to (and including) September 30, 2025 (not including any Cash generated by the Group Companies after September 30, 2025 (the “Post-9/30/25 Cash”)), shall be paid by one or more Group Companies to the New Seller Subsidiary at the Closing;

(iii)          third, to the extent available, the next $200,000,000 shall remain with the Group Companies;

(iv)          fourth, to the extent available, (A) of any remaining Closing Cash (not including any Post-9/30/25 Cash) 50% shall remain with the Group Companies and 50% shall be paid by one or more Group Companies to the New Seller Subsidiary at the Closing and (B) all Post-9/30/25 Closing Cash shall remain with the Group Companies.

(d)           Notwithstanding anything to the contrary herein, Purchaser may, at its election in its sole discretion, in lieu of paying the full amount of any amount required to be paid to the New Seller Subsidiary at Closing, instead pay all or a portion of such amount by first reducing the Minimum Cash Amount by such amount (which in turn would allow Seller to cause one or more Group Companies to make a Permitted Cash Transfer equal to such amount by which the Minimum Cash Amount is so reduced, irrespective of whether or not the Permitted Cash Transfer Cap has been reached), and then pay any remaining balance in immediately available funds to the New Seller Subsidiary. Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 8.01(c), Purchaser may, at its option: (i) enforce this Agreement against Seller in accordance with the terms and conditions herein, (ii) elect to offset any Losses payable to it under this Section 8.01 and Section 8.03 against any amounts owed by Purchaser to New Seller Subsidiary under Section 5.07(c) or (iii) in response to a breach by Seller of its obligations under Section 8.01, Section 8.03, Section 3(e) of Exhibit C or Section 4 of Exhibit C, collect or enforce any remedies under the Secured Note; provided, that Purchaser shall not be entitled to double recovery under these remedies.

Section 5.26         Exclusive Dealing. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VII, Seller shall not (and shall not cause or permit its Affiliates or Seller’s or its Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or knowingly encourage the submission of any proposal or offer from any Person (other than Purchaser, its Affiliates and their respective Representatives) relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in the Group Companies, or any merger, recapitalization, share exchange, sale of Assets or any similar transaction or any other alternative to the Transactions, in each case directly involving any Group Company or (b) participate in any discussions or negotiations regarding, furnish any non-public information with respect to, assist or participate in, or knowingly facilitate in any other manner, any effort or attempt by any Person (other than Purchaser, its Affiliates and their respective Representatives) to do or seek any of the transactions described in clause (a), in each case of clauses (a) and (b), except to the extent otherwise permitted by Section 5.01. Upon the execution and delivery of this Agreement, Seller shall, and shall direct its Affiliates and its and their respective Representatives to, immediately cease all communications relating to any of the foregoing that remains pending that would reasonably be expected to result in any proposal, offer, inquiry or contact with respect to the foregoing and as promptly as practicable request that any material provided to any Person (other than Purchaser and its Affiliates and Representatives) in connection therewith be returned to Seller or its applicable Affiliates or destroyed in accordance with the terms of the confidentiality agreement entered into by such Person or its Affiliate in favor of Seller and its applicable Affiliates. Seller shall notify Purchaser as soon as reasonably practicable if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited). Notwithstanding any provision to the contrary, nothing herein shall prohibit or restrict any transactions relating solely to (A) the Equity Interests of the Seller Group, (b) the Seller Business and/or (c) any member of the Seller Group.

Section 5.27         Purchaser No-Solicitation/No-Hire of Employees.

(a)           From and after the Closing for a period of three years, Purchaser shall not, and shall not permit or cause its controlled Affiliates to, or knowingly encourage any of its Affiliates to, directly or indirectly, (i) solicit for hire or engagement, or hire or engage any Person who is (x) an officer or employee with the title of Vice President (or similar title) or more senior of any member of the Seller Group or (y) a Shared Employee and is deemed or designated a Seller Employee pursuant to the terms hereof (for the avoidance of doubt, in each case, who is not a Purchaser Employee) (each, a “Seller Covered Person”) or (ii) encourage or in any other manner persuade or attempt to encourage or persuade any Seller Covered Person to leave the employ of, or consultancy or independent contractor relationship with, any member of the Seller Group or in any way interfere with the relationship between the Seller Group, on the one hand, and any such Seller Covered Person, on the other hand. Notwithstanding the foregoing, this Section 5.27, shall not (A) apply to general solicitations not specifically targeted or directed at Seller or any of its Affiliates or on any Seller Covered Person; (B) prohibit the solicitation or hiring of any Seller Covered Person whose employment or engagement has been terminated at least six months prior to such solicitation or hiring; or (C) apply to any Seller Covered Person who contacts Purchaser or its Affiliates on such Seller Covered Person’s own initiative.

(b)           Purchaser agrees that (i) its agreement to the covenants contained in this Section 5.27 is a material condition of Seller’s willingness to enter into this Agreement and consummate the contemplated Transactions, (ii) the covenants contained in this Section 5.27 are necessary to protect the goodwill, confidential information, trade secrets and other legitimate interests of the Seller Group, (iii) in addition and not in the alternative to any other remedies available to it, Seller shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Purchaser of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder, (iv) the restricted period applicable to Purchaser shall be tolled, and shall not run, during the period of any actual breach by Purchaser of any such covenants, (v) no breach of any provision of this Agreement shall operate to extinguish Purchaser’s obligation to comply with this Section 5.27, and (vi) in the event that the final judgment of any court of competent jurisdiction declares any term or provision of this Section 5.27 to be invalid or unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by applicable Law.

Section 5.28         Inventory. From the date of this Agreement to the Closing (or until earlier termination of this Agreement), the Group Companies shall (i) use commercially reasonable efforts to maintain sufficient inventory on hand to service forecast demand and (ii) not purchase, or commit to purchase, any new receivers for any Dish TV satellite video subscribers who are residential customers, other than (A) making any such purchases in connection with commitments or agreements to purchase that are outstanding as of the date hereof or (B) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, nothing in this Section 5.28 shall be deemed to prohibit Seller or any of its Affiliates (including the Group Companies) from making any other inventory purchases (or commitments to purchase) in the Ordinary Course, including, any purchase of remotes, low-noise block downconverters (LNBs) or equipment for commercial installations.

Section 5.29         Names Following Closing. From and after the Closing, except as expressly provided in this Section 5.29, any and all rights of the Group Companies to use the Names shall terminate as of the Closing and shall immediately revert (and are hereby assigned) to Seller and its Affiliates (other than the Group Companies), along with any and all goodwill associated therewith. As promptly as practicable following the Closing, but in no event later than 90 Business Days after the Closing, Purchaser shall cause each Group Company to, as applicable, (i) change its legal name to remove any reference to or use of the Names, (ii) file in each jurisdiction in which each Group Company is qualified to do business all documents necessary to reflect such change of name or to terminate its qualification in such jurisdiction under any such legal name that uses any Name, and (iii) upon Seller’s request, provide documentation to Seller evidencing such name changes and filings. Purchaser acknowledges that it has no rights, title, or interests, and is not acquiring any rights, title, or interests, directly or indirectly, through the Group Companies or otherwise, to use any of the Names, except as expressly provided herein. Without limiting the foregoing, nothing hereunder permits Purchaser, its Affiliates, or after Closing, the Group Companies, to register or seek to register any Names in any jurisdiction. Subject to the terms and conditions of this Section 5.29, Seller, on behalf of itself and its Affiliates, hereby grants to Purchaser and the Group Companies a non-exclusive, worldwide, fully paid up, royalty free, non-transferable, limited and transitional license to use and display the Names for a period of six months after the Closing (the “Transition Period”) as such Names were used in the operation of the Business as of the Closing for the purpose of transitioning away from and ceasing use of the Names; provided that all such uses of the Names shall be in the same form, quality and manner as used in the Business in the 12-month period prior to Closing. No later than the end of the Transition Period, Purchaser shall, and shall cause its Affiliates (including the Group Companies) to cease all uses of the Names (including, for clarity, replacing or revising all letterheads, policies and procedures and other internal documents and materials to delete all references to or uses of the Names). None of Purchaser or its Affiliates shall be deemed to be in breach of this Section 5.29 if, at any time following the Closing, Purchaser or such Affiliate (A) uses any Names in a non-trademark manner referencing the historical relationship between the Group Companies and the Seller or its Affiliates, (B) retains copies of any books, records and other materials that contain or display any Names and such copies are used solely for internal or archival purposes (and, for clarity, not public display), or (C) uses the Names, to the extent necessary, to comply with applicable Law or for litigation, regulatory or corporate filings and documents filed by Purchaser or its Affiliates with any Governmental Entity, or otherwise permitted by fair use.

Section 5.30         Western Arc Migration. Prior to Closing, Seller shall, and shall cause its applicable Affiliates to, use commercially reasonable efforts to (a) extend the existing lease of NIMIQ-5 through the end of calendar year 2030 and (b) undertake a passive migration of subscribers from the Eastern Arc to the Western Arc, in each case, on terms materially consistent with the plans and forecast provided to Purchaser prior to signing; provided, that, nothing herein shall be construed as requiring Seller or any of its Affiliates to (i) meet any such forecasts or (ii) undertake an active migration of subscribers from the Eastern Arc to the Western Arc.

Section 5.31         Negotiation of the Real Estate Lease Documents and Shared Facility Arrangements.

(a)           From and after the date hereof and ending on the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing Date, Seller and Purchaser hereby agree to negotiate in good faith each of: (i) those certain lease agreements, including amendments to existing leases or similar agreements, pursuant to which Seller or one of its Subsidiaries will lease or sublease, as applicable, the real properties listed on Exhibit J to the Company or one of its Subsidiaries on substantially those terms and conditions set forth in Exhibit J (the “Seller Lease Agreements”), which Seller Lease Agreements shall incorporate in all material respects the terms and conditions of the Material Terms of the Seller Lease Agreements attached as Exhibit J hereto and other terms as are not inconsistent with the foregoing to be reasonably agreed upon by Seller and Purchaser; and (ii) those certain lease agreements, including amendments to existing leases or similar agreements, pursuant to which Purchaser or one of its Subsidiaries will lease or sublease, as applicable, the real properties listed on Exhibit K to Seller or one of its Subsidiaries on substantially those terms and conditions set forth in Exhibit K (the “Purchaser Lease Agreements”), which Purchaser Lease Agreements shall incorporate in all material respects the terms and conditions of the Material Terms of the Purchaser Lease Agreements attached as Exhibit K hereto and other terms as are not inconsistent with the foregoing to be reasonably agreed upon by Purchaser and Seller. Seller and Purchaser shall execute and deliver or cause to be executed and delivered the Seller Lease Agreements and the Purchaser Lease Agreements at the Closing (or as soon as practicable thereafter to the extent Purchaser and Seller shall not have finalized the Seller Lease Agreements or Purchaser Lease Agreements prior to the Closing), which agreements shall be in form and substance mutually reasonably acceptable to Seller and Purchaser and consistent with leasing market practice for the market where the applicable property is located; provided, that until such time that the Seller Lease Agreements or Purchaser Lease Agreements are executed, this Agreement and the Material Terms of the Seller Lease Agreements or the Material Terms of the Purchaser Lease Agreements, as applicable, shall govern the relationship among the parties thereto in respect of the transactions contemplated hereby and shall remain in full force and effect unless this Agreement is otherwise terminated pursuant to the terms hereof.

(b)           From and after the date hereof and ending on the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing Date, Seller and Purchaser shall cooperate in good faith to negotiate and document the post-Closing space sharing arrangements, whether pursuant to schedules to the Transition Services Agreement or licenses, each in form and substance mutually reasonably acceptable to Seller and Purchaser. The space sharing arrangements shall be applicable with respect to the locations listed on Exhibit L attached hereto.

Section 5.32         Note Transfer. From and after the date hereof until the Closing (or until earlier termination of this Agreement), Seller will not, and will cause each of its applicable Subsidiaries that hold the Collateral not to, (a) directly or indirectly transfer, pledge or assign the Collateral to any other Person or (b) change its name, corporate form, or jurisdiction of organization until with respect to such new name, corporate form, or jurisdiction of organization, it shall take all action reasonably satisfactory to Purchaser as Purchaser may reasonably request to maintain the security interest of Purchaser in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

Section 5.33         IT Security. From and after the date of this Agreement and through the Closing (or until earlier termination of this Agreement), Seller and Purchaser shall meet (i) on a Quarterly basis and (ii) at least once within the month prior to Closing, to discuss incident investigation trends, summaries, roadmap progress and material Security Breaches, in each case, as it relates to the Business, including a discussion of any remediation undertaken, or compensating controls implemented, in response to any such material Security Breaches. Upon completion of Seller’s NIST Security Maturity Assessment (“NIST Assessment”) that is ongoing as of the date hereof, Seller shall provide, as soon as practicable, a summary of those portions of the NIST Assessment that are relevant to the Business. From and after the date of this Agreement and through the Closing (or until earlier termination of this Agreement), Seller shall, and shall cause its Affiliates to, continue conducting their cyber security program as it relates to the Business, including conducting security testing, audits and assessments, and undertaking remediations, in the Ordinary Course, in the same manner as it had prior to the date of this Agreement.  Seller shall notify Purchaser of any material Security Breach relating to the Business in advance of any notification to any Governmental Entity, including as required by Privacy Laws.

Section 5.34         IP Covenants.

(a)           Within 60 Business Days from the date of this Agreement, the Seller Group and the Group Companies, as applicable, will submit all applicable filings with the U.S. Patent & Trademark Office, the U.S. Copyright Office, or any corresponding state or foreign Governmental Entity as required to update or correct the registered owner of any Business Registered Intellectual Property to the correct Seller Group or Group Company entity as the applicable beneficial owner of such Business Registered Intellectual Property as of the Effective Date and shall provide evidence that all such filings have been submitted; provided, that, with respect to any such Business Registered Intellectual Property that the Seller Group and the Group Companies have not yet received an assignment and other documentation described in Section 5.34(b), the Seller Group and the Group Companies will complete the applicable filings within 60 Business Days of receipt of such assignments. Following completion of such filings, the Seller Group will provide an updated Section 3.08(a) to the Seller Disclosure Letter which shall reflect the true and correct registered owner of all Business Registered Intellectual Property.

(b)           As soon as reasonably practicable after the date of this Agreement, the Seller Group and the Group Companies, as applicable, will use reasonable efforts to obtain assignments and other documentation as may be required to effectively transfer or assign, or confirm the transfer or assignment, of all right, title, and interest in any Business Intellectual Property from all parties who have invented, created or developed, or contributed to the invention, creation or development of, any such Business Intellectual Property by or on behalf of the Seller Group or the Group Companies, as applicable.

Article VI

Conditions Precedent

Section 6.01         Conditions to Each Party’s Obligation. The obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement is each subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by both Purchaser, on the one hand, and Seller, on the other hand) on or prior to the Closing of the following conditions:

(a)           No Restraints. No applicable Law, Judgment or Injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity having competent jurisdiction over the parties hereto with respect to Transactions (collectively, “Restraints”) enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions shall be in effect.

(b)           Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.

Section 6.02         Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser) on or prior to the Closing of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Seller in this Agreement (other than the Seller Fundamental Representations and other than the representations and warranties in Section 3.15(a)), without giving effect to any materiality, Seller Material Adverse Effect or Material Adverse Effect qualifications set forth therein (other than such qualifications set forth in Section 3.24(c)), shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on such earlier date), in each case except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect or a Material Adverse Effect. The Seller Fundamental Representations, without giving effect to any materiality, Seller Material Adverse Effect or Material Adverse Effect qualifications set forth therein, shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such Seller Fundamental Representations expressly relate to an earlier date (in which case such Seller Fundamental Representations shall be true and correct in all but de minimis respects on such earlier date); provided, that, if the condition in this Section 6.02(a) has not been satisfied due to the failure of the last sentence of Section 3.03 being true and correct in all but de minimis respects, then (i) Seller shall have a period of 10 days from the date on which Purchaser has notified Seller to cure the applicable breach of the last sentence of Section 3.03 and (ii) the time period for Closing set forth in Section 1.02 shall be tolled during such 10-day period. The representations and warranties of Seller in Section 3.15(a) shall be true and correct as of the Closing Date as though made on the Closing Date.

(b)            Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, or such earlier date to the extent specified with respect thereto.

(c)            Seller Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an authorized representative of Seller, stating that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(e) have been satisfied.

(d)            Minimum Cash. Seller shall have delivered evidence reasonably satisfactory to Purchaser that the aggregate amount of Closing Cash will be at least equal to the Minimum Cash Amount.

(e)            Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect or Seller Material Adverse Effect, in each case, that has not been completely cured.

(f)             Pre-Closing Reorganization. The Pre-Closing Reorganization (including the Intercompany Receivable Distribution) and the Pre-Closing Restructuring shall each have been completed in accordance with the Reorganization Plan and Exhibit A-1, Exhibit A-2 and Exhibit A-3, as applicable, in each case in all but de minimis respects, and the Company shall have delivered to Purchaser duly executed copies of the Pre-Closing Reorganization Documents; provided, that for the avoidance of doubt, for purposes of this Section 6.02(f), a delay in receiving a certificate, instrument or other document from a Governmental Entity shall not be deemed to be a failure of this closing condition.

(g)            Exchange Offer. The Exchange Offer shall have been consummated no later than the Exchange Offer Settlement Date in accordance with the Exchange Offer Memorandum and the terms hereof, inclusive of the satisfaction of the Acquisition Consent Threshold Condition, in each case after giving effect to any waivers, amendments, modifications or extensions granted in accordance with Section 5.24, and the Bridge Bond Exchange shall have been consummated after the completion of the Pre-Closing Restructuring and the Pre-Closing Reorganization, and prior to the Closing.

Section 6.03         Conditions to Obligation of Seller. The obligation of Seller, the Designated Seller Subsidiary, and the New Seller Subsidiary to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller) on or prior to the Closing of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Purchaser in this Agreement (other than the Purchaser Fundamental Representations), without giving effect to any materiality or Purchaser Material Adverse Effect qualifications set forth therein, shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on such earlier date), in each case except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser Fundamental Representations, without giving effect to any materiality or Purchaser Material Adverse Effect qualifications set forth therein, shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such Purchaser Fundamental Representations expressly relate to an earlier date (in which case such Purchaser Fundamental Representations shall be true and correct in all but de minimis respects on such earlier date).

(b)            Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, or such earlier date to the extent specified with respect thereto.

(c)            Purchaser Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an authorized representative of Purchaser, stating that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Article VII

Termination

Section 7.01         Termination.

(a)            Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(i)	by mutual written consent of Seller and Purchaser;

(ii)	by Seller, upon written notice to Purchaser, if there shall have been a breach by Purchaser of any of its representations, warranties, covenants or obligations contained herein, which breach (A) would result in the failure to satisfy any condition set forth in Section 6.03(a) or Section 6.03(b) and (B) shall be incapable of being cured by the Outside Date, or if capable of being cured by the Outside Date, has not been cured within the earlier of, (I) 30 calendar days following receipt by Purchaser of written notice of such breach from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 7.01(a)(ii) and the basis for such termination and (II) the Outside Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.01(a)(ii) if Seller is in breach of any of its representations, warranties, covenants or agreements set forth herein and such breach would result in the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b);

(iii)	by Purchaser, upon written notice to Seller, if there shall have been a breach by Seller of any of its representations, warranties, covenants or obligations contained herein, which breach (A) would result in the failure to satisfy any condition set forth in Section 6.02(a) or Section 6.02(b) and (B) shall be incapable of being cured by the Outside Date, or if capable of being cured by the Outside Date has not been cured within the earlier of (I) 30 calendar days following receipt by Seller of written notice of such breach from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 7.01(a)(iii) and the basis for such termination and (II) the Outside Date; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(a)(iii) if Purchaser is in breach of any of its representations, warranties, covenants or agreements set forth herein and such breach would result in the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b);

(iv)	By Purchaser, on or prior to the Exchange Offer Termination Deadline (as defined below), upon written notice to Seller, if the Exchange Offer has not commenced by the deadline required under Section 5.24, or the Exchange Offer has not been consummated by the Exchange Offer Settlement Date, or the Exchange Offer has not been consummated because of failure to satisfy the Acquisition Consent Threshold Condition or is consummated without satisfaction of the Acquisition Consent Threshold Condition or other than in accordance with the terms hereof or thereof (in each case subject to and after giving effect to any waivers, amendments, modifications or extensions granted in accordance with Section 5.24), or the Bridge Bond Exchange has not been consummated, or is not capable of being consummated, as of immediately prior to the Closing in accordance with the terms of the Exchange Offer Memorandum (subject to and after giving effect to any waivers, amendments or modifications granted in accordance with Section 5.25); provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(a)(iv) if Purchaser is in breach of any of its representations, warranties, covenants or agreements set forth herein and such breach would result in the failure of any of the conditions set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(g); provided, further, however, that Purchaser shall not have the right to terminate pursuant to this Section 7.01(a)(iv) unless Purchaser provides written notice of its intention to terminate on or prior to the tenth calendar day following the date upon which Purchaser first becomes aware (or should have become aware) that it is entitled to terminate this Agreement pursuant to this Section 7.01(a)(iv) (such tenth calendar day, the “Exchange Offer Termination Deadline”);

(v)	by Seller or Purchaser, by written notice to the other, if:

(A)           the Closing shall not have occurred on or prior to the date that is 15 months following the date hereof (subject to extension as provided in the following proviso, “Outside Date”); provided, however, that if on the Outside Date the conditions set forth in Section 6.01(a) or Section 6.01(b) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article VI have been satisfied or waived (except for those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time or such conditions being able to be satisfied at such time if the Closing were to occur at such time), then the Outside Date may be (1) extended one time by a period of three months upon the written election of either Seller or Purchaser and (2) extended one additional time by a period of three months, at Purchaser’s sole discretion and upon the written election of Purchaser (and in the case of such extension, any reference to the Outside Date in this Agreement shall be a reference to the Outside Date, as extended); provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(a)(v)(A) shall not be available to any party hereto whose failure (or whose Affiliate’s failure) to perform any material covenant or obligation under this Agreement has been the principal cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date; or

(B)            any Restraint having the effect set forth in Section 6.01(a) shall be in effect and shall have become, following the date of this Agreement, final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(a)(v)(B) shall not be available to any party hereto who has failed (or whose Affiliate has failed) to have used the required efforts to prevent the entry of and remove such Restraint in accordance with its obligations hereunder.

(b)            In the event of valid termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall promptly be given to the other party hereto and this Agreement shall be terminated and the Transactions shall be abandoned, without further action by any party. If this Agreement and the Transactions are terminated and abandoned as provided herein, all confidential information received by Purchaser or any of its Affiliates or any of their respective equityholders or Representatives with respect to the business of Seller or its Affiliates (including the Group Companies) shall be treated in accordance with the Confidentiality Agreement (including the obligations to return or destroy confidential information), which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 7.02         Effect of Termination.

(a)            If this Agreement is terminated and the Transactions are abandoned pursuant to Section 7.01, this Agreement shall forthwith become null and void and have no effect and there shall be no liability or obligation on the part of any party hereunder, except that the following provisions shall survive such termination and continue in full force and effect in accordance with their respective terms:

(i)	Section 5.03;

(ii)	Section 5.05;

(iii)	Section 5.08;

(iv)	Article VII;

(v)	Article IX; and

(vi)	any other Section or Article of this Agreement which are required to survive in order to give appropriate effect to Section 5.03, Section 5.05, Section 5.08, Section 8.02(d), Article VII or Article IX.

(b)            Nothing in this Section 7.02 shall be deemed to release any party hereto from any liability for any willful and material breach by such party of any of its representations, warranties or covenants set forth in this Agreement or Actual Fraud by such party or to impair the right of any party hereto to specific performance in accordance with the terms and conditions set forth in this Agreement; provided, that, notwithstanding anything in this Agreement to the contrary, if the Closing does not occur and this Agreement is terminated then, (i) under no circumstances shall either party be entitled to monetary damages or other monetary remedies for any Losses or other damages in connection with this Agreement, including suffered as a result of the failure of the transactions contemplated by this Agreement or any willful and material breach of or failure to perform under this Agreement, in excess of $2,000,000,000 in the aggregate and (ii) under no circumstances shall either party hereto be permitted or entitled to receive in respect of a single breach or a series of related breaches both a grant of specific performance resulting in the Closing and payment of monetary damages or other monetary remedies for any Losses or other damages in connection with this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Article VIII

Indemnification

Section 8.01         General Indemnification by New Seller Subsidiary.

(a)            Subject to the terms (including the limitations) set forth in this Article VIII, from and after the Closing, New Seller Subsidiary shall, and Seller shall cause New Seller Subsidiary to (or shall on behalf of New Seller Subsidiary), (without duplication with respect to any other payment made pursuant to this Agreement) indemnify and defend Purchaser against, and hold it harmless from, any loss, liability, Taxes, claim, damage, bond, due, assessment, fine, penalty, fee, cost or expense, including costs of investigation, defense and enforcement of this Agreement and reasonable and documented third party legal and expert fees and expenses (collectively, “Losses”) suffered or incurred by Purchaser, its Affiliates (including the Group Companies) and each of their respective officers, directors, employees, equityholders, agents and representatives (collectively, the “Purchaser Indemnitees”) (other than any Loss relating to Taxes, for which indemnification is provided under Section 8.03) to the extent arising or resulting, directly or indirectly, from (i) the Seller Business (including the ownership or operation thereof) (other than Assumed Liabilities), (ii) any Excluded Assets, (iii) any Excluded Liabilities, (iv) any breach or violation of any covenant or agreement to be performed by Seller or any of its Affiliates (other than the Group Companies) hereunder after Closing (including, for avoidance of doubt, any such covenants or agreements in Exhibit C attached hereto), (v) the January Transactions, or (vi) the litigation identified in Section 8.01(a) of the Seller Disclosure Letter, in each case, whether any such liability arises before or after Closing, is known or unknown or is contingent or accrued.

(b)            Notwithstanding anything to the contrary herein, neither New Seller Subsidiary nor Seller shall be required to indemnify, defend or hold harmless any Purchaser Indemnitee, and shall not have any liability under Section 8.01(a), to the extent a Loss arose in connection with or resulted from or related to (i) any action taken or omitted to be taken by Purchaser or any of its Affiliates (including, after the Closing, the Group Companies), (ii) any breach of a representation, warranty, agreement or covenant made or to be performed by Purchaser or its Affiliates (including, after the Closing, the Group Companies) in this Agreement or (iii) any breach of a representation or warranty made by Seller, New Seller Subsidiary, Designated Seller Subsidiary or the Group Companies in this Agreement or any breach of a covenant hereunder to be performed by Seller or any of its Affiliates (including the Group Companies) on or prior to Closing; provided that, this Section 8.01(b) shall not apply to any Loss relating to Taxes, which shall be subject to Section 8.03.

(c)            Notwithstanding anything to the contrary herein, except for (i) any specific enforcement remedy to which a party is entitled pursuant to Section 9.05, (ii) claims of, or causes of action arising from, Actual Fraud, (iii) breach of any covenant, agreement or obligation under this Agreement or the other Transaction Agreements that by its terms contemplate performance after the Closing or (iv) any remedies expressly set forth in Exhibit C attached hereto, Purchaser, on behalf of itself and each other Purchaser Indemnitee, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, Purchaser, on behalf of itself and each other Purchaser Indemnitee, hereby irrevocably waives, from and after the Closing, any and all rights, claims and causes of action (other than those expressly contemplated by clauses (i) through (iv) of the immediately preceding sentence) it or any Purchaser Indemnitee may have against Seller or any of its Affiliates arising under or based upon this Agreement or any certificate delivered in connection herewith, in each case, except pursuant to the indemnification provisions set forth in this Article VIII.

(d)            Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 8.01(c), Purchaser may, at its option: (i) enforce this Agreement against Seller in accordance with the terms and conditions herein, (ii) elect to offset any Losses payable to it under this Section 8.01 and Section 8.03 against any amounts owed by Purchaser to New Seller Subsidiary under Section 5.07(c) or (iii) in response to a breach by Seller of its obligations under Section 8.01, Section 8.03, Section 3(e) of Exhibit C or Section 4 of Exhibit C, collect or enforce any remedies under the Secured Note; provided, that Purchaser shall not be entitled to double recovery under these remedies.

Section 8.02         General Indemnification by Purchaser.

(a)            Subject to the terms (including the limitations) set forth in this Article VIII, from and after the Closing, Purchaser shall indemnify and defend New Seller Subsidiary, Seller and their respective Affiliates against, and hold them harmless from, any Loss suffered or incurred by New Seller Subsidiary, Seller and their respective Affiliates and each of their respective officers, directors, employees, equityholders, agents and representatives (collectively, the “Seller Indemnitees”) (other than any Loss relating to Taxes, for which indemnification is provided under Section 8.03) to the extent arising or resulting, directly or indirectly, from (i) the Business (including the ownership or operation thereof) (other than Excluded Liabilities), (ii) any Transferred Assets, (iii) any Assumed Liabilities, or (iv) any breach or violation of any covenant or agreement to be performed by Purchaser or any of its Affiliates (including the Group Companies) hereunder after Closing (including, for avoidance of doubt, any such covenants or agreements in Exhibit C attached hereto), in each case, whether any such liability arises before or after Closing, is known or unknown or is contingent or accrued.

(b)            Notwithstanding anything to the contrary herein, Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnitee, and shall not have any liability under Section 8.02(a), to the extent a Loss arose in connection with or resulted from or related to (i) any action taken or omitted to be taken by Seller or any of its Affiliates (not including, after the Closing, the Group Companies), (ii) any breach of a representation, warranty, agreement or covenant made or to be performed by Seller or any of its Affiliates (not including, after the Closing, the Group Companies in this Agreement), or (iii) any breach of a representation or warranty made by Purchaser in this Agreement or breach of a covenant hereunder to be performed by Purchaser or any of its Affiliates on or prior to Closing.

(c)            Notwithstanding anything to the contrary herein, except for (i) any specific enforcement remedy to which a party is entitled pursuant to Section 9.05, (ii) claims of, or causes of action arising from, Actual Fraud, (iii) breach of any covenant, agreement or obligation under this Agreement or the other Transaction Agreements that by its terms contemplate performance after the Closing or (iv) any remedies expressly set forth in Exhibit C attached hereto, Seller, on behalf of itself and each other Seller Indemnitee, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, Seller, on behalf of itself and each other Seller Indemnitee, hereby irrevocably waives, from and after the Closing, any and all rights, claims and causes of action (other than those expressly contemplated by clauses (i) through (iv) of the immediately preceding sentence) it or any Seller Indemnitee may have against Purchaser or any of Purchaser’s Affiliates arising under or based upon this Agreement or any certificate delivered in connection herewith, in each case except pursuant to the indemnification provisions set forth in this Article VIII.

Section 8.03         Tax Indemnification.

(a)            Subject to the terms (including the limitations) set forth in this Article VIII, from and after the Closing, New Seller Subsidiary shall (without duplication with respect to any other payment made pursuant to this Agreement), and Seller shall cause New Seller Subsidiary to (or shall on behalf of New Seller Subsidiary), indemnify each Purchaser Indemnitee against, and hold them harmless from any Losses to the extent arising or resulting, directly or indirectly, from, without duplication:

(i)	all Taxes resulting from any breach of any covenant or agreement relating to Taxes contained in Section 5.07 made or to be performed by Seller or any of its Affiliates (including the Group Companies solely with respect to periods prior to the Closing);

(ii)	all Taxes (as a result of Treasury Regulation Section 1.1502-6 or any comparable provision of any applicable state, local or non-U.S. Tax Law) of any Person (other than any Group Company) for which any Group Company becomes liable as a result of being or having been at any time before Closing, part of a Seller Consolidated Group and all Taxes of any Person (other than any Group Company) for which any Group Company becomes liable as a transferee or successor, by Contract (other than (A) any commercial Contracts entered into in the Ordinary Course a principal purpose of which is not the sharing, allocation or indemnification of or with respect to Taxes, refunds of Taxes or the utilization of Tax assets, or (B) any Contracts solely among Group Companies) or pursuant to any Law, which Taxes relate to an event occurring before, Contract entered into, or transaction occurring before the Closing;

(iii)	all Transfer Taxes allocated to New Seller Subsidiary pursuant to Section 5.07(g);

(iv)	all Taxes of any Group Company or relating to any Transferred Asset for any Pre-Closing Tax Period (taking into account the Pre-Closing Restructuring and the Pre-Closing Reorganization);

(v)	all Taxes of Seller or any of its Affiliates (other than the Group Companies);

(vi)	all Taxes relating to any Excluded Asset or Excluded Liability; and

(vii)	any failure of Seller or New Seller Subsidiary to reimburse Purchaser for excess Purchaser CODI Taxes or Post-Closing Tax Sharing Payment Amount paid by Purchaser, in each case as required of either of them under Section 5.07(c) or Section 5.07(m).

provided that, notwithstanding anything to the contrary in this Agreement, neither Seller nor New Seller Subsidiary shall be liable under this Section 8.03 for any such Losses (A) to the extent they result from any Purchaser Tax Act, (B) that are with respect to Purchaser CODI Taxes, (C) that are with respect to Taxes with respect to which New Seller Subsidiary has already paid Purchaser pursuant to the last sentence of Section 5.07(a)(ii) or Section 5.07(a)(iii), or (D) that are with respect to Taxes that gave rise to any Post-Closing Tax Sharing Payment Amount, other than to the extent of the amount of any Loss under clause (vii) above as relates to the Post-Closing Tax Sharing Payment Amount reimbursement and other than any Loss arising solely as a result of the failure of Seller or its Affiliates to pay Taxes equal to such Post-Closing Tax Sharing Payment Amount to the applicable Taxing Authority.

(b)            Subject to the terms (including the limitations) set forth in this Article VIII, from and after the Closing, Purchaser shall indemnify New Seller Subsidiary, Seller and its Affiliates against, and hold them harmless from any Losses to the extent arising or resulting, directly or indirectly, from, without duplication:

(i)	all Taxes resulting from any breach of any covenant or agreement relating to Taxes contained in Section 5.07 made or to be performed by Purchaser or any of its Affiliates (including the Group Companies solely with respect to periods after the Closing);

(ii)	all Taxes resulting from any Purchaser Tax Act;

(iii)	all Transfer Taxes allocated to Purchaser pursuant to Section 5.07(a); and

(iv)	any failure of Purchaser to make a payment as and when required by Section 5.07 in respect of any (x) Purchaser CODI Taxes (excluding an amount of Purchaser CODI Taxes already paid to, and not reimbursed or repaid by, New Seller Subsidiary pursuant to Section 5.07(c)), (y) Tax Refunds pursuant to Section 5.07(l) or (z) Post-Closing Tax Sharing Payment Amount pursuant to Section 5.07(m).

Section 8.04         Calculation of Losses; Mitigation.

(a)            The amount of any Loss (including with respect to applicable Tax) for which indemnification is provided under this Article VIII shall be net of any amounts recovered by the indemnified party under insurance policies or otherwise with respect to such Loss (including a Tax) (after taking into account costs of collection, incremental Taxes actually incurred on receipt of insurance proceeds) and any increase in premium.

(b)            Notwithstanding anything to the contrary herein or provided under applicable Law, Losses shall not include (i) Losses that are in the nature of punitive damages, in each case except to the extent any such Losses are awarded and paid by an indemnified party with respect to a Third Party Claim, or (ii) any Taxes imposed on any Seller Indemnitee or Purchaser Indemnitee (or any direct or indirect owner thereof), as applicable, in respect of any payment to such Seller Indemnitee or Purchaser Indemnitee, as applicable, under this Article VIII.

(c)            Purchaser and Seller shall, and shall cause their respective Affiliates to, reasonably cooperate with each other with respect to resolving any claim or liability with respect to which one party hereto is obligated to indemnify the other party hereto or a Seller Indemnitee or Purchaser Indemnitee hereunder, including by using commercially reasonable efforts to (i) resolve any such claim or liability and (ii) mitigate any Loss for which indemnification is sought under this Agreement; provided, however, that the reasonable and documented out-of-pocket costs of such mitigation shall constitute Losses for purposes of this Agreement and that the foregoing clause (ii) shall not require Purchaser, Seller or their Affiliates to take any action with respect to Taxes or Tax Returns to the extent such action requires (x) Purchaser, Seller or their Affiliates to use Tax attributes first generated in a Post-Closing Tax Period, (y) Purchaser or any of its Affiliates to take any Purchaser Tax Act that would give rise to an indemnification obligation under Section 8.03(b), or (z) Purchaser, Seller or any of their Affiliates to, with respect to a Post-Closing Tax Period, take or refrain from taking any Tax Return position, use or refrain from using any method of accounting, or make or refrain from making any filing or election, in each case except to the extent otherwise expressly required by this Agreement (excluding, for this purpose, this Section 8.04(c)).

Section 8.05         Termination of Indemnification. The obligations to indemnify and hold harmless any party pursuant to Section 8.03 shall terminate upon the date that is 60 days following the expiration of the applicable statute of limitations; provided, that, in each case, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a good faith claim by delivering a notice of such claim in writing (stating in reasonable detail the basis of such claim) pursuant to Section 8.06, Section 5.07(c)(iv) or Section 5.07(h) (as applicable) to the party obligated to provide the indemnification.

Section 8.06         Indemnification Procedures.

(a)            Third Party Claims. In order for a Person (the “indemnified party”) to be entitled to any indemnification provided for under Section 8.01 or Section 8.02 in respect of, arising out of or involving a claim made by any third Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the party required to provide indemnification therefor (the “indemnifying party”) in writing (and in reasonable detail) of the Third Party Claim within 10 Business Days after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except (and only) to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)            Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled (i) to participate in the defense thereof (at its expense) and, (ii) if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party so long as (A) the indemnifying party gives written notice to the indemnified party within 30 days after the indemnified party has given notice of the Third Party Claim under Section 8.06(a) stating that the indemnifying party will, and thereby covenants to, indemnify, defend and hold harmless the indemnified party from and against the entirety of any and all indemnifiable Losses hereunder the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent that they are indemnifiable pursuant to the terms and conditions of this Article VIII, (B) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have adequate financial resources to defend against the Third Party Claim and acknowledges its obligations to indemnify for any and all Losses related to such Third Party Claim to the extent that they are indemnifiable pursuant to the terms and conditions of this Article VIII, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the indemnified party, (D) the indemnified party has not been advised by counsel that an actual or potential conflict of interests exists between the indemnified party and the indemnifying party in connection with the defense of the Third Party Claim, (E) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Proceeding, (F) settlement of, an adverse judgment with respect to, or conduct of the defense of the Third Party Claim by the indemnifying party is not, in the reasonable and good faith judgment of the indemnified party, likely to be adverse to the indemnified party’s reputation and (G) the indemnifying party conducts the defense of the Third Party Claim actively and diligently. Should the indemnifying party so elect in writing to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense, subject to Section 8.06(c) and Section 8.06(d). The indemnifying party shall be liable for the reasonable and documented fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party is in breach of Section 8.06(a) with respect to such Third Party Claim for failure to give notice of the Third Party Claim in accordance with Section 8.06(a)). If the indemnifying party chooses to defend or prosecute a Third Party Claim, Purchaser or Seller, as the case may be, shall use reasonable best efforts to cause their respective indemnified parties to cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s reasonable request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to testify and provide additional information and explanation of any material provided hereunder; provided, however, that (I) the indemnifying party shall promptly pay, reimburse or advance the reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) incurred by the indemnified parties in connection with the compliance with its obligations under this sentence (the “Indemnification Cooperation Expenses”); provided, that in the event that the indemnified parties request any such payment, reimbursement or advancement pursuant to the foregoing clause (I) and the indemnifying party fails to pay, reimburse or advance the Indemnification Cooperation Expenses in accordance with this sentence, then the indemnified parties shall not be obligated to take any actions under this sentence that would require them to incur any Indemnification Cooperation Expenses unless and until the indemnifying party provides evidence reasonably satisfactory to the indemnified parties of its ability to pay, reimburse or advance the Indemnification Cooperation Expenses or otherwise pays such amount to the indemnified parties and (II) nothing herein will require any such cooperation, efforts or access to the extent that it would (w) unreasonably interfere with the ongoing business or operations of the indemnified parties (including their relationships with customers, suppliers or other business relations), (x) conflict with the organizational documents of the indemnified parties or any Law or Judgment, (y) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which an indemnified party is party or by which it is bound; or (z) provide access to or disclose information that would jeopardize any attorney-client or similar privilege of the indemnified parties or result in the disclosure of commercially sensitive information; provided, that in the case of the immediately foregoing clauses (x) through (z), the indemnified parties shall use reasonable best efforts to arrange alternative access or disclosure of information in a manner that would not conflict with such organizational documents, Law or Judgment, contravene, violate or result in a breach of or default under such Contract or jeopardize such attorney-client or similar privilege.

(c)            Indemnified Party’s Control. Subject to the last sentence of this Section 8.06(c), if the indemnifying party does not deliver the notice contemplated by clause (i)(A) of Section 8.06(b), or the evidence contemplated by clause (ii)(A) of Section 8.06(b), within 15 days after the indemnified party has given notice of the Third Party Claim pursuant to Section 8.06(a), or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the indemnified party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the indemnified party need not consult with, or obtain any consent from, the indemnifying party in connection therewith). If such evidence is given on a timely basis and the indemnifying party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 8.06(b) is or becomes unsatisfied, the indemnified party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the indemnifying party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the indemnified party conducts the defense of the Third Party Claim pursuant to this Section 8.06(c), the indemnifying party (i) advance the indemnified party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) will remain responsible for any and all other Losses that the indemnified party incurs or suffers and that are indemnifiable pursuant to the terms and conditions of this Article VIII.

(d)            Limitations on Indemnifying Party’s Control. If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms (i) involves solely monetary relief, (ii) obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, and (iii) contains a full and general release of all indemnified parties that releases the indemnified parties completely from all liabilities arising or relating to or in connection with such Third Party Claim; provided, however, that the indemnifying party shall not, without prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (A) injunctive or other nonmonetary relief against the indemnified party, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the indemnified party or (B) a finding or admission of fault or misconduct or a violation of Law by the indemnified party.

(e)            Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.01, Section 8.02 or Section 8.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall promptly deliver written notice of such claim (describing such claim in reasonable detail) to the indemnifying party. Subject to Section 8.08, the failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01, Section 8.02 or Section 8.03, except (and only) to the extent that the indemnifying party shall have been actually and materially prejudiced as a result of such failure. If the indemnifying party does not notify the indemnified party within 45 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.01, Section 8.02 or Section 8.03, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.01, Section 8.02 or Section 8.03 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(f)            Tax Contests. Tax Contests shall be governed by Section 5.07(h), and, none of such audit, claim or other Proceeding shall be governed by this Section 8.06.

(g)            No Circular Recovery. Seller hereby agrees that it will not make any claim for indemnification, contribution or advancement of expenses against Purchaser or its Affiliates (including the Group Companies) by reason of the fact that Seller or any of its Affiliates was a controlling person, director, employee or Representative of a Group Company or was serving as such for another Person at the request of a Group Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, organizational document, Contract or otherwise), with respect to any claim brought by a Purchaser Indemnitee against Seller under this Agreement or the facts and circumstances underlying any such claim brought by a Purchaser Indemnitee.

Section 8.07         Tax Treatment of Payments. Any payment made under this Article VIII shall be treated as an adjustment to the Tax Purchase Price to the extent permitted by applicable Law.

Section 8.08         Survival of Representations and Covenants. None of the representations, warranties, covenants and agreements contained in this Agreement or any other document contemplated hereby shall survive the Closing, except for (a) the covenants and agreements that by their express terms are to be performed in whole or in part at or after the Closing, which covenants and agreements shall survive in accordance with their terms and (b) the covenants and agreements in Section 5.07, which shall survive the Closing until the date that is 60 days following the expiration of the applicable statute of limitations or as otherwise expressly provided in Section 5.07. Notwithstanding the foregoing, in the event that notice of any claim for indemnification under Article VIII has been validly delivered pursuant to the terms and conditions herein prior to the expiration of the applicable survival period set forth in this Section 8.08, then, the covenant or agreement that is the subject of such claim for indemnification shall survive with respect to such claim until such time as such claim is finally resolved pursuant to the terms hereof.

Article IX

General Provisions

Section 9.01         Amendments and Waivers. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the party hereto against whom such amendment or waiver shall be enforced. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by the other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 9.02         Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party hereto (including by operation of Law in connection with a merger or consolidation of such party) without the prior written consent of the other party hereto; provided, that Purchaser may at any time in its sole discretion and without the consent of any other party assign, in whole or in part, its rights under this Agreement to any of its Affiliates, but no such assignment shall relieve Purchaser of any obligation or liability hereunder or alter the Intended Tax Treatment; provided, further, that Seller, New Seller Subsidiary or Designated Seller Subsidiary may at any time in its sole discretion and without the consent of Purchaser assign, in whole or in part, its rights under this Agreement to any of its Affiliates, but no such assignment shall relieve Seller, New Seller Subsidiary or Designated Seller Subsidiary of any of their respective obligations or liabilities hereunder or alter the Intended Tax Treatment. Any attempted assignment in violation of this Section 9.02 shall be void.

Section 9.03         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and their successors and permitted assigns, any legal or equitable rights or remedies hereunder; provided, however, that each of this Section 9.03 and Article VIII is intended to be for the benefit of, and be enforceable by, the Purchaser Indemnitees and the Seller Indemnitees, as applicable; provided further, however, that each of this Section 9.03 and Section 5.11 is intended to be for the benefit of, and be enforceable by, the D&O Indemnitees; provided further, however, that each of this Section 9.03 and Section 5.18 is intended to be for the benefit of, and be enforceable by, each Seller Releasee and Purchaser Releasee, as applicable; provided further, however, that each of this Section 9.03 and Section 9.07 is intended to be for the benefit of, and be enforceable by, Seller’s Counsel and PwC.

Section 9.04         Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or email, or if mailed, three calendar days after mailing (or one Business Day in the case of express mail or overnight courier service), as follows:

(i)	if to Purchaser,

DIRECTV Entertainment Holdings, LLC

2260 E Imperial Hwy

El Segundo, CA 90245

Attention: Michael Hartman, General Counsel

Email: michael.hartman@directv.com

with a copy to (which copy alone shall not constitute notice):

Ropes & Gray, LLP

3 Embarcadero Center

San Francisco, CA 94111

Attention: Jason Freedman / Minh-Chau Le / James Davis

Email: jason.freedman@ropesgray.com /

minh-chau.le@ropesgray.com /

james.davis@ropesgray.com

(ii)	if to Seller,

EchoStar Corporation

9601 S. Meridian Boulevard, Englewood, Colorado 80112

Attention: Chief Legal Officer

Email: legalnotices@echostar.com

with copies to (which copies alone shall not constitute notice):

EchoStar Corporation

9601 S. Meridian Boulevard, Englewood, Colorado 80112

Attention: Dean A. Manson, Chief Legal Officer

Email: dean.manson@echostar.com

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Daniel G. Dufner, Jr

Michael A. Deyong

Email: daniel.dufner@whitecase.com

michael.deyong@whitecase.com

White & Case LLP

3000 El Camino Real 2 Palo Alto Square, Suite 900

Palo Alto, CA 94306-2109

Attention: Neeta Sahadev

Email: neeta.sahadev@whitecase.com

Section 9.05         Right to Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that the remedies at Law for any such non-performance or breach or threatened breach hereof, including monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that, subject to this Section 9.05, the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in an appropriate court of competent jurisdiction as set forth in Section 9.11, this being in addition to any other remedy to which any party is entitled at Law or in equity. The right to specific enforcement shall include the right of Seller to cause Purchaser to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree (a) to cooperate fully in any attempt by the other party hereto to obtain any such equitable remedy, (b) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (c) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason or (d) to assert that a remedy of monetary damages would provide an adequate remedy. The parties hereto acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the parties hereto would not have entered into this Agreement. Notwithstanding anything to the contrary herein, the right to specific performance hereunder shall include the right to seek and obtain an order reversing any Permitted Cash Transfer that is not in compliance with Section 5.25 or Exhibit C hereto.

Section 9.06         Interpretation; Exhibits and Schedules; Certain Definitions.

(a)            The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Other than with respect to the Outside Date, if any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof”, “hereto” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, (vi) any reference herein to “material to the Business” shall be construed to mean “material to the Business, taken as a whole”, (vii) this Agreement shall be deemed to have been drafted by Purchaser and Seller, and this Agreement shall not be construed against any party as the principal draftsperson hereof, (viii) all references or citations in this Agreement to Laws shall, when the context requires, be considered references or citations to any successor Laws, and shall be deemed to also refer to all rules and regulations promulgated thereunder, (ix) the word “or” shall not be exclusive, (x) any reference to this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented, (xi) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”, (xii) the phrases “provided”, “delivered”, or “made available”, when used in this Agreement, shall mean that the information referred to has been posted in the “data room” (virtual) hosted by Datasite and established by Seller or its Representatives and to which, and to the extent to which, Purchaser and its Representatives have had access prior to 10:00 a.m. Eastern Time on the day two days prior to the date of this Agreement or shared through PwC MFT2GO Platform and (xiii) all references to lists or copies of any documents (including those “provided”, “delivered”, or “made available” (or any phrase of similar import) to Purchaser or Seller (as applicable)) shall mean true, correct and complete copies of such lists or documents, as applicable. The Seller Disclosure Letter has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of this Agreement. Any information set forth in any section or subsection of the Seller Disclosure Letter shall be deemed to be disclosed for purposes of other Sections and subsections of this Agreement, shall be deemed to be incorporated by reference in each of the other sections and subsections of the Seller Disclosure Letter as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) only to the extent the relevance of such information is reasonably apparent from the face of such disclosure. No reference to or disclosure of any item or other matter in the Seller Disclosure Letter or the Purchaser Disclosure Letter, as applicable shall be construed as an admission or indication that such item or other matter is material, that such item is outside the Ordinary Course or not consistent with past practice, or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Letter or the Purchaser Disclosure Letter, as applicable. The information set forth in the Seller Disclosure Letter or the Purchaser Disclosure Letter, as applicable, is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The information set forth in the Seller Disclosure Letter or the Purchaser Disclosure Letter, as applicable, that are not required by this Agreement to be so reflected are set forth solely for informational purposes.

(b)            For all purposes hereof:

“Actual Fraud” means actual and intentional fraud under Delaware law with respect to the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement or any certificate delivered pursuant to this Agreement (or monthly report with respect to Additional Metrics to the extent set forth in Section 2(a) Exhibit C) or any other Transaction Agreement with respect to such representations and warranties that is committed by such Person making such representations and warranties; provided, that, for the avoidance of doubt, the term “Actual Fraud” does not include the doctrine of constructive or equitable fraud.

“Agreed Purchaser Employees” means those Shared Employees that Purchaser and Seller, acting together in good faith and taking into account the FTE Audit, the employee records of Seller and its Affiliates (including the Group Companies), and Purchaser’s good faith nominations as to who will constitute an Agreed Purchaser Employee, determine in their reasonable judgment are required to be Purchaser Employees to ensure continuity of a material function in support of the Business (e.g., personnel with specialized knowledge required to a support an IT system to be conveyed to the Business), with such determination to occur following the date hereof and prior to the Closing Date.

“Agreed Seller Employees” means those Shared Employees that Seller and Purchaser, acting together in good faith and taking into account the FTE Audit, the employee records of Seller and its Affiliates (including the Group Companies), and Seller’s good faith nominations as to who will constitute an Agreed Seller Employee, determine in their reasonable judgment are required to be Seller Employees to ensure continuity of a material function in support of the Seller Business, with such determination to occur following the date hereof and prior to the Closing Date.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. After (and only after) Closing, “Affiliates” of (i) Purchaser shall include the Group Companies and (ii) Seller shall not include the Group Companies. Notwithstanding anything in this Agreement to the contrary, in no event shall AT&T Inc. or any of its Affiliates (other than DIRECTV Entertainment Holdings, LLC, a Delaware limited liability company, and the direct and indirect Subsidiaries of DIRECTV Entertainment Holdings, LLC) (A) be considered an Affiliate of Purchaser, (B) have any obligations under this Agreement or (C) be considered to have made any representation or warranty, express or implied, at law or in equity, with respect to the Group Companies or their respective assets, liabilities or operations, the Transferred Equity Interests, the Business, the Transactions and any other rights or obligations to be transferred hereunder or pursuant hereto. As between Purchaser and Seller, Seller will have all of the same remedies and obligations, and Purchaser will have all of the same obligations and remedies, under this Agreement as if the previous sentence was not in this Agreement.

“Affiliate Contract” means any contract between a Group Company, on the one hand, and Seller or any of its Affiliates (other than a Group Company), on the other hand, excluding, for the avoidance of doubt, any Transaction Agreement.

“Anti-Corruption Laws” means laws, regulations or orders relating to anti-bribery or anti-corruption, including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage, such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Judgment, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assumed Benefit Plan” means any Benefit Plan or any portion thereof, (i) that is sponsored by any of the Group Companies or (ii) any assets or liabilities of which (A) Purchaser has explicitly agreed to assume pursuant to this Agreement or (B) will be transferred to Purchaser or its Affiliates under applicable Law as a result of the Transactions, or (iii) that is designated as an Assumed Benefit Plan under Section 3.13(a) of the Seller Disclosure Letter.

“Assumed Liability” shall have the meaning set forth in the Reorganization Plan and shall include, for the avoidance of doubt, the Transferred HR Liabilities.

“Benefit Plan” means (i) any compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, supplemental retirement, stock purchase, deferred compensation, incentive compensation, stock ownership, equity-based compensation, paid time off, salary continuation, life, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, sick leave, medical, welfare benefit or other plan, program, policy, practice, contract, arrangement, agreement or understanding, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) whether or not reduced to writing, and whether covering a single individual or group of individuals, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or any of its Affiliates or any other person or entity that, together with Seller is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, for the benefit of one or more current or former Business Employees, directors, officers, or independent contractors or any of their respective dependents or beneficiaries and (ii) all employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements between Seller or any of its Affiliates and any current or former Business Employee, director, officer, or independent contractor; provided “Benefit Plan” shall not include Multiemployer Plans.

“Blockbuster License Agreement” means the Blockbuster License Agreement, to be entered into between Seller or one of its Affiliates and Purchaser or one of its Affiliates, substantially in the form attached hereto as Exhibit H.

“Bridge Bonds” shall have the same meaning as “New DBS Notes” as set forth in the Exchange Offer Memorandum.

“Bridge Bond Interest” shall mean all accrued and unpaid interest as of, and due on the outstanding Bridge Bonds at, the time of the Bridge Bond Exchange.

“Business” means, collectively, the audiovisual services distribution business of Seller and its Affiliates (including the Group Companies), as conducted historically and at the time of Closing, including without limitation under the “Dish” and “Sling” brands, consisting of (a) the utilization of direct broadcast satellite and fixed satellite service spectrum, owned and leased satellites, receiver systems, broadcast operations, a leased fiber optic network, in-home service and call center operations, (b) the design, development, and distribution of receiver systems, as well as the provision of digital broadcast operations, including satellite uplinking/downlinking, transmission, and other services provided to third-party pay-TV providers, (c) multichannel, live-linear, and on-demand streaming over-the-top internet-based services, offering domestic and international video programming, (d) DISHnet, (e) all assets and revenue generating operations that are primarily in support of the video business, the service of residential and commercial customers that are primarily associated with the video business, and ancillary investments, partnerships or other arrangements that utilize video assets and resources and are set forth in Section 9.06(b)(i) of the Seller Disclosure Letter, (f) telemetry, tracking & control (TT&C) services provided by the spacecraft operations centers, and (g) including any related and ancillary business such as the sale of advertising and ownership of joint ventures associated with any of the foregoing; provided, however, that the Business shall not include DISH Fiber Internet LLC and its business and operations or any businesses or operations as it relates to the Excluded Assets.

“Business Assets” means the tangible and intangible assets and the properties of Seller and its Affiliates primarily used in the Business, including the Transferred Assets but excluding the Excluded Assets.

“Business Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a Union applicable to any Business Employee to which Seller Group or any Group Company is a party or otherwise subject.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Los Angeles, California and Denver, Colorado are authorized or obligated by applicable Law or executive order to close.

“Business Employee” means (i) each employee of Seller Group who is employed by, provides services to, or is otherwise engaged in the operation of, the Business, including the Shared Employees, or (ii) each employee of a Group Company or whose employment will transfer to Purchaser or one of its Affiliates on the Closing Date by operation of applicable Law or pursuant to the transfer of the Transferred Equity Interests to Purchaser.

“Business Intellectual Property” means all Intellectual Property owned or purported to be owned by the Seller Group that is primarily used in the Business.

“Business Registered Intellectual Property” means all Business Intellectual Property that is registered with, issued by, or the subject of a pending application before the U.S. Patent & Trademark Office, the U.S. Copyright Office, or any corresponding state or foreign Governmental Entity or other public or quasi-public legal authority (including any domain name registrars).

“Call Option Agreement” means the Call Option Agreement, to be entered into between Seller or one of its Affiliates and Purchaser or one of its Affiliates, substantially in the form attached hereto as Exhibit D.

“Change in Law” means the occurrence after the date hereof of the enactment of, or amendment to, any provision of the Code or the Treasury Regulations thereunder or any other Tax Law in any Specified Jurisdiction.

“Clean Room” means the clean room established (or to be established) by Seller or its Representatives in connection with the sharing of applicable information pursuant to the Clean Room Procedure or the last sentence of Section 5.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company SEC Document” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents publicly filed with or furnished to the SEC by the Company, together with any exhibits and schedules thereto and other information incorporated therein.

“Contract” means any legally binding contract, license, sublicense, instrument, mortgage, indenture, lease, agreement, understanding or arrangement, including all amendments thereto, whether written or oral.

“Credit Support Obligations” means letters of credit, guarantees, surety bonds, trust agreements, accounts receivable recourse and repurchase agreements and other credit support instruments issued by Seller or any of its Affiliates (including the Group Companies) or third parties on behalf of or related to any Group Company or the Business.

“CTB Foreign Subsidiary” means each Group Subsidiary organized in any non-U.S. jurisdiction that is treated as a corporation for U.S. federal and applicable state and local Income Tax purposes prior to the completion of the Subsequent Restructuring.

“CTB Group Subsidiary” means each of CTB U.S. Subsidiaries and CTB Foreign Subsidiaries.

“CTB U.S. Subsidiary” means each Group Subsidiary organized in the United States that is both (i) treated as a corporation for U.S. federal and applicable state and local Income Tax purposes prior to the completion of the Initial Restructuring and (ii) not organized or incorporated as a corporation.

“Environmental Laws” means any and all Laws and Judgments issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, subsurface gas, plant and animal life or any other natural resource) or the protection of human health and safety (as it relates to exposure to Hazardous Substances), including any such Laws and Judgments regulating emissions, discharges or releases of Hazardous Substances, exposure to or release of, or the management of any Hazardous Substances.

“Equity Interest” means any (i) share capital, membership interest, partnership interest or other equity interest in a Person or (ii) any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other right, in each case, convertible into, exchangeable or exercisable for, or representing the right to acquire, any of the foregoing equity interests described in clause (i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Company Notes” means those notes set forth on Section 9.06(b)(ii) of the Seller Disclosure Letter.

“Excluded Assets” shall have the meaning set forth in the Reorganization Plan.

“Excluded HR Liabilities” means all compensation, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses relating to each Benefit Plan that is not an Assumed Benefit Plan, including any liabilities, obligations, commitments, claims and losses relating to Laquita Jones et al. v. DISH Network Corporation et al.

“Excluded Liabilities” shall have the meaning set forth in the Reorganization Plan, and shall include, for the avoidance of doubt, the Excluded HR Liabilities and the Excluded Litigation.

“Exclusive Purchaser Employees” means those Business Employees who provide 100% of their services to the Business, which Seller and Purchaser, acting together in good faith and taking into account the employee records of Seller and its Affiliates (including the Group Companies), confirm in their reasonable judgment will be included as Exclusive Purchaser Employees, with such confirmation to occur following the date hereof and prior to the Closing Date.

“Exclusive Seller Employees” means those employees of Seller or its Affiliates (including the Group Companies) who provide no services to the Business, which Seller and Purchaser, acting together in good faith and taking into account the employee records of Seller and its Affiliates (including the Group Companies), confirm in their reasonable judgment will be included as Exclusive Seller Employees, with such confirmation to occur following the date hereof and prior to the Closing Date.

“Existing Tax Sharing Agreement” means (i) that certain Tax Sharing Agreement dated as of March 1, 2020, entered into by and between DISH Network Corporation and the Company (as amended or supplemented from time to time) and (ii) any other agreement set forth on Section 3.11(i) of the Seller Disclosure Letter.

“Excluded Litigation” means any threatened or pending Proceeding, whenever arising, related to or arising, directly or indirectly, out of the Seller Business.

“FCC” means the U.S. Federal Communications Commission, including any Bureau or subdivision thereof.

“Financial Statements” means (a) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income (loss), changes in stockholder’s equity (deficit), and cash flows for each of the years ended December 31, 2023 and 2022, and the related notes (the “Year-End Financial Statements”), (b) the unaudited consolidated balance sheets of the Company and its subsidiaries as of June 30, 2024 (such date, the “Balance Sheet Date”), the related consolidated statements of operations and comprehensive income (loss), changes in stockholder’s equity (deficit), and cash flows for the six months ended June 30, 2024, and the related notes (the “Q2 Financial Statements,” and together with the Year-End Financial Statements, the “Group Company Financial Statements”), (c) the unaudited balance sheet and corresponding unaudited statement of income of the Business as of and for the year ended December 31, 2023, and the unaudited balance sheet and corresponding unaudited statement of income of the Business as of and for the six months ended June 30, 2024 (the “Business Financial Statements”) and (d) the unaudited balance sheet and corresponding unaudited statement of income of the Business as of and for the year ended December 31, 2022 (the 2022 Carve-Out Financial Statements”).

“Financing Documents” means that certain Loan and Security Agreement, dated as of the date hereof (the “Loan and Security Agreement”), by and among DISH DBS Issuer LLC, as borrower, various lenders party thereto, Alter Domus (US) LLC, as administrative agent, and the Transaction Documents (as defined in the Loan and Security Agreement).

“Foreign Group Company” means any Group Company that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“FTE Audit” means the audit and other procedures set forth in Section 5.06(i) performed to determine the allocation of Undetermined Shared Employees.

“GAAP” means generally accepted accounting principles in the United States.

“Global Trade Laws and Regulations” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s OFAC; the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; all relevant regulations made under any of the foregoing; and other similar economic and trade sanctions, export or import control laws.

“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government; (ii) any public international organization; or (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition.

“Government Contract” means a Contract between any Group Company and any Governmental Entity.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF) or AML 5; or (iv) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity.

“Group Companies” means, collectively, the Company and the Group Subsidiaries, and “Group Company” means, individually, any of the foregoing Persons.

“Group Subsidiary” means the Persons to be direct or indirect Subsidiaries of the Company as of the Closing and after giving effect to the Pre-Closing Reorganization as set forth in the Reorganization Plan, and the Pre-Closing Restructuring as set forth in Exhibit A-1 and Exhibit A-2; provided that any such Person that is not a Group Subsidiary as of the Closing shall not be a Group Subsidiary.

“Hazardous Substances” means any petrochemical or petroleum distillate or by-product, radioactive material, polychlorinated biphenyls, asbestos, per- or polyfluoroalkyl substance or any other material, substance or waste defined, classified or regulated as “hazardous” or “toxic” or as an environmental “contaminant” or “pollutant” or words of similar meaning and regulatory effect, pursuant to Environmental Law.

“Income Tax” means (a) any gross income Tax (excluding any sales or use Tax), (b) any net income Tax, (c) any franchise Tax, margin Tax, or business profits Tax incurred in lieu of a Tax on net income and (d) any other Tax in the nature of an income Tax.

“Intellectual Property” means all intellectual property or proprietary rights of every kind and nature, however denominated, in any and all countries worldwide, including: (a) patents, patent applications, utility models, industrial designs, certificates of invention, together with all reissuances, divisions, renewals, revisions, extensions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto; (b) Marks; (c)  internet domain names and social media accounts, handles, and user names; (d) copyrights, any other equivalent rights in works of authorship (published or unpublished, whether copyrightable or not) and any other related rights of authors, all applications, registrations, renewals, and extensions of any of the foregoing, and rights of publicity, and moral rights (e) Software; and (f) Trade Secrets.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement, to be entered into between Seller or one of its Affiliates and Purchaser or one of its Affiliates, substantially in the form attached hereto as Exhibit F.

“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or indebtedness, between Seller or any of their Affiliates (other than the Group Companies), on the one hand, and any Group Company, on the other hand.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all networks, computers, Software, servers, workstations, routers, hubs, switches, endpoints, platforms, websites, firmware, hardware, data communications lines, and all other information technology or outsourced services, in each case, primarily used by the Seller or any of its Affiliates (including any Group Company) in connection with the Business.

“January Transactions” means (i) the transfer of by DISH Network Corporation of certain of its unencumbered wireless spectrum licenses to EchoStar Wireless Holding L.L.C. announced on January 10, 2024; (ii) the designation of DBS Intercompany Receivable L.L.C. as an unrestricted subsidiary for the purposes of relevant indenture agreements and DISH DBS Corporation’s transfer thereto a portion of the receivable associated with an intercompany loan made by DISH DBS Corporation to DISH Network Corporation announced on January 10, 2024; (iii) the assignment by DBS Intercompany Receivable L.L.C. of its rights to that portion of the receivable associated with the intercompany loan made by DISH DBS Corporation to DISH Network Corporation to EchoStar Intercompany Receivable Company L.L.C., such that amounts owed in respect of that loan will now be paid by DISH Network to EchoStar Intercompany Receivable L.L.C., announced on January 10, 2024; (iv) the designation of DBS Issuer L.L.C. as an unrestricted subsidiary for the purposes of relevant indenture agreements and DISH DBS Corporation’s transfer thereto of approximately three million DISH TV subscribers announced on January 10, 2024; (v) the designations of Sling TV Purchasing L.L.C., Sling TV L.L.C., and Sling TV Gift Card Corporation as unrestricted subsidiaries for the purposes of relevant indentures announced on January 10, 2024, and all related transfers, actions, or other transactions related to any of the foregoing but, for the avoidance of doubt, not including the Transactions.

“Knowledge” means, with respect to Seller, the actual knowledge of the individuals listed in Section 9.06(b)(iv) of the Seller Disclosure Letter and the knowledge that would be obtained by such Persons after reasonable inquiry of their direct internal reports but without further investigation by such individuals.

“liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, or whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liens” means any mortgages, liens, easements, encroachments, licenses, defects in title, security interests, charges, pledges, claims, rights, restrictions, options, preemptive rights, deeds of trust, hypothecations, assessments, claims of equitable interest or similar encumbrances of any kind.

“Look-Back Date” means January 1, 2022.

“Marks” means any trademarks, service marks, brand names, trade names, trade dress, logos, slogans, or other identifiers of source or origin, including applications, registrations, and renewals of the same, together with the goodwill associated with or symbolized by any of the foregoing.

“Material Adverse Effect” means any circumstance, development, effect, change, event, occurrence or state of facts (any such item, an “Effect”) that, individually or in the aggregate together with all other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, operations, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole, or the Business; provided, however, that the Effects of any of the following shall not, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, any such material adverse effect: (i) any change in applicable Law, GAAP or any applicable accounting standards or any interpretation thereof or any change in the interpretation or enforcement of any of the foregoing after the date hereof, (ii) general economic, political, geopolitical, social, regulatory or business conditions or changes therein (including the commencement, continuation or escalation of war, terrorism, armed hostilities or national or international calamity), (iii) financial, credit or capital markets conditions, including interest rates, and any changes therein, (iv) currency exchange rates, and any changes therein, (v) any change generally affecting the industry or geographic markets in which the Business operates, including any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry), (vi) the authorized announcement of this Agreement, the identity of Purchaser or the pendency or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Entities (provided that this clause (vi) shall not apply to the representations and warranties set forth in Section 3.04), (vii) the compliance with the express terms of this Agreement or the taking of any action or the omission of any action expressly required by this Agreement (excluding the obligations set forth in Section 5.01(a)), (viii) any act of God, weather-related event, natural disaster, pandemic, force majeure event or other similar event, (ix) any failure of the Business, as the case may be, to meet any projections, forecasts, estimates, budgets, milestones or financial or operational predictions (provided that clause (ix) shall not prevent a determination that any change or Effect underlying such failure to meet projections, forecasts, estimates, budgets, milestones or financial or operational predictions has resulted in a Material Adverse Effect (to the extent such change or Effect is not otherwise excluded from this definition of Material Adverse Effect)), (x) changes or prospective changes in credit ratings of the Business or any of the Group Companies, or (xi) any epidemic, pandemic or disease outbreak; provided that the exceptions in clauses (i), (ii), (iii), (iv), (v), (viii) and (xi) above shall not apply to the extent such Effect has a disproportionate impact on the Group Companies or the Business, taken as a whole, relative to other participants in the industry in which the Group Companies or the Business operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“Names” means the Marks set forth in Section 9.06(b)(v) of the Seller Disclosure Letter and any other Marks including or abbreviating such Marks.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Non-Income Tax Return” means any Tax Return in respect of a Tax that is not an Income Tax.

“Ordinary Course” means (a) for purposes of Section 5.01(a), the applicable interim operating covenants in Exhibit C and Section 3.15(b) (solely to the extent as such representation and warranty applies to the time period from and after the date hereof to the Closing), the ordinary course of business consistent with the obligations of the Seller and the Group Companies pursuant to Section 5.01(b), and (b) for all other purposes of this Agreement, the ordinary course of business, in either case of clause (a) or (b), in the event of a disagreement as to what constitutes Ordinary Course, ordinary course of business may take into account current industry practices.

“Partnership Group Subsidiary” means Sling TV Holding L.L.C. and the SubscriberCo.

“Permitted Liens” means any (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts which are not yet delinquent or the amount or validity of which are being contested in good faith, and Liens of lessors over assets owned by them and leased to a third party which do not represent a material default under any lease (if applicable), (ii) solely with respect to personal property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business in each case (A) for amounts that do not represent a default under any lease of Leased Real Property and (B) are not yet delinquent or (if delinquent) are being contested in good faith and for which adequate reserves have been established and included in the Financial Statements in accordance with GAAP, (iii) Liens for Taxes, assessments or other governmental charges that are not delinquent or that are being contested in good faith by appropriate Proceedings, in each case for which adequate reserves have been established and included in the Financial Statements in accordance with GAAP, (iv) easements, covenants, conditions, rights-of-way, leases, restrictions, encroachments and other similar charges and encumbrances or other minor title defects in each case that would not reasonably be expected to materially interfere with the current use and operation of such real property or the occupancy, at the real property to which they relate, (v) zoning, building, land use Laws and other similar restrictions imposed by any Governmental Entity having jurisdiction over such real property which are not violated in any material respects by the current use and operation of such real property, (vi) Liens that have been placed by any developer, owner, landlord or other third party on any Leased Real Property or property over which any Group Company has easement rights, or any subordination or similar agreements relating thereto, which do not represent a default under any lease, that in each case would not reasonably be expected to materially interfere with the current use and operation of such real property, or the occupancy, at the real property to which they relate, (vii) pledges and deposits made in the Ordinary Course in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (viii) Standard IP Agreements and other nonexclusive licenses of Intellectual Property granted in the Ordinary Course, (ix) Liens set forth on Section 9.06(b)(vi) of the Seller Disclosure Letter or under the Financing Documents, and (x) Liens that will be released at or prior to the Closing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Entity or other entity.

“Personal Information” means any data or information that, alone or in combination with any other information, directly or indirectly relates to, identifies, or describes an identified or identifiable natural person or household, or is defined as “personal data,” “personally identifiable information,” “personal information,” or any similar term under Privacy Laws and Requirements. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Post-Closing Tax Period” means any taxable period (or portion thereof) that ends after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or before the Closing Date.

“Privacy Laws” means (a) all applicable Laws regulating the privacy, collection, use, access, Processing, protection, security, deletion or disclosure of Personal Information, including, to the extent applicable, the EU General Data Protection Regulation, federal, local and state data security and data privacy laws, including but not limited to the California Consumer Privacy Act, the Telephone Consumer Protection Act, and the CAN-SPAM Act; and (b) the Payment Card Industry Data Security Standard.

“Pro Forma Transfer Applications” means all applications required to be submitted to the FCC for prior approval of the pro forma transfers of control of all FCC licenses required by the Pre-Closing Reorganization.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, sale, rental, structuring, storage, safeguarding, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Programming Agreements” means an affiliation, licensing, distribution, retransmission consent or similar contract pursuant to which a licensor of audio- or audiovisual content licenses, or otherwise grants its consent for, Seller to distribute such content in any manner, including via Dish or internet transmission, on a live, linear, on-demand, pay-per-view or other basis, in connection with the Business.

“Purchaser Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by Purchaser to Seller prior to the execution hereof.

“Purchaser Employees” means (i) the Select Purchaser Employees, (ii) the Exclusive Purchaser Employees, (iii) the Agreed Purchaser Employees and (iv) those Undetermined Shared Employees allocated as Purchaser Employees pursuant to the methodology contained in Section 5.06(i).

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03(a)(i), Section 4.09.

“Purchaser Information” means the information relating to DIRECTV, the DTV Parties and their subsidiaries as set forth in the Offering Memorandum under the sections entitled “Summary—DIRECTV”, “Summary—Summary of the Transactions—The Acquisition Transaction, “Summary—Summary of the Transactions—The DTV Parent Acquisition Transaction”, “Summary—Summary of the New DTV Issuer Notes”, “Risk Factors—Risk relating to the Acquisition Transaction”, “Unaudited Pro Forma Financial Information” and “Information about DIRECTV”.

“Purchaser Material Adverse Effect” means, with respect to Purchaser, a material adverse effect on the ability of Purchaser to consummate the Transactions.

“Purchaser Notes” shall have the same meaning as “New DTV Issuer Notes” as set forth in the Exchange Offer Memorandum.

“Purchaser Tax Act” means (i) any election made (other than in accordance with past practice of the applicable Group Company prior to the Closing), or any change in or revocation of any election, by Purchaser or any of its Affiliates made following the Closing with respect to any Group Company for a Pre-Closing Tax Period under any Tax Law that is effective, including retroactively, for (or during) any Pre-Closing Tax Period, (ii) any amendment of a Tax Return by Purchaser or any of its Affiliates made following the Closing with respect to any Group Company with respect to any Pre-Closing Tax Period (other than (x) solely for purposes of and to the extent required to obtain a Tax Refund in accordance with Section 5.07(l) or (y) if such amendment is for purposes of obtaining such a Tax Refund and for other purposes, the portion of such amendment that is solely for purposes of and to the extent required to obtain such Tax Refund), (iii) any voluntary disclosure agreements entered into following the Closing by Purchaser or any of its Affiliates with respect to any Group Company, with any Taxing Authority with respect to Taxes for any Pre-Closing Tax Period, (iv) any settlement or compromise by Purchaser or any of its Affiliates of any audit, examination or other Proceeding with respect to Taxes for any Pre-Closing Tax Period, which settlement or compromise is not consistent with the procedures set forth in Section 5.07(h), (v) any adoption of or change in any Tax method of accounting or convention by Purchaser or any of its Affiliates made following the Closing with respect to any Group Company that is effective, including retroactively, with respect to a Pre-Closing Tax Period, and (vi) any other action outside of the ordinary course of business of the Group Companies by Purchaser or any of its Affiliates (including, after the Closing, the Group Companies) on the Closing Date after the Closing in respect of any Group Company for a Pre-Closing Tax Period, excluding, in each case of clauses (i)-(vi), any such action or omission (A) expressly required by any Transaction Agreement, (B) effected with the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (C) required by the resolution of a Tax Contest pursuant to Section 5.07(h) or is a Push-Out Election made pursuant to Section 5.07(h)or (D) effected by, resulting from, or required by reason of filing a Tax Return with respect to any Pre-Closing Tax Period in accordance with the procedures set forth in Section 5.07(a).

“Push-Out Election” means any election pursuant to Section 6226 of the Code (or similar or analogous U.S. state or local Income Tax Law) with respect to any Pre-Closing Tax Period or Straddle Period of any Group Company.

“Push-Out Election Partnership” means NHL Network US, L.P., NagraStar, L.L.C., Liberty-Bell L.L.C. and SubscriberCo.

“R&W Insurance Policy” means any and all representation and warranty insurance policies Purchaser may obtain in connection with the transactions contemplated by this Agreement.

“Real Estate Separation Agreements” means the Real Estate Separation Agreements, to be entered into between Seller or one of its Affiliates and Company or one of its Affiliates, substantially in the form attached hereto as Exhibit I.

“Real Property Leases” means any Contract for real property leased by a Group Company.

“Representatives” of a Person means the directors, managers, officers, employees, advisors, agents, consultants, attorneys, accountants, auditors, investment bankers or other representatives of such Person.

“Required Regulatory Approvals” means those sanctions or rulings that are final and in full force and have not been stayed (including, without limitation, a decision by the FCC approving the Transactions and the transfer of control over the Transferred Permits), and any Consents, exemptions, clearances, written confirmations of no intention to initiate legal Proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, in each case as set forth in Section 9.06(b)(viii) of the Seller Disclosure Letter.

“Sanctioned Country” means any country or territory that is the target of a comprehensive trade embargo by the United States (presently, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person who is, or is owned or controlled by a Person who is (a) located, organized, or resident in a Sanctioned Country, (b) named on any OFAC sanctions list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List, or (c) otherwise the subject or target of Sanctions.

“Sanctions” means, with respect to any Person, any economic sanctions laws, regulations, embargoes, restrictive measures, lists of blocked or otherwise restricted persons, including those administered, enacted or enforced from time to time by the United States (including, without limitation, OFAC, U.S. Department of State and U.S. Department of Commerce), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or any other jurisdiction in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction.

“Satellite and Communications Law” means, with respect to any Person, any U.S. or non-U.S. statute, law, rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or similar instrument of authority issued or promulgated by the FCC or any other U.S. or non-U.S. Governmental Entity that regulates (a) the Business, (b) the use of electromagnetic spectrum related to the Business or (c) the assignment of licenses to construct, launch and operate satellites and earth stations, including the U.S. Communications Act of 1934, as amended, the International Telecommunication Union Radio Regulations, the Laws governing licensing and operations in countries in which such Person or any Subsidiary of such Person holds, is applying for, or controls, the Permits of such Person, and every other Law applicable to interstate and international satellite operations, together with all Laws concerning any satellite or earth station operations or multichannel video programming distribution system.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Note” means the Secured Promissory Note, to be issued by Seller, as the Issuer, to Purchaser, as the Holder, and guaranteed by Seller and certain of its Affiliates, as the Guarantor, substantially in the form attached hereto as Exhibit M.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Breach” means any (i) unauthorized or unlawful access to, acquisition, use, loss, modification, Processing or any other breach of Sensitive Information maintained by a Group Company, or by any third-party service provider on behalf of a Group Company; (ii) any act or omission that compromises the security, integrity, or confidentiality of any Sensitive Information or IT Systems; or (iii) phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a business disruption to a Group Company.

“Select Purchaser Employees” has the meaning set forth on Section 9.06(b)(x) of the Seller Disclosure Letter.

“Select Seller Employees” has the meaning set forth on Section 9.06(b)(x) of the Seller Disclosure Letter.

“Seller Business” means the business and operations of Seller and its Affiliates other than the Business.

“Seller Consolidated Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes that includes Seller or any of its Affiliates that is not a Group Company, including by reason of any Person being treated as an entity disregarded as separate from Seller or any such Affiliate for Tax purposes, other than such a group that is solely composed of Group Companies.

“Seller Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by Seller to Purchaser prior to the execution hereof.

“Seller Equity Plans” means, collectively, Seller’s 2017 Stock Incentive Plan, Amended and Restated 2008 Stock Incentive Plan, 2008 Class B CEO Stock Option Plan, 2017 Non-Employee Director Stock Incentive Plan, Amended and Restated 2008 Non-Employee Director Stock Incentive Plan, Legacy Dish Network Corporation 2019 Stock Incentive Plan, Amended and Restated DISH Network Corporation Employee Stock Purchase Plan, Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan, Amended and Restated DISH Network Corporation 2001 Nonemployee Director Stock Option Plan, EchoStar Communications Corporation Amended and Restated 1997 Employee Stock Purchase Plan, EchoStar Communications Corporation Amended and Restated 2001 Nonemployee Director Stock Option Plan, and 2022 Incentive Plan.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 2.01, Section 2.02, Section 2.04, Section 2.05, Section 2.06, Section 3.01(a), Section 3.02, Section 3.03 and Section 3.04(a)(i).

“Seller Group” means Seller and its Affiliates, other than the Group Companies.

“Seller Material Adverse Effect” means, with respect to Seller, a material adverse effect on the ability of Seller to consummate the Transactions.

“Seller Employees” means (i) the Certain Seller Employees, (ii) the Exclusive Seller Employees, (iii) the Agreed Seller Employees, and (iv) those Undetermined Shared Employees allocated as Seller Employees pursuant to Section 5.06(i).

“Sensitive Information” means (i) all Personal Information and (ii) other confidential or proprietary business information, customer data, or trade secret information.

“Shared Employee” means an employee who performs services to both the Business and the Seller Business.

“Software” means all:  computer programs and applications, whether in source code, object code, firmware, or other form, algorithm, database rights, together with all specifications, designs and all documentation and technology relating thereto.

“Solvent” when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“SubscriberCo” means DISH DBS Issuer LLC.

“SubscriberCo Financing” means the incurrence by SubscriberCo of the SubscriberCo Loans and the issuance by SubscriberCo of the SubscriberCo Preferred Equity, in each case on the date hereof pursuant to the Financing Documents.

“SubscriberCo Loans” means all indebtedness of SubscriberCo outstanding under the Financing Documents.

“SubscriberCo Preferred Equity” means all preferred equity of SubscriberCo issued pursuant to the Financing Documents in connection with the incurrence of the SubscriberCo Loans.

“SubscriberCo Obligations” means all SubscriberCo Loans and SubscriberCo Preferred Equity.

“SubscriberCo Sub” has the meaning set forth in Exhibit A-2.

“Subsidiary” of any Person means any other Person of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such other Person (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person; provided that for this purpose, SubscriberCo, SubscriberCo Sub, and any other Subsidiary of SubscriberCo, will be treated as a “Subsidiary” of the Company for all purposes of this Agreement from and after their respective organization, formation or incorporation.

“Tax Return” means any return, election, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed in connection with the calculation, determination, assessment, examination or collection of any Tax, including any amended returns required as a result of examination adjustments made by the IRS or other Taxing Authority.

“Taxes” means any federal, state, local, territorial or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, real property gains, personal property, sales, use, transfer, registration, special assessment, value added, alternative or add-on minimum, estimated or similar taxes, customs, duties, levies, imposts, fees or charges or assessments thereof imposed by a Governmental Entity, in each case in the nature of a tax, including any interest, penalties and additions with respect thereto.

“Taxing Authority” means any Governmental Entity imposing a Tax or is charged with the administration, determination, assessment, examination and/or collection of such Tax.

“Trade Laws” means, with respect to any Person, all applicable customs, import and export Laws in jurisdictions in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction.

“Trade Secrets” means any trade secrets, and any of the following that are confidential and proprietary, inventions, disclosures, and know-how, including processes, methods, techniques, design, protocols, formulae, algorithms, compositions, specifications, research and development information, data and other proprietary information.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Intellectual Property License Agreement, the Transitional Trademark License Agreement, the Real Estate Separation Agreements, Seller Lease Agreements, Purchaser Lease Agreements, Call Option Agreement, the Blockbuster License Agreement, and any other agreements and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, value added, use, stamp, registration, recordation, excise, conveyance and other similar Taxes.

“Transferred Assets” shall have the meaning set forth in the Reorganization Plan.

“Transferred Permits” means the FCC satellite (“Satellite Transferred Permits”) and earth station authorizations listed in Section 9.06(b)(xi) of the Seller Disclosure Letter.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between Seller or one of its Affiliates and the Company or one of its Affiliates, substantially in the form attached hereto as Exhibit E.

“Transitional Trademark License” means the Transitional Trademark License Agreement, to be entered into between Seller or one of its Affiliates and Purchaser or one of its Affiliates, substantially in the form attached hereto as Exhibit G.

“Undetermined Shared Employees” means all Business Employees other than the (i) Select Purchaser Employees, (ii) Select Seller Employees, (iii) Exclusive Purchaser Employees, (iv) Exclusive Seller Employees, (v) Agreed Purchaser Employees, and (vi) Agreed Seller Employees.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law.

“$” means the lawful currency of the United States.

Section 9.07         Conflicts; Privilege.

(a)            Purchaser agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, any Group Company) and its and their respective managers, directors, members, partners, officers and employees, and each of their successors and assigns (all such parties, the “Purchaser Parties”), that White & Case LLP and Steptoe LLP (together, “Seller’s Counsel”) may serve as counsel to, and PricewaterhouseCoopers LLP (“PwC”) may provide professional services to, Seller, on the one hand, and the Group Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Agreements and the consummation of the Transactions (the “Current Representation”), and that, following consummation of the Transactions, any Seller’s Counsel may serve as counsel to, and PwC may provide professional services to, Seller or any of its Affiliates or any of their respective managers, directors, members, partners, officers or employees, in each case, in connection with any dispute, litigation, claim, Proceeding or obligation arising out of or relating to this Agreement, the other Transaction Agreements or the Transactions (any such representation, the “Post-Closing Representation”), notwithstanding the Current Representation, and Purchaser on behalf of itself and the Purchaser Parties hereby consents to any such Post-Closing Representation and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Purchaser acknowledges that the foregoing provision applies whether or not any Seller’s Counsel provide legal services to, and whether or not PwC provides professional services to, any Group Company after the Closing Date.

(b)            Purchaser, on behalf of itself and the Purchaser Parties, hereby irrevocably acknowledges and agrees that with respect to all communications between or among the Group Companies prior to the Closing, Seller and its counsel (including Seller’s Counsel) made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement or the Transactions, or any matter relating to the foregoing, the expectation of client confidence and any attorney-client privilege attaching thereto belongs to, and shall be controlled by, Seller (notwithstanding that any Group Companies participated in, was party to or was furnished such communications nor that any Group Company is also a client of such counsel), and from and after the Closing, neither Purchaser nor any Group Company nor any Person purporting to act on behalf of or through Purchaser or any Group Company, will seek to obtain the same by any process. From and after the Closing, Purchaser, on behalf of itself and the Purchaser Parties, waives and will not assert any attorney-client privilege with respect to any communication between Seller’s Counsel, on the one hand, the Group Companies or Seller, on the other hand, occurring prior to the Closing in connection with the Current Representation or any Post-Closing Representation, and the expectation of client confidence belongs to Seller and shall be controlled by Seller and shall not pass to or be claimed by Purchaser, any Group Company or any of their respective Affiliates. In connection with any dispute or Proceeding that may arise between Seller, on the one hand, and Purchaser or, after the Closing, any Group Company, on the other hand, Seller (and not Purchaser or any Group Company) will have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between any Seller’s Counsel, on the one hand, and any Group Company, on the other hand, that occurred before the Closing. Notwithstanding the foregoing, in the event a dispute arises between Purchaser or the Group Companies, on the one hand, and a Person other than Seller (or any Affiliate thereof), on the other hand, after the Closing, the Group Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by any Seller’s Counsel to such Person; provided, however, that no Group Company may waive such privilege without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed.

(c)            In the event that any third party commences Proceedings seeking to obtain from Purchaser or its Affiliates (including, after the Closing, any Group Company) attorney-client communications involving any Seller’s Counsel in connection with the Current Representation, Purchaser shall promptly notify in writing Seller so as to permit Seller to participate in any such Proceedings.

(d)            For the avoidance of doubt, no restriction set forth in this Section 9.07 shall prevent use of any communications, files or work product referenced herein in the possession of any Group Company that reflects or demonstrates any Knowledge and/or intent of Seller, any of its Affiliates, or any of their respective officers, directors or employees in connection with a dispute concerning (i) any actual or alleged breach of or inaccuracy in any representation or warranty contained in this Agreement that is qualified by the Knowledge of Seller or (ii) any claim based on Actual Fraud.

Section 9.08         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party hereto and delivered to the other party hereto. Delivery of an executed counterpart of a signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.09         Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither of the parties hereto shall be liable or bound to the other party hereto in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other Transaction Agreements or the Confidentiality Agreement. In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of any of the other Transaction Agreements or the Confidentiality Agreement, on the other hand, the provisions of this Agreement shall control.

Section 9.10         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.11         Consent to Jurisdiction. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, any federal court located in the State of Delaware or any other Delaware state court for the purposes of any suit, action or other Proceeding related to or arising out of this Agreement or the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or Proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.04 shall be effective service of process for any such suit, action or Proceeding.

Section 9.12         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.13         Governing Law. This Agreement, and all matters, claims or causes of action (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.14         Non-Recourse. All liabilities or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any certification delivered pursuant to this Agreement and any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement. No Person who is not a party to this Agreement, including any past, present or future equityholder, Affiliate, directors, managers, officers, principals, partners, members, employees, agents, attorneys, accountants, consultants, advisors or other Representatives or assignee of, and any financial advisor or lender to, any party, or any past, present or future equityholder, Affiliate, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any liabilities or Proceedings arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach. Without limiting the foregoing, to the maximum extent permitted by Law, each party hereto disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any certificate delivered pursuant to this Agreement, or any representation or warranty made in, in connection with, or as an inducement to, this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall limit the rights or remedies of any party in the case of Actual Fraud.

[remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

ECHOSTAR CORPORATION, as Seller,
By:
/s/ Hamid Akhavan
Name: Hamid Akhavan
Title: Chief Executive Officer and President

DIRECTV HOLDINGS, LLC, as Purchaser,
By:
/s/ Johnathan Rutledge
Name: Johnathan Rutledge
Title: Senior Vice President and Treasurer

Exhibit A-1

Initial Restructuring

1.	After the consummation of the Exchange Offer, upon the receipt of the Pro Forma Transfer Applications, and on or prior to December 31, 2024, Seller shall cause each Corporate Group Company to complete the F Reorganization with respect to such Corporate Group Company.

“Corporate Group Company” means (i) the Company and (ii) each Group Subsidiary organized under the Laws of the United States or any state thereof that is classified as a corporation for U.S. federal Income Tax purposes prior to completing the transactions set forth on this Exhibit A-1 (a “Corporate Group Subsidiary”).

“New Corporate Subsidiary” means (i) with respect to the Company, the New Seller Subsidiary, and (ii) with respect to any other Corporate Group Subsidiary, a newly formed limited liability company organized under the laws of the United States or any state thereof that timely makes a valid election pursuant to Treasury Regulations Section 301.7701-3(c) by filing IRS Form 8832, Entity Classification Election (or any successor form for such purpose), and any equivalent election for applicable state and local Income Tax purposes (if any) to be treated as a corporation for U.S. federal, and applicable state and local, Income Tax purposes effective on the date of its formation.

“Direct Holder” means (i) with respect to the Company, Designated Seller Subsidiary and (ii) with respect to each Corporate Group Subsidiary, the applicable Group Company or member of the Seller Group that directly owns the equity interests of such Corporate Group Subsidiary, in each case, prior to completing the F Reorganization.

“F Reorganization” means, with respect to each Corporate Group Company, the following steps in the following order: (i) first, the Direct Holder of such Corporate Group Company shall form the New Corporate Subsidiary with respect to such Corporate Group Company, (ii) immediately following the formation of such New Corporate Subsidiary, on the same day, the Direct Holder of such Corporate Group Company shall contribute all of its equity interests in such Corporate Group Company to such New Corporate Subsidiary (the “Contribution”), (iii) on the date the Contribution is completed, (a) with respect to each Corporate Group Company that is organized or incorporated as a corporation, such Corporate Group Company shall (x) convert to a limited liability company pursuant to applicable state Laws, so as to cause such Corporate Group Company to be treated as an entity disregarded as separate from its New Corporate Subsidiary owner for U.S. federal, and applicable state and local, Income Tax purposes (the “Conversion”, which Conversion shall become effective on the same day, and (y) obtain evidence from the applicable state that the Conversion is completed, or (b) with respect to any other Corporate Group Company, such Corporate Group Company shall make a valid election pursuant to Treasury Regulations Section 301.7701-3(c) by filing IRS Form 8832, Entity Classification Election (or any successor form for such purpose), and any equivalent election for applicable state and local Income Tax purposes (if any) to be treated as an entity disregarded as separate from its New Corporate Subsidiary owner for U.S. federal, and applicable state and local, Income Tax purposes, which election shall be effective as of the day immediately following the date of the Contribution (each Corporate Group Company following the completion of the applicable Conversion or the completion of the actions set forth in clause (b) hereof, a ”Converted Group Company”).

2.	Upon the completion of the F Reorganization with respect to any Corporate Group Company, Seller shall cause the New Corporate Subsidiary formed in connection with such F Reorganization to be added as a guarantor of the Bridge Bonds on the date of the completion of such F Reorganization.

Exhibit A-2

Subsequent Restructuring

1.	At least one day prior to the Closing Date, SubscriberCo shall (i) form a limited liability company organized under the Laws of the United States or any state thereof that is classified as a disregarded entity for U.S. federal Income Tax purposes (“SubscriberCo Sub”) and (ii) contribute all of its assets to SubscriberCo Sub (the “SubscriberCo Restructuring”).

2.	Prior to the Closing Date, following the completion of the Initial Restructuring, Seller shall cause each applicable Group Company and each New Corporate Subsidiary to take such actions as are necessary to cause 100% of the equity interests of each New Corporate Subsidiary (excluding New Seller Subsidiary) to be directly owned by New Seller Subsidiary or any other New Corporate Subsidiary (the “Distributions”).

3.	Following the completion of the Distributions and on or prior to the Closing Date, prior to the Closing, (i) each CTB Foreign Subsidiary, and (ii) each New Corporate Subsidiary (other than the New Seller Subsidiary), in each case, shall timely make an election pursuant to Treasury Regulations Section 301.7701-3(c) by filing IRS Form 8832, Entity Classification Election (or any successor form for such purpose), and any equivalent election for applicable state and local Income Tax purposes (if any) to be treated as an entity disregarded as separate from its owner for U.S. federal, and applicable state and local, Income Tax purposes, which election shall be effective on the Closing Date.

4.	Following the completion of the steps described in paragraph 3 of this Exhibit A-2 and prior to the Closing, Seller shall cause each New Corporate Subsidiary to contribute all of the equity interests in each applicable Group Company (other than the Company) directly owned by such New Corporate Subsidiary to the Company in exchange for equity of the Company (the “Closing Date Contribution”).

5.	Following the completion of the Closing Date Contribution and immediately prior to the Closing, Seller shall cause each New Corporate Subsidiary and each other applicable Group Company to take such actions as necessary to cause all of the equity interests of the Company to be directly owned by New Seller Subsidiary.

Exhibit A-3
Reorganization Plan

1.	Pre-Closing Reorganization.

(a)             Transfer of Certain Equity Interests

(i)	On or prior to the Closing, Seller shall, and shall cause its applicable Affiliates (other than the Group Companies) to, (A) transfer and assign to the Company all of Seller’s and its applicable Affiliates’ (other than the Group Companies’) respective direct or indirect right, title and interest in and to the issued and outstanding equity interests in each of (i) DISH Satellite Services Corporation, (ii) On Tech Smart Services L.L.C., (iii) EchoStar 77 Corporation, (iv) EchoStar Satellite Acquisition L.L.C., (v) EchoStar XI Holding L.L.C., (vi) EchoStar XIV Holding L.L.C., (vii) EchoStar XXIII License Sub Limited, (viii) dishNET Holding L.L.C., (ix) dishNET Purchasing L.L.C., (x) Liberty-Bell, L.L.C., (xi) dishNET Satellite Broadband L.L.C., (xii) dishNET Wireline L.L.C. of New York, (xiii) dishNET Wireline L.L.C. of Rhode Island, (xiv) dishNET Wireline L.L.C., (xv) dishNET Wireline L.L.C. of Virginia, and (xvi) DISH Orbital II L.L.C. (each, a “Transferred Group Company”, the equity interests of each Transferred Group Company, the “Transferred Equity” and the transfer of the Transferred Equity to be effected pursuant to this Section 1(a)(i)(A), the “Pre-Closing Equity Transfers”)[1], and (B) execute all such instruments of sale, conveyance, assignment, assumption, contribution, distribution or transfer, and take all such other actions, as are reasonably necessary to effectuate the transactions described in the immediately preceding subclause (A). For purposes of this Section 1(a)(i), if an F Reorganization (as defined in Exhibit A-1) with respect to any Transferred Group Company has been completed prior to completing the Pre-Closing Equity Transfer with respect to such Transferred Group Company, Seller and its Affiliates may, in their discretion, in lieu of directly transferring the Transferred Equity pursuant to completing the applicable Pre-Closing Equity Transfer, instead transfer all of the equity interests in the New Corporate Subsidiary that directly owns all of the Transferred Equity in such Transferred Group Company following the completion of such F Reorganization, applying clauses (A) and (B) above to such New Corporate Subsidiary as though it were such Transferred Group Company and the equity of such New Corporate Subsidiary as though it were the Transferred Equity of such Transferred Group Company.

[1]	Each such entity should be treated as a Group Company and undertake the required steps in connection with the Pre-Closing Restructuring such that, prior to the end of 2024 (and regardless of whether such entity is transferred to the Company prior to the undertaking of such steps), the entity transferred to the Company should be treated as a disregarded entity for U.S. federal income tax purposes.

(ii)	On or prior to the Closing, the applicable Group Companies shall (A) transfer and assign to Seller (or one of its designated Affiliates) their respective direct or indirect right, title and interest in and to the issued and outstanding equity interests in each of (i) Cheyenne Data Center L.L.C. and (ii) DISH Real Estate Corporation V, and (B) execute all such instruments of sale, conveyance, assignment, assumption, contribution, distribution or transfer, and take all such other actions, as are reasonably necessary to effectuate the transactions described in the immediately preceding subclause (A).

(b)             Transfers of Assets and Assumptions of Liabilities

On or prior to the Closing, Seller shall, and shall cause its Affiliates (including, prior to the Closing, the Group Companies) to, execute all such instruments of sale, conveyance, assignment, assumption, contribution, distribution or transfer, and take all such other actions, as are reasonably necessary to:

(i)	sell, convey, assign, contribute, distribute or otherwise transfer to the Company (or such other Group Company designated by Purchaser) all of the right, title and interest of the Seller Group, or to otherwise cause the Company (or such other Group Company designated by Purchaser) to retain, all of their respective rights, title and interests, as applicable, in, to and under all Transferred Assets, such that, at the Closing, the Transferred Assets shall be indirectly transferred to Purchaser free and clear of Liens (other than Permitted Liens) through New Seller Subsidiary’s sale, and Purchaser’s acquisition, of the Transferred Equity Interests;

(ii)	cause the Company (or such Group Company designated by Purchaser) to assume, or otherwise retain, all Assumed Liabilities such that, at the Closing, the Assumed Liabilities shall be indirectly assumed by Purchaser through New Seller Subsidiary’s sale and Purchaser’s acquisition of the Transferred Equity Interests;

(iii)	sell, convey, assign, contribute, distribute or otherwise transfer to one or more members of the Seller Group all of the right, title and interest of the Group Companies, or to otherwise cause one or more members of the Seller Group to retain, all of their respective rights, title and interests, as applicable, in, to and under all Excluded Assets, such that, at the Closing, the Excluded Assets shall not be transferred to Purchaser or any of its Affiliates (including the Group Companies); and

(iv)	cause one or more members of the Seller Group to assume or retain all of the Excluded Liabilities.

(c)             Transfer of Domain Name Content. On or prior to the Closing, Seller shall, and shall cause its Affiliates (including, prior to the Closing, the Group Companies) to transfer the content of webpages that (i) is not primarily related to or used or held for use primarily in connection with the business or operations of the Business and is located on domain names that are Transferred Assets to domain names identified by Seller that are not Transferred Assets (and ownership of such content shall be transferred to Seller or one of its Affiliates (excluding the Group Companies) identified by Seller) and (ii) is primarily related to or used or held for use primarily in connection with the business or operations of the Business and is located on domain names that are not Transferred Assets to domain names as directed by Purchaser that are Transferred Assets (and ownership of such content shall be transferred to the Company or one of its Subsidiaries); provided that nothing in this Section 1(c) shall transfer ownership of any Marks contained in the content of the webpages that are the subject of this Section 1(c).

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(d)             Associated Trademark Matters. If, with respect to any specific country or jurisdiction, the assignment or attempted assignment of any Trademark included in the Transferred Assets (each of (A) and (B), an “Affected Transferred Asset Trademark”) is (i) prohibited by applicable Law or (ii) would cause (A) the cancellation of any Trademark included in the Excluded Assets, (B) the cancellation or refusal to register of any Trademark that would otherwise constitute a Transferred Asset or (C) any conflict in the coexistence of such Affected Transferred Asset Trademark or any other Trademark and an existing Trademark included in the Excluded Assets, in each case due to the similarities of such Trademark with an existing Trademark included in the Excluded Assets in such country or jurisdiction (the Trademarks included in the Excluded Assets referred to in each of (A) and (C), the “Conflicting Excluded Assets Trademarks”), (1) in the case of clause (i), Seller shall not assign the Affected Transferred Asset Trademark and shall instead retain ownership of both the Affected Transferred Asset Trademark and any Conflicting Excluded Assets Trademarks, and the parties shall negotiate in good faith a license to provide Company or a Group Company with rights that are to the maximum extent reasonably possible akin to ownership of such Affected Transferred Asset Trademark, and (2) in the case of clause (ii), Seller shall assign both the Affected Transferred Asset Trademark and any Conflicting Excluded Assets Trademarks to Purchaser, and the parties shall negotiate in good faith a license to provide Seller or its Affiliates (other than the Group Companies) with rights that are to the maximum extent reasonably possible akin to ownership of such Affected Transferred Asset Trademark and any Conflicting Excluded Assets Trademarks.

(e)             DISHNet and its Subsidiaries. Notwithstanding anything to the contrary herein, in the Agreement or the other Transaction Agreements, the Purchaser shall have 90 days from the signing of the Agreement to decide, in its sole discretion, if dishNET Holding L.L.C. and its Subsidiaries and their respective Assets (collectively, “dishNET”) are to be categorized as Excluded Assets for all purposes of the Transactions and the Transaction Agreements; provided, that, if Purchaser fails to provide notice to Seller of such decision within such 90 day period (or if Purchaser decides within such 90 day period to categorize dishNET as Excluded Assets), dishNET shall be categorized as Excluded Assets, and the proviso of the definition of “Business” shall be deemed to also exclude dishNet and its business and operations. If Purchaser so decides within such 90 day period to categorize dishNET as Transferred Assets, then dishNET and its Subsidiaries shall be categorized as Group Subsidiaries for all purposes of the Transactions and the Transaction Agreements. To the extent that dishNET is included in the Business and constitutes Transferred Assets, then, Purchaser and Seller shall cooperate in good faith to determine the Services (as defined under the Transition Services Agreement) to be provided by Purchaser to Seller pursuant to the Transition Services Agreement to allow Seller to continue operating dishNET for a reasonable mutually agreed transition period of at least three years.

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(f)              Intercompany Receivable Distribution. Following completion of the Exchange Offer and the Pre-Closing Restructuring and immediately prior to the Closing, the Company shall distribute the Tranche B Term Loan under that certain Loan and Security Agreement, dated as of November 26, 2021, by and between Company and DISH Network Corporation to the New Seller Subsidiary.

2.	Definitions.

For purposes of this Exhibit A, the following capitalized terms shall have the following meanings and any capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement:

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible, accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Assumed Liabilities” means any and all liabilities that are (a) primarily arising out of, resulting from or related to the Business (including, for the avoidance of doubt, any liabilities that are primarily arising out of, resulting from or related to the Transferred Assets) and (b) listed on Schedule I.A (Assumed Liabilities) to this Exhibit A; provided that, Assumed Liabilities shall not include any Excluded Liabilities.

“DISH Satellite Services Corporation” means (i) prior to the time DISH Satellite Services Corporation is converted to a limited liability company pursuant to the Initial Restructuring, DISH Satellite Services Corporation, and (ii) after such time, the limited liability company into which DISH Satellite Services Corporation has been converted.

“EchoStar 77 Corporation” means (i) prior to the time EchoStar 77 Corporation is converted to a limited liability company pursuant to the Initial Restructuring, EchoStar 77 Corporation, and (ii) after such time, the limited liability company into which EchoStar 77 Corporation has been converted.

“Excluded Assets” means any and all of the Assets of the Seller and its Affiliates that are not primarily related to or used or held for use, primarily in or in connection with the Business. In no event will Cash be an Excluded Asset, it being understood that the allocation of Cash of the Business is governed by and subject to Section 5.25(c) and Exhibit C of the Agreement. Notwithstanding anything to the contrary, the Excluded Assets shall include, but not be limited to, the following:

(i)	Contracts. All Contracts listed on Schedule II.A (Excluded Contracts) to this Exhibit A; provided, that, for the avoidance of doubt, any Shared Contracts that are separated in accordance with Section 5.16(b) of the Agreement and assigned to a Group Company will not be deemed to be “Excluded Assets”;

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(ii)	Real Property. All real properties and Contracts listed on Schedule III.A (Excluded Real Property) to this Exhibit A, together with, in each case, all improvements and fixtures located thereon;

(iii)	Intellectual Property. All the Intellectual Property listed on Schedule IV.A (Excluded Intellectual Property) to this Exhibit A;

(iv)	Investments. All investments in securities of any Person, as well as all rights as a partner, joint venturer or participant, in each case listed on Schedule V.A (Excluded Investments) to this Exhibit A;

(v)	Litigation. All of the Proceedings listed on Schedule VI.A (Excluded Proceedings) to this Exhibit A, and all Proceedings against any Person related to the Excluded Assets (including the ownership or use thereof), including indemnification claims, contribution claims, warranty claims, counterclaims, and defenses;

(vi)	DISH Fiber Internet LLC, Cheyenne Data Center L.L.C. and DISH Real Estate Corporation V, and their respective Assets;

(vii)	Aircrafts. All aircrafts owned by the Seller Group regardless of whether or not used in the Business; and

(viii)	Certain Other Assets. The Assets listed on Schedule VII.A (Certain Other Excluded Assets) to this Exhibit A.

“Excluded Liabilities” means (a) any and all liabilities of the Business that are not primarily arising out of, resulting from or related to the Business (including, for the avoidance of doubt, any such liabilities that are not primarily arising out of, resulting from or related to the Transferred Assets), (b) (i) any Taxes of Seller (or any Affiliate of Seller other than a Group Company) and (ii) any Taxes of or relating to the Transferred Assets for any Pre-Closing Tax Period and (c) for the avoidance of doubt, Excluded Liabilities shall include those Excluded Liabilities listed on Schedule VIII.A (Excluded Liabilities) to this Exhibit A..

“Transferred Assets” means any and all of the Assets of the Seller and its Affiliates that are primarily related to or used or held for use, primarily in or in connection with the Business; provided that, Transferred Assets shall not include any Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Transferred Assets shall include, but not be limited to, the following Assets:

(i)	Contracts. All Contracts listed on Schedule IX.A to this Exhibit A (Transferred Contracts), but in each case excluding any Shared Contracts that are separated in accordance with Section 5.16(b) of the Agreement and assigned to a member of the Seller Group; provided, that, for the avoidance of doubt, the Shared Contracts assigned to a Group Company in accordance with Section 5.16(b) of the Agreement will be deemed to be “Transferred Assets”;

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(ii)	Real Property. All real property of the Seller Group or the Group Companies primarily related to or used or held for use, primarily in or in connection with the Business, together with all improvements and fixtures located thereon (the “Transferred Real Property”);

(iii)	Personal Property. All fixtures, machinery, furniture, office equipment, automobiles, trucks, motor vehicles and other transportation equipment, tools and other tangible personal property and interests therein, primarily related to or used or held for use primarily in or in connection with the Business, and the satellites set forth in Schedule X.A (Personal Property) to this Exhibit A;

(iv)	Inventories. All inventories of materials, parts, supplies, work in process and finished goods and products, primarily related to or used or held for use primarily in or in connection with the Business;

(v)	Permits. All Permits primarily related to or used or held for use primarily in or in connection with the Business, and all pending applications therefor;

(vi)	Intellectual Property. All Intellectual Property (including patents and other registered Intellectual Property and applications therefor (including Marks), primarily related to or used or held for use primarily in or in connection with the Business, and all registered Intellectual Property and applications therefor (including Marks)), set forth on Schedule XI.A to this Exhibit A (Transferred Intellectual Property);

(vii)	IT Systems. All IT Systems listed on Schedule XII.A (Transferred IT Systems) to this Exhibit A;

(viii)	Certain Other Assets. The Assets listed on Schedule XIII.A (Certain Other Transferred Assets) to this Exhibit A; and

(ix)	Investments. All investments in securities of any Person, as well as all rights as a partner, joint venturer or participant, in each case listed on Schedule XIV.A (Included Investments) to this Exhibit A.

Notwithstanding the foregoing, the parties to the Agreement hereby acknowledge and agree that while a single Asset may fall within more than one of the clauses (a) or (b) or subclauses (i) through (vi) of this definition of Transferred Assets, such fact does not imply that (x) such Asset shall be transferred more than once or (y) any duplication of such Asset is required.

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SCHEDULE I.A – ASSUMED LIABILITIES

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SCHEDULE II.A - EXCLUDED CONTRACTS

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SCHEDULE III.A – EXCLUDED REAL PROPERTY

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SCHEDULE IV.A – EXCLUDED INTELLECTUAL PROPERTY

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SCHEDULE V.A – EXCLUDED INVESTMENTS

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SCHEDULE VI.A – EXCLUDED PROCEEDINGS

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SCHEDULE VII.A – CERTAIN OTHER EXCLUDED ASSETS

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SCHEDULE VIII.A – EXCLUDED LIABILITIES

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SCHEDULE IX.A – TRANSFERRED CONTRACTS

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SCHEDULE X.A – TRANSFERRED PERSONAL PROPERTY

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SCHEDULE XI.A – TRANSFERRED INTELLECTUAL PROPERTY

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SCHEDULE XII.A – TRANSFERRED IT SYSTEMS

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SCHEDULE XIII.A – CERTAIN OTHER TRANSFERRED ASSETS

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SCHEDULE XIV.A – INCLUDED INVESTMENTS

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Exhibit C

Minimum Cash Amount and Permitted Cash Transfer Provisions

1.	Definitions. As used herein, the following terms have the following meanings. For purposes of this Exhibit C, the “Group Companies” will include all of the Company’s direct and indirect Subsidiaries as of a given time.

(a)	“Additional Metrics” means, with respect to any calendar month,

(i)	the following subscriber metrics: Satellite Gross Additions, Satellite Credit Score, Satellite EOP Subs, Sling EOP Subs;

(ii)	the following financial metrics: Echo 25, acquisition discounts, retention discounts;

(iii)	the following DISH call center key performance indicators: CIR, ACT, Min/Sub, Service Level;

(iv)	the following Sling call center key performance indicators: CIR, ACT, Min/Sub, Service Level; and

(v)	the following field services service-level agreements: NPS, DCR, NC30 AC3, BP, R12.

(b)	“Cash” means, with respect to the Group Companies, all cash, bank deposits, checks, money orders, marketable securities, short-term instruments and other cash equivalents, calculated on a consolidated basis and determined in accordance with GAAP consistent with the Group Companies’ past practices, including uncleared checks or drafts received or deposited for the account of any Group Company or pending electronic funds transfers (EFTs) for the account of any Group Company or for the account of any payee of any Group Company, but excluding any uncleared checks previously sent by any Group Company. Cash shall be reduced by the amount of Restricted Cash.

(c)	“Closing Cash” means Cash as of the Measurement Time.

(d)	“Closing Transaction Expenses” means Transaction Expenses determined as of the Closing Date.

(e)	“Indebtedness” means, without duplication, all obligations (including in respect of principal, accrued interest, fees, reimbursements, breakage fees, prepayment premiums or penalties and other amounts due in connection with the termination thereof) of the Group Companies with respect to (a) obligations with respect to capital leases determined in accordance with GAAP, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) any banker’s acceptances, performance bonds, surety bonds, letters of credit or similar facilities (solely to the extent drawn), (d) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates or other hedging or similar instruments and (e) guarantees of another Person of any of the obligations referred to in the foregoing clauses (a) through (d).

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(f)	“IOCs” means Seller’s obligations under Section 5.01 and this Exhibit C.

(g)	“Leakage” means, without duplication, any of the following amounts to the extent paid or incurred after June 30, 2024 through the Closing: (i) any payment by any Group Company to or for the direct or indirect benefit of any Related Person or the Seller Business, including any dividend or distribution (whether paid, declared or made and whether in cash or in kind) and including any expenses paid by any Group Company on behalf of any Related Person or the Seller Business or under any Contract that pertains to the Seller Business, in all cases excluding any Contract between a Related Person, on the one hand, and a Group Company, on the other hand (A) that is entered into, amended or expanded in the Ordinary Course on bona fide, arm’s length terms, (B) has payments treated consistently from an accounting perspective including using the same historical allocation methodology that is reflected in the Business Financial Statements, (C) that is not a Tax sharing agreement; provided for this purpose a Tax sharing agreement shall not include a commercial Contract described in clause (A) and a principal purpose of which is not the sharing, allocation or indemnification of or with respect to Taxes, refunds of Taxes or the utilization of Tax assets and (D) for which the amounts paid or committed to be paid to Related Parties does not exceed $50,000,000 in the aggregate in any 12 calendar month period (it being understood that any amounts incurred in excess of such amounts shall be deemed Leakage); (ii) any redemption or repurchase payments made to any Related Person in connection with the redemption or repurchase of any Equity Interests of any Group Company; (iii) any amount owed or due to any Group Company by any Related Person or the Seller Business being waived, forgiven or deferred; (iv) any liability being assumed, incurred or discharged (or any guarantee, indemnity or security given in respect thereof) by any Group Company for the direct or indirect benefit of any Related Person or the Seller Business; (v) any payment in respect of any debt security of any Group Company or any right to acquire a debt security of any Group Company, in each case, made to or for the benefit of any Related Person or the Seller Business; (vi) the waiver or forgiveness of any payment liability or pecuniary obligation owed to the Group Companies by any Related Person or the Seller Business; (vii) the transfer of any Transferred Assets or Business Assets to any Related Person; (viii) any security interest being created over any of the assets of any Group Company in favor of or for the direct or indirect benefit of any Related Person or the Seller Business; (ix) the amount of any fees (including management, professional services, monitoring, advisory, supervisory or other shareholder or director’s fees) or bonuses or other monetary or valuable benefits (including transaction bonuses or equity grants), or reimbursement of any costs or expenses (including any amounts in respect of Taxes, whether or not pursuant to any Tax sharing, allocation or indemnification Contract), paid by any Group Company to or for the direct or indirect benefit of any Related Person or the Seller Business or any of their respective employees, officers, advisers or consultants (in each case, other than any compensation or benefits, or reimbursement of costs or expenses, paid or payable to any Related Person who is an employee, officer, advisor or consultant of any Group Company in the Ordinary Course and for such Person’s services to the Business as an employee, officer, advisor or consultant); (x) any indirect transfer of cash attributable to the transfer of equity interests in any entity from any Group Company to any Seller (any Affiliate of Seller) or any Related Person (excluding any transfer of equity interests of any entity from one Group Company to another Group Company); (xi) the transfer to a Related Person of the loan proceeds with respect to the $500,000,000 Closing Date Incremental Loan (as defined in the Financing Documents) (the “Incremental Obligations”) (which proceeds are expected to total $480,000,000) and (xii) any agreement or arrangement relating to any of the matters referred to in this definition being entered into. For the avoidance of doubt, “Leakage” includes any Satellite Lease Payments and any Tax Sharing Payment. Notwithstanding anything to the contrary herein, “Leakage” does not include (A) any non-Cash Intercompany Accounts (provided that this clause (A) excludes for the avoidance of doubt any Intercompany Account that involves an obligation of a Group Company to make a Cash payment to a member of the Seller Group or other Related Party), (B) the Intercompany Receivable Distribution, (C) other than direct or indirect transfers of Cash pursuant thereto (which for the avoidance of doubt shall be deemed Leakage), the Pre-Closing Reorganization (including any transfer or assumption of Transferred Assets, Excluded Assets, Excluded Liabilities or Assumed Liabilities expressly contemplated thereunder, it being understood that transfers of Business Assets from a Group Company to or for the benefit of a Related Party (other than a Group Company) will be deemed Leakage) or Pre-Closing Restructuring, in each case (x) on the terms expressly set forth herein and (y) excluding any indirect transfer of Cash described in clause (xi) hereof, (D) the transactions pursuant to the Exchange Offer or the Bridge Bond Exchange, on the terms expressly set forth herein or in the Exchange Offer Memorandum, (E) the items included in the calculation of Transaction Expenses to the extent such items reduce the Permitted Cash Transfer Cap or the items expressly carved out in the proviso to the definition of Transaction Expenses, (F) other than with respect to the Incremental Obligations, any financing or other similar fees or expenses or interest (including any interest reserve) paid or payable or to be maintained by or on behalf of a Related Person or Group Company pursuant to the Financing Documents, (G) any Permitted Tax Sharing Payment with respect to any Post-9/30/25 Tax Sharing Payment Period, or (H) $211,334,000 of Cash on the balance sheet of the Group Companies as of June 30, 2024 that has been distributed or otherwise transferred to the Seller Group or other Related Persons prior to the date hereof (the “Group Companies Cash on Balance”).

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(h)	“Measurement Time” means, with respect to (i) each of Actual DSO, Actual Trade Accounts Payable and Other Accrued Expenses DPO, Actual Accrued Programming DPO, Actual Deferred Revenue Amount, Actual SAC Advertising Spend, Actual Capex, Actual Call Center Services Spend, Group Companies’ Actual Satellite Video Subscribers, Purchaser’s Average Quarterly Rate of Decline (9/30/24 to Measurement Time), Actual New Customer Gift Cards, Actual Existing Customer Retention Credits and Closing Accrued Interest Amount, 11:59 p.m. Mountain Time on the day immediately prior to the Closing Date and (ii) with respect to Cash and Transaction Expenses, as of the Closing; provided, that, if the Closing occurs on any date after September 30, 2025, then the Measurement Time for clause (i) means 11:59 p.m. Mountain Time on September 30, 2025.

(i)	“Minimum Cash Amount” means an amount equal to the sum of:

(i)	$400 million; plus

(ii)	the Total Net Adjustment Amount; plus

(iii)	any Indebtedness for borrowed money incurred in breach of Section 5.01(a)(x)(II); plus

(iv)	the Closing Transaction Expenses that remain unpaid as of the Measurement Time;

(j)	“Total Net Adjustment Amount” means the sum of:

(i)	DSO Adjustment (which may be a positive or negative number); plus

(ii)	Trade Accounts Payable and Other Accrued Expenses DPO Adjustment (which may be a positive or negative number in accordance with Annex A, Section 2); plus

(iii)	Accrued Programming DPO Adjustment (which may be a positive or negative number in accordance with Annex A, Section 2); plus

(iv)	Deferred Revenue Adjustment (which may be a positive or negative number in accordance with Annex A, Section 2); plus

(v)	Satellite Video Subscribers Deficiency Adjustment; plus

(vi)	SAC Advertising Spend Deficiency Adjustment; plus

(vii)	Capex Deficiency Adjustment; plus

(viii)	Call Center Services Spend Deficiency Adjustment; plus

(ix)	New Customer Gift Cards Adjustment; plus

(x)	Existing Customer Retention Credits Adjustment.

There shall be no double counting (whether positive or negative) with respect to any asset, liability or item, as applicable, included in the determination of the Total Net Adjustment Amount. The Total Net Adjustment Amount shall not be a negative number and shall be equal to $0 (zero) if the above calculation would otherwise result in a negative number.

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(k)	“Permitted Cash Transfers” means any payment or grant of intercompany loan or advance by any Group Company to or for the direct or indirect benefit of any Related Person, including any dividend or distribution paid or made (whether in cash or in kind) or any payment in lieu of any dividend or distribution to or for the direct or indirect benefit of any Related Person or other Leakage, in one or more transactions, in an aggregate amount of up to the Permitted Cash Transfer Cap, made from the day immediately following the date hereof and to (and including) September 30, 2025; provided, that any proposed Permitted Cash Transfer shall be subject to Section 5.01(a)(v)(A) of this Agreement and Section 5 of this Exhibit C; provided, further, that in no event shall a prepaid Satellite Lease Payment or a Tax Sharing Payment that is not a Permitted Tax Sharing Payment be deemed to be a Permitted Cash Transfer or permitted hereunder.

Notwithstanding anything to the contrary herein, Seller may, and may cause the Group Companies to, make any Satellite Lease Payments in the Ordinary Course or Permitted Tax Sharing Payments to the Seller Group as and when due and such payments shall count towards the Permitted Cash Transfer Cap; provided, that, (i) the Group Companies shall not make any Satellite Lease Payments or Tax Sharing Payments from and after the earlier of (x) the date upon which the aggregate amount of the Permitted Cash Transfers has reached the Permitted Cash Transfer Cap and (y) September 30, 2025; provided, further, that, nothing in this Agreement (including Section 5.01(a)(iv)) prevents the Group Companies from creating or increasing any intercompany payables with respect to any Taxes in the Ordinary Course at any time on or prior to the Closing (provided, that neither Purchaser nor any of its Affiliates (including, after the Closing, the Group Companies) shall be liable for any amount of such intercompany payable with respect to any Pre-9/30/25 Tax Sharing Payment Period as a result of this clause); provided, further, that, no cash payment or settlement of any intercompany payable with respect to any Permitted Tax Sharing Payment relating to any Post-9/30/25 Tax Sharing Payment Period shall be permitted between October 1, 2025 and the Closing.

There shall be no double counting of Permitted Cash Transfers (including any Leakage that constitutes a Permitted Cash Transfer) in the determination of the Permitted Cash Transfer Cap.

(l)	“Permitted Cash Transfer Cap” means, at any given time, an amount equal to the sum of:

(i)	$1,520,000,000; minus

(ii)	the Total Net Adjustment Amount; minus

(iii)	the Closing Transaction Expenses (calculated as if the Closing occurred at such time); plus

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(iv)	the Accrued Interest Adjustment (but only if the Accrued Interest Adjustment is a positive number); minus

(v)	the amount of any Leakage through the date of the execution of this Agreement (including any Satellite Lease Payments and Permitted Tax Sharing Payments with respect to any Pre-9/30/25 Tax Sharing Payment Period that the Group Companies have actually made or incurred during such time period to the Seller Group); minus

(vi)	the amount of any Indebtedness for borrowed money incurred in breach of Section 5.01(a)(x)(II).

There shall be no double counting (whether positive or negative) with respect to any asset, liability or item, as applicable, included in the determination of the Permitted Cash Transfer Cap. Notwithstanding anything to the contrary set forth in this Agreement, other than as described in clause (vii) of the definition of “Transaction Expenses” and clause (xi) of the definition of “Leakage”, any financing or other similar fees or expenses or interest (including any interest reserves) paid or payable or to be maintained by or on behalf of a Related Person or Group Company pursuant to the Financing Documents shall not count towards the Permitted Cash Transfer Cap.

(m)	“Permitted Tax Sharing Payment” means, any Tax Sharing Payment made or to be made after the date hereof and prior to the Closing with respect to Taxes of any Seller Consolidated Group solely in respect of any taxable income (other than (x) any taxable income resulting from the “discharge of indebtedness” within the meaning of Section 61(a)(11) of the Code and Treasury Regulations Section 1.61-12 that occurs solely as a result of the consummation of the Exchange Offer or the Bridge Bond Exchange, in each case, to the extent any of such transactions results in a significant modification of the Exchange Company Notes or Bridge Bonds within the meaning of Treasury Regulations Section 1.1001-3(e), (y) any taxable income arising from or attributable to the purchase and sale of Transferred Equity Interests and the SubscriberCo Sub Transfer, or (z) any Taxes arising from the conduct of the Business after September 30, 2025 other than in the Ordinary Course) of the Tax Sharing Group Entities in respect of, without duplication, any Tax Sharing Payment Period determined based on the Taxes that would be payable by such Tax Sharing Group Entities in respect of such Tax Sharing Payment Period on a stand-alone basis (calculated without taking into account any transaction or arrangement between Seller and its Affiliates (other than the Tax Sharing Group Entities), on the one hand, and the Tax Sharing Group Entities, on the other hand); provided that, (i) all Tax Sharing Payments with respect to any Pre-9/30/25 Tax Sharing Payment Period made on or prior to September 30, 2025 shall be treated as Permitted Tax Sharing Payments, and (ii) any Tax Sharing Payment to be made with respect to a Post-9/30/25 Tax Sharing Payment Period shall be treated as a Permitted Tax Sharing Payment only if (A) Seller has provided to Purchaser, pursuant to the Clean Room Procedure, the calculation of the amount of such Tax Sharing Payment (including applicable supporting work papers and, upon reasonable request by Purchaser, draft Tax Returns of the applicable Seller Consolidated Group (including, for the avoidance of doubt, estimated Tax Returns if applicable) (provided, that Seller shall not be required to prepare any draft Tax Returns for this purpose to the extent such draft Tax Returns have not yet been prepared in the ordinary course) within 30 days after the end of each calendar quarter for Purchaser’s review and approval (not to be unreasonably withheld, conditioned or delayed), (B) if Purchaser does not provide any comments to Seller within 10 Business Days of receiving such calculation of such Tax Sharing Payment, Purchaser shall be deemed to agree with Seller’s calculation and such deemed agreed amount shall be the Permitted Tax Sharing Payment, (C) if, within 10 Business Days of receiving such calculation of such Tax Sharing Payment, Purchaser sends to Seller any comments with respect to the calculation of the amount of the Tax Sharing Payment, the Parties shall cooperate in good faith to resolve any dispute regarding the calculation of the amount of the Tax Sharing Payment, and (D) (x) if Purchaser and Seller are able to resolve all of their disputes within 10 Business Days of Seller receiving any applicable comments from Purchaser, such agreed amount shall be the Permitted Tax Sharing Payment, or (y) if Purchaser and Seller are unable to resolve any dispute within 10 Business Days of Seller receiving any applicable comments from Purchaser, then (1) the Accounting Firm shall resolve such dispute in accordance with the definition of Permitted Tax Sharing Payment and pursuant to the Clean Room Procedure within 10 Business Days, (2) the costs of the Accounting Firm shall be borne by Purchaser and Seller, respectively, in accordance with the procedure set out in Section 3(d) of this Exhibit C with respect to the allocation of costs associated with the Neutral Accountant, and (3) the Accounting Firm’s resolution of the dispute shall be binding on each of Purchaser and Seller, and the amount of Tax Sharing Payment as calculated by taking into account the Accounting Firm’s resolution shall be the Permitted Tax Sharing Payment; provided, further, that for purposes of the review, comment and approval procedures set forth in the immediately preceding clause (ii), Purchaser’s review, comment and approval rights are limited to verifying that the calculation of the amount of such Tax Sharing Payment is based on Tax positions permitted by applicable Law and in accordance with the definition of a Tax Sharing Payment.

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(n)	“Pre-9/30/25 Tax Sharing Payment Period” means any applicable Tax Sharing Payment Period that begins on or after July 1, 2024 and ends on or before September 30, 2025.

(o)	“Post-9/30/25 Tax Sharing Payment Period” means any applicable Tax Sharing Payment Period that begins on or after October 1, 2025 and ends on or before the Closing Date.

(p)	“Post-Closing Tax Sharing Payment Amount” means an amount equal to the total amount of Permitted Tax Sharing Payments with respect to any Post-9/30/25 Tax Sharing Payment Period that could have been, but for the restriction against such cash payment or settlement in the definition of “Permitted Cash Transfers”, paid in cash on or prior to the Closing Date; provided, further, that for this purpose, any Permitted Tax Sharing Payments with respect to the last Post-9/30/25 Tax Sharing Payment Period shall be treated as an amount that could have been paid in cash on or prior to the Closing Date. For the avoidance of doubt, the procedures set forth in the definition of “Permitted Tax Sharing Payment” shall apply for purposes of determining any Post-Closing Tax Sharing Payment Amount.

(q)	“Quarter” means the three-month period beginning on January 1, April 1, July 1 or October 1 (or such portion of such three-month period beginning on the date hereof).

(r)	“Related Person” shall mean the Seller or any of its Affiliates, any Person that serves as a director, officer, partner, executor or trustee (or in similar capacity), or owns beneficially or of record five percent or more of the equity, of Seller or any of its Affiliates; or any immediate family member of any of the foregoing; or any Person with respect to which any of the foregoing serves as a general partner or trustee (or in a similar capacity) (in each case other than a Group Company).

(s)	“Required KPI Information” means the metrics set forth as “Required KPI Information” in Schedule 1 attached hereto and calculated in the same manner as such items are calculated in Schedule 1 attached hereto.

(t)	“Restricted Cash” means (i) any Cash held by the Group Companies outside of the U.S. that would be subject to any Tax arising in connection with the distribution of such cash to a U.S. Group Company and (ii) any Cash not freely distributable due to legal, regulatory or contractual constraints or otherwise of the type commonly referred to as “restricted cash”, such as any security, escrow, customer or similar deposits, and any deposits or cash held as collateral in respect of outstanding insurance policies, leases, letters of credit or credit card receivables and Cash distributed; provided, however, that any Cash held by SubscriberCo or SubscriberCo Sub in restricted accounts (including any interest reserve account) shall not be considered Restricted Cash and shall be counted toward Cash.

(u)	“Satellite Lease Payment” means any payments made by any Group Company to any member of Seller Group for the purposes of leasing capacity on any of the following satellites: EchoStar 23, EchoStar 11, EchoStar 10, EchoStar 14, EchoStar 18, EchoStar 15 or EchoStar 16.

(v)	“Tax Sharing Group Entities” means (x) the Group Companies that are members of any Seller Consolidated Group, (y) with respect to each Group Company that is a disregarded entity for Income Tax purposes, the regarded owner of such Group Company that is a member of any Seller Consolidated Group; provided, that for purposes of calculating Permitted Tax Sharing Payments, it is assumed that (i) such regarded owner’s sole assets are its equity interest in such disregarded Group Company, in other disregarded Group Companies owned by such regarded owner and in partnership Group Companies described in clause (z) for which such regarded owner is a partner and (ii) such regarded owner has no other assets, activities or liabilities other than those arising solely from its ownership of the equity interests described in clause (i), and (z) with respect to each Group Company that is a partnership for Income Tax purposes, each partner in such partnership that is a member of any Seller Consolidated Group; provided, that for purposes of calculating Permitted Tax Sharing Payments, it is assumed that (i) such partner’s sole assets are its partnership interest in such partnership Group Company, partnership interests in other partnership Group Companies owned by such partner and all equity interests in Group Companies that are treated as disregarded entities for Income Tax purposes owned by such partner and (ii) such partner has no other assets, activities or liabilities other than those arising solely from its ownership of the partnership interests and equity interests described in clause (i).

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(w)	“Tax Sharing Payment” means (i) any cash payment by any Group Company or (ii) any settlement of any intercompany payable owed by any Group Company, in each case, with respect to taxable income (for Income Tax purposes) of the Tax Sharing Group Entities pursuant to the Existing Tax Sharing Agreement.

(x)	“Tax Sharing Payment Period” means the applicable portion of any taxable year ending on or prior to the Closing Date (for this purpose, any portion of the taxable year that includes the Closing Date shall only include the pre-Closing portion as determined in accordance with Section 5.07(i)) that is covered by a Tax Sharing Payment made or to be made with respect to a calendar quarter end (e.g., March 31, June 30, September 30, December 31), in each case determined consistently with past practices of Seller and its Affiliates.

(y)	“Transaction Expenses” means, without duplication, all costs, fees and expenses (I) incurred or paid by any Group Company or Seller after June 30, 2024 through the Closing or (II) incurred on or prior to June 30, 2024 and (in the case of this clause (II)) for which any Group Company remains liable therefore at the Measurement Time, in connection with the Transactions and any related financing (but, other than as expressly set forth in clause (vii) below, excluding the financing pursuant to the Financing Documents) or similar or alternative transactions with other potential buyers or lenders (regardless of when incurred), including (i) such fees, costs and expenses of investment bankers, third party consultants, legal counsel, accountants or other advisors or service providers, (ii) such fees and expenses associated with the online data room hosted on behalf of Seller and the Group Companies by Datasite in connection therewith, (iii) all expenses expressly required to be borne by Seller pursuant to this Agreement to the extent incurred or payable by any Group Company, including but not limited to any such expenses pursuant to Section 5.04 (Efforts to Consummate the Transactions) and Section 5.16 (Shared Contracts), (iv) subject to the cost sharing allocation between Seller and Purchaser applicable to the potential retention plan described in Section 5.06(j), all amounts payable to current or former employees, officers, directors, individual independent contractors, individual consultants or individual service providers of the Group Companies which are triggered in whole or in part in connection with the Transactions, including all change of control or similar bonus payments, phantom equity, transaction, discretionary, severance, retention agreements or other compensatory payments, which are triggered in whole or in part by or paid in connection with the Transactions (including so-called “double trigger” payments) and all obligations in respect of any bonuses, commissions or other incentive compensation subject to a performance period of longer than one year that are earned, accrued, payable or owed to any Purchaser Employees for any performance period or portion thereof as of or prior to the Closing Date, (v) the employer portion of any payroll or similar Taxes associated with the foregoing, (vi) all costs, expenses or fees relating to the Exchange Offer and Bridge Bond Exchange, including but not limited to, those of third-party service providers (including, but not limited to, the dealer managers for the Exchange Offer, the information and exchange agent for the Exchange Offer, the trustees for the Exchange Company Notes and the Bridge Bonds, any counsel to the foregoing, any CUSIP or DTC fees and related eligibility expenses, and any costs in connection with collateral arrangements relating to the Exchange Company Notes or the Bridge Bonds) and in all cases excluding those of legal counsel and external accountants for Purchaser or any of its Affiliates (solely as it relates to the Exchange Offer and Bridge Bond Exchange), (vii) all interest, original issue discount or make-whole fee paid or payable by or on behalf of a Related Person or Group Company pursuant to the Financing Documents with respect to the Incremental Obligations; provided, that, in no event shall Transaction Expenses include (A) any costs, fees or expenses paid by (x) Seller or any of its Affiliates (including the Group Companies) on or prior to June 30, 2024 or (y) Seller or any of its Affiliates (other than the Group Companies) after June 30, 2024, (B) any costs, fees or expenses incurred by any of Purchaser and/or any of its Affiliates or any of their financial advisors, attorneys, accountants, advisors, underwriters, consultants or other Representatives or financing sources, regardless of whether any such costs, fees or expenses may be paid by Seller or any of its Affiliates (including the Group Companies); (C) any costs, fees, expenses or interest payable in connection with the transactions contemplated under the Financing Documents other than as described in clause (vii) of this definition, and (D) any amounts related to employees of the Group companies, including the Business Employees, to be paid or reimbursed by Purchaser and/or any of its Affiliates (including the Group Companies) in connection with such employees’ post-closing employment, compensation or equity participation arrangements or otherwise, in each case, pursuant to arrangements entered into at or following the Closing by Purchaser or its Affiliates (including the Group Companies). The calculation of Transaction Expenses shall give effect to the Closing such that any amounts included as Transaction Expenses as a consequence of the Closing shall be included (but, for the avoidance of doubt, not including any such amounts incurred or payable pursuant to arrangements entered into at or following the Closing by Purchaser or its Affiliates (including the Group Companies)).

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2.	Monthly Reporting; Quarterly Statement; Purchaser Reports; Retainment of Minimum Cash Amount.

(a)	As promptly as practicable after the end of each full calendar month starting from October 31, 2024 (or until the earlier termination of this Agreement), but no later than November 20, 2024 for the month of October in 2024, and 20 days following Seller’s receipt of Purchaser’s monthly report for such month thereafter, Seller shall cause to be prepared and delivered to Purchaser an unaudited balance sheet and corresponding unaudited statements of income and cash flows of the Business as of and for such month ended and a statement, setting forth, as of the end of such month, Seller’s good faith estimate of the Minimum Cash Amount, including the Total Net Adjustment Amount and the components thereof (calculated as if the Closing occurred at such month end) and the Additional Metrics. For purposes of the monthly reporting for the months ended November 30, 2024 and December 31, 2024, Seller will provide the required information specified above within 30 days following Seller’s receipt of Purchaser’s monthly report. Notwithstanding anything to the contrary herein, Seller’s or any of its Affiliate’s (including any Group Company’s) failure to comply with or meet any Additional Metrics will not, in and of itself, be taken into account for purposes of determining whether any conditions set forth in Article VI have been satisfied, whether any termination rights set forth in Article VII are available, or whether Purchaser or its Affiliates have any remedies hereunder (including, the remedies and adjustments set forth in this Exhibit C), except in the case that such calculations are fraudulent or not prepared in good faith.

(b)	As promptly as practicable after the end of each full calendar month following the date hereof (or until the earlier termination of this Agreement), but no later than five days after the end of such month, Purchaser shall cause to be prepared and delivered to Seller Purchaser’s good faith estimate of the Purchaser’s Average Quarterly Rate of Decline (9/30/24 to Measurement Time) (in each case, calculated as if the Closing occurred at such month end).

(c)	As promptly as practicable, for each Quarter from the date hereof until the Closing (or until the earlier termination of this Agreement), and no later than the filing deadline for a non-accelerated filer subject to the Securities and Exchange Commission (“SEC”), Seller shall cause to be prepared and delivered to Purchaser a draft of the unaudited balance sheet and corresponding unaudited statements of income and cash flows of the Business as of and for such Quarter ended. As promptly as practicable, for each Quarter from the date hereof until the Closing (or until the earlier termination of this Agreement), but no later than the later of (i) 20 days following Seller’s receipt of the Purchaser Quarterly Report for such Quarter and (ii) 45 days after the end of such Quarter or where such Quarter is the last Quarter of the calendar year, the filing deadline for a SEC non-accelerated filer, Seller shall cause to be prepared and delivered to Purchaser a final copy of the unaudited balance sheet and corresponding unaudited statements of income and cash flows of the Business as of and for such Quarter ended and a certificate, signed by an authorized officer of the Seller and the Company (such final copy, the “Quarterly Statement”) certifying that the Company and Seller are then in compliance with the IOCs and setting forth, as of the end of such Quarter, Seller’s good faith estimate of the Minimum Cash Amount (calculated as if the Closing occurred at such Quarter end) (the “Quarterly Numbers”, and which, for the avoidance of doubt, will include the components of the Minimum Cash Amount and the Permitted Cash Transfer Cap (including, in each case, the Total Net Adjustment Amount and the components thereof)), together, in each case, with (i) reasonable supporting detail, including backup calculations for each of the components and definitions on which the Quarterly Numbers are based and (ii) a letter from KPMG attesting that the Quarterly Numbers as set forth in the Quarterly Statement have been calculated in accordance with the definitions in this Agreement and in a manner consistent with the reference amounts in Schedule 1. The Quarterly Statement will also set forth, as of the end of such quarter, Seller’s good faith estimate of the Additional Metrics. The Quarterly Statement, and the Quarterly Numbers, shall be prepared based upon the books and records of the Group Companies and in accordance with this Agreement, including the definitions of such terms. Seller shall provide Purchaser and its Representatives reasonable access to the records, property and personnel and auditors or accountants of Seller and its Subsidiaries (including the Group Companies) relating to the preparation of the Quarterly Statement and the Quarterly Numbers in accordance with Section 5.02 of the Agreement.

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(d)	The Quarterly Statement delivered by Seller to Purchaser, and the Purchaser Quarterly Report delivered by Purchaser to Seller, shall be deemed final for such applicable Quarter (subject to final determination under Section 3 in connection with the final determination of the Closing Statement), and the Total Net Adjustment Amount and other related amounts shall then be updated automatically, unless Purchaser or Seller, respectively, prior to the 30th day following Purchaser’s receipt of the Quarterly Statement or Seller’s receipt of the Purchaser Quarterly Report, respectively, delivers a notice (email is acceptable) to Seller or Purchaser, respectively, that it disagrees with such calculation and specifying in reasonable detail those items as to which Purchaser or Seller, respectively, disagrees, including its proposed calculation of any disputed item, together with reasonable supporting documentation (any such notice, a “Quarterly Dispute Notice”).

(e)	If a Quarterly Dispute Notice is duly delivered pursuant to Section 2(d) of this Exhibit, Purchaser and Seller shall, during the 30 days following such delivery, consult in good faith on the items set forth in the Quarterly Dispute Notice or portions thereof that are disputed between the parties (such items, “Quarterly Disputed Items”) in order to determine, as may be required, the amount of the Quarterly Numbers or the Purchaser Quarterly Report Numbers, as applicable. If, following such 30-day period, the parties have not reached mutually satisfactory resolution of the Quarterly Disputed Items, then the dispute shall be escalated to one senior representative of Purchaser, on the one hand, and one senior representative of Seller, on the other hand, to attempt to achieve mutually satisfactory resolution on the Quarterly Disputed Items as promptly as practicable during the following 15 days following such escalation.

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(f)	When the amount of any Quarterly Numbers or any Purchaser Quarterly Report Numbers, as applicable, with respect to any Quarter is finally agreed pursuant to Section 2(e) of this Exhibit, the amounts of the Quarterly Numbers, the Purchaser Quarterly Report Numbers, the Minimum Cash Amount and Permitted Cash Transfer Cap, as applicable, will automatically update to take account of such Quarterly Numbers or such Purchaser Quarterly Report Numbers, as applicable, as finally agreed. If any Quarterly Disputed Items are not resolved to the mutual satisfaction of Purchaser and Seller pursuant to Section 2(e) of this Exhibit, then the amounts of the Quarterly Numbers or Purchaser Quarterly Report Numbers, as applicable, that applied prior to delivery of the applicable Quarterly Statement or Purchaser Quarterly Report, respectively, shall continue to apply for purposes of calculating the Minimum Cash Amount and Permitted Cash Transfer Cap then in effect.

(g)	As promptly as practicable after the end of each Quarter from the date hereof until the Closing (or until the earlier termination of this Agreement), but no later than 15 days after the end of each Quarter, Purchaser shall cause to be prepared and delivered to Seller a certificate, signed by an authorized officer of the Purchaser (the “Purchaser Quarterly Report”) setting forth, as of the end of such Quarter, Purchaser’s good faith estimate of the Purchaser’s Average Quarterly Rate of Decline (9/30/24 to Measurement Time) and the Excess Retention Credit Percentage (in each case, calculated as if the Closing occurred at such Quarter end) (the “Purchaser Quarterly Report Numbers”), together with reasonable supporting detail, including backup calculations for each of the components and definitions on which the Purchaser Quarterly Report Numbers are based. The Purchaser Quarterly Report, and the Purchaser Quarterly Report Numbers, shall be prepared based upon the books and records of the Purchaser and in accordance with this Agreement, including the definitions of such terms. Purchaser shall provide Seller and its Representatives reasonable access to the records, property and personnel and auditors or accountants of Purchaser and its Affiliates relating to the preparation of the Purchaser Quarterly Report and the Purchaser Quarterly Report Numbers in accordance with Section 5.02 of the Agreement (which Section 5.02 shall apply mutatis mutandis as if a covenant or agreement of Purchaser). In connection with each Purchaser Quarterly Report, Purchaser shall determine whether the cumulative average amount of retention credits given to existing DirecTV satellite video subscribers (other than retention credits granted to remedy a customer losing access to programming as a result of programmer disputes) is more than 25% greater than the average amount of retention credits given to existing DirecTV satellite video subscribers during the 12-month period ending September 30, 2024 (such excess percentage over 25%, the “Excess Retention Credit Percentage”). Purchaser shall include in each Purchaser Quarterly Report the amount of such excess in the relevant Quarter, and the Target Existing Customer Retention Credits for such Quarter and subsequent Quarters through the Measurement Time will each be increased by a percentage equal to the Excess Retention Credit Percentage (for example, if the Excess Retention Credit Percentage is 1%, the Target Existing Customer Retention Credits for each such Quarter will be increased by 1% from the value set forth in Schedule 1). For purposes of measuring the Excess Retention Credit Percentage, retention credits given in prior periods on an extraordinary basis to mitigate the impacts of the dropping of Disney channels in September 2024 will be excluded.

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(h)	No later than 10 Business Days prior to the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a certificate, signed by an authorized officer of Purchaser (the “Purchaser Closing Report”) setting forth, as of the Measurement Time, Purchaser’s good faith estimate of the Purchaser’s Average Quarterly Rate of Decline (9/30/24 to Measurement Time) and the Excess Retention Credit Percentage (the “Purchaser Closing Report Numbers”), together with reasonable supporting detail, including backup calculations for each of the components and definitions on which the Purchaser Closing Report Numbers are based. The Purchaser Closing Report, and the Purchaser Closing Report Numbers, shall be prepared based upon the books and records of Purchaser and its Affiliates and in accordance with this Agreement, including the definitions of such terms. Purchaser shall provide Seller and its Representatives reasonable access to the records, property and personnel and auditors or accountants of Purchaser and its Affiliates relating to the preparation of the Purchaser Closing Report and the Purchaser Closing Report Numbers in accordance with Section 5.02 of the Agreement (which Section 5.02 shall apply mutatis mutandis as if a covenant or agreement of Purchaser). Following such delivery of the Purchaser Closing Report, Seller and Purchaser, each acting in good faith, shall cooperate to agree and finalize the Purchaser Closing Report and the Purchaser Closing Report Numbers no later than two Business Days prior to the delivery of the Estimated Closing Statement by Seller and the Company pursuant to Section 3(a) of this Exhibit. The Purchaser Closing Report and the Purchaser Closing Report Numbers so finalized pursuant to the immediately preceding sentence shall be binding for all purposes of the Closing and shall not be subject to any post-Closing adjustment rights set forth in the remaining provisions of this Section 3 of this Exhibit.

(i)	From and after each date set forth in the table below and at all times through the Closing (or until earlier termination of this Agreement), Seller shall cause the Group Companies, on an aggregate basis, to have and retain Cash at least equal to the Minimum Cash Amount, in each case as adjusted (if applicable) in the manner set forth opposite such date in the table below.

Date	Minimum Cash Amount
January 31, 2025	Minimum Cash Amount shall be calculated as 1/3 of the Minimum Cash Amount that would otherwise then be in effect; provided that the Total Net Adjustment Amount shall be calculated as 100% of the amount that would otherwise be in effect.
February 28, 2025	Minimum Cash Amount shall be calculated as 2/3 of the Minimum Cash Amount that would otherwise then be in effect; provided that the Total Net Adjustment Amount shall be calculated as 100% of the amount that would otherwise be in effect.
From and after March 31, 2025	Minimum Cash Amount shall be calculated as 100% of the Minimum Cash Amount that would otherwise then be in effect.

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3.	Closing Statement.

(a)	No later than seven Business Days prior to the Closing Date, Seller shall provide Purchaser with a draft of the Estimated Closing Statement, as defined below. Following delivery of such draft, Seller and Purchaser shall cooperate in good faith to agree on the form of Estimated Closing Statement; provided, that, if Seller and Purchaser do not agree upon such draft, then the Estimated Closing Statement delivered by Seller and the Company pursuant to the immediately following sentence shall be binding for purposes of the Closing, without prejudice to Purchaser’s post-Closing adjustment rights as set forth in the remaining provisions of this Section 3 of this Exhibit. No later than three Business Days prior to the Closing Date, Seller shall provide Purchaser with a certificate, signed by an authorized officer of the Seller and the Company (the “Estimated Closing Statement”) reflecting Seller’s good faith estimate of (i) Closing Cash, (ii) Actual DSO, (iii) Actual Trade Accounts Payable and Other Accrued Expenses DPO, (iv) Actual Accrued Programming DPO, (v) Actual Deferred Revenue Amount, (vi) Actual SAC Advertising Spend, (vii) Actual Capex, (viii) Actual Call Center Services Spend, (ix) Closing Transaction Expenses, (x) Group Companies’ Actual Satellite Video Subscribers, (xi) Actual New Customer Gift Cards, (xii) Actual Existing Customer Retention Credits, (xiii) Closing Accrued Interest Amount, (ix) the amount of Indebtedness for borrowed money incurred in breach of Section 5.01(a)(x)(II) and (x) the amount of any Leakage from and after July 1, 2024 through the Closing (the foregoing clauses (i) through (x), collectively, the “Estimated Closing Adjustment Components”), together, in each case, with reasonable supporting detail, including the Required KPI Information, and the resulting calculation of the Minimum Cash Amount. The Estimated Closing Statement shall be prepared based upon the accounting books and records of the Group Companies and in accordance with this Agreement, including the definitions of such terms, in the same manner as Schedule 1. Following the delivery of the Estimated Closing Statement, the Group Companies shall provide Purchaser and its Representatives reasonable access to the books, records, personnel and (subject to the execution of customary work paper access letters if requested) auditors, accountants and other Representatives of the Group Companies relating to the preparation of the Estimated Closing Statement and the Estimated Closing Adjustment Components in accordance with Section 5.02 of the Agreement.

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(b)	As promptly as practicable, but no later than 70 days following Purchaser’s receipt of the Required KPI Information, Purchaser shall cause to be prepared and delivered to Seller a statement (the “Closing Statement”) setting forth: (i) Closing Cash, (ii) Actual DSO, (iii) Actual Trade Accounts Payable and Other Accrued Expenses DPO, (iv) Actual Accrued Programming DPO, (v) Actual Deferred Revenue Amount, (vi) Actual SAC Advertising Spend, (vii) Actual Capex, (viii) Actual Call Center Services Spend, (ix) Closing Transaction Expenses, (x) Group Companies’ Actual Satellite Video Subscribers, (xi) Actual New Customer Gift Cards, (xii) Actual Existing Customer Retention Credits, (xiii) Closing Accrued Interest Amount, (ix) the amount of Indebtedness for borrowed money incurred in breach of Section 5.01(a)(x)(II) and (x) the amount of any Leakage through the Closing (the foregoing clauses (i) through (x), collectively, the “Closing Adjustment Components”), together, in each case, with reasonable supporting detail, including the Required KPI Information, and the resulting calculation of the Minimum Cash Amount and any resulting Cash Shortfall (as defined below). The Closing Statement and the Closing Adjustment Components shall be prepared based upon the books and records of the Group Companies and in accordance with this Agreement, including the definitions of such terms, in the same manner as Schedule 1. Following the delivery of the Closing Statement until (if applicable) submission to the Neutral Accountant in accordance with this Section 3 of this Exhibit, Purchaser shall provide Seller and its Representatives reasonable access during normal business hours and in such a manner as to not interfere unreasonably with the business or operations of Purchaser and the Group Companies, to the records, property and personnel and (subject to the execution of customary work paper access letters if requested) auditors or accountants of Purchaser and its Subsidiaries (including the Group Companies) relating to the preparation of the Closing Statement and the Closing Adjustment Components and shall cause the personnel of Purchaser and its Subsidiaries (including the Group Companies) to cooperate with Seller and its Representatives in connection with their review of the Closing Statement and the Closing Adjustment Components. Notwithstanding the foregoing, Purchaser and the Group Companies shall not be required to disclose any information that is subject to legal privilege; provided, that, Purchaser and the Group Companies shall notify Seller and its Representatives the nature of such information that will be or has been withheld and shall use commercially reasonable efforts to provide such information to Seller and its Representatives in a manner that does not result in a waiver or loss of any such legal privilege.

(c)	The Closing Statement (and the computation of the Closing Adjustment Components) delivered by Purchaser to Seller shall be conclusive and binding on all parties unless Seller, prior to the 30th day following Seller’s receipt of the Closing Statement, delivers a written notice to Purchaser that it disagrees with such calculation and specifying in reasonable detail those items as to which Seller disagrees, including its proposed calculation of any disputed item, together with reasonable supporting documentation (any such notice, a “Closing Statement Dispute Notice”). Seller shall be deemed to have agreed with all other items contained in the Closing Statement, and the calculation of the Closing Adjustment Components, as applicable, delivered pursuant to Section 3(b) of this Exhibit that are not the subject of a Closing Statement Dispute Notice.

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(d)	If a Closing Statement Dispute Notice is duly delivered pursuant to this Section 3 of this Exhibit, Seller and Purchaser shall, during the 30 days following such delivery, consult in good faith on the items set forth in the Closing Statement Dispute Notice that are disputed between the parties (such items, “Closing Statement Disputed Items”) in order to determine, as may be required, the amount of the applicable Closing Adjustment Components and the resulting calculation of the Minimum Cash Amount and any resulting Cash Shortfall. If during such period, Seller and Purchaser are unable to reach such agreement on each dispute, they shall promptly thereafter cause a nationally recognized and independent accounting firm, on which Seller and Purchaser mutually agree and select prior to the delivery of the Estimated Closing Statement, which agreement shall not be unreasonably withheld, as the case may be (the “Neutral Accountant”), to review this Agreement and the remaining Closing Statement Disputed Items for the purpose of calculating the Closing Adjustment Components (it being understood that in making such calculation, the Neutral Accountant shall be functioning as an expert and not as an arbitrator). If a Neutral Accountant is so engaged by the parties, Purchaser and Seller shall execute a customary engagement letter and shall cooperate with the Neutral Accountant during the term of its engagement. Purchaser and Seller shall each submit in writing to the Neutral Accountant their respective calculations of the remaining disputed Closing Statement Disputed Items as set forth on the Closing Statement or Closing Statement Dispute Notice(s), as applicable (Seller’s calculations, the “Seller Calculations” and Purchaser’s calculations, the “Purchaser Calculations”). For purposes of these submissions, Purchaser shall not change its positions, or introduce new positions, from those taken or presented in the Closing Statement, Seller shall not dispute any item in the Closing Statement that it did not dispute in the Closing Statement Dispute Notice(s), and Seller shall not change its positions, or introduce new positions, from those taken or presented in the Closing Statement Dispute Notice(s). Neither Purchaser nor Seller shall have or conduct any communication, either written or oral, with the Neutral Accountant with respect to this Agreement and the transactions contemplated hereby without the other party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. Purchaser and Seller shall instruct the Neutral Accountant (i) to make a determination solely with respect to the remaining disputed Closing Statement Disputed Items as soon as practicable and in any event within 30 days after its retention (unless another period is mutually agreed to between Seller and Purchaser); provided that the Neutral Accountant may not assign a value to any particular remaining disputed Closing Statement Disputed Item greater than the greatest value for such item in the Seller Calculations or the Purchaser Calculations, or less than the lowest value for such item in the Seller Calculations or the Purchaser Calculations, (ii) to make such determination based solely on this Agreement and written materials submitted by Purchaser and Seller and in accordance with this Agreement (i.e., not on the basis of an independent review), (iii) to act only as an expert and not as an arbitrator, and (iv) not to conduct any independent investigation. The Neutral Accountant shall be instructed by Purchaser and Seller to issue a detailed report within 30 days from its engagement by the parties (unless another period is mutually agreed to between Seller and Purchaser), that sets forth its final determination of the remaining disputed Closing Statement Disputed Items, following which the parties shall make any required additional payments to the Neutral Accountant in accordance with this Section 3(d) of this Exhibit. The determination of the Closing Adjustment Components and the resulting calculation of the Minimum Cash Amount and any resulting Cash Shortfall by the Neutral Accountant in accordance with this Agreement will be final, conclusive and binding upon the parties hereto and will not be subject to appeal or further review, absent manifest error or fraud. The fees, costs and expenses of the Neutral Accountant will be determined by the Neutral Accountant at the time such detailed report is rendered by the Neutral Accountant, and (A) shall be paid by Purchaser in the proportion that the aggregate dollar amount of such Closing Statement Disputed Items so submitted that are successfully disputed by Seller (as finally determined by the Neutral Accountant) bears to the aggregate dollar amount of such items so submitted and (B) shall be paid by Seller, in the proportion that the aggregate dollar amount of such Closing Statement Disputed Items so submitted that are successfully disputed by Purchaser (as finally determined by the Neutral Accountant) bears to the aggregate dollar amount of such Closing Statement Disputed Items. For example, if (I) the total amount of the unresolved Closing Statement Disputed Items submitted to the Neutral Accountant for resolution in accordance with the terms of this Section 3 of this Exhibit is $1,000, (II) the aggregate amount of the unresolved Closing Statement Disputed Items resolved by the Neutral Accountant in favor of Seller is $600 and (III) the total amount of fees, expenses and costs of the Neutral Accountant in connection with such dispute is $100, then Purchaser shall bear $60 of such amount and Seller shall bear $40 of such amount.

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(e)	In the event that, upon the final determination of the Closing Statement in accordance with this Section 3 of this Exhibit, (i) the amount of Closing Cash is less than the Minimum Cash Amount (in each case as finally determined in accordance with this Section 3 of this Exhibit) (the absolute value of such shortfall, the “Minimum Cash Shortfall”), (ii) the amount of Closing Transaction Expenses as finally determined in accordance with this Section 3 of this Exhibit is more than the Closing Transaction Expenses as set forth in the Estimated Closing Statement (the absolute value of such excess, “Transaction Expense Excess”) or (iii) there has been any Leakage made in violation of or inconsistent with the allocation of Closing Cash set forth in Section 5.25(c) (including, for the avoidance of doubt, amounts included in Permitted Cash Transfers that were permitted hereunder when made but were subsequently in excess of the finally determined Permitted Cash Transfer Cap) and which Leakage is not otherwise taken into account by the Minimum Cash Shortfall or the Transaction Expense Excess (the amount of such Leakage, plus the Minimum Cash Shortfall, plus the Transaction Expense Excess, the “Cash Shortfall”), then Seller shall, within five Business Days thereof, pay, or cause to be paid, to Purchaser, an amount equal to such Cash Shortfall; provided, that, should Seller fail to timely make such payments, Purchaser may, at its option: (i) enforce this Agreement against Seller in accordance with the terms and conditions herein, (ii) offset such Cash Shortfall payable to it against any amounts owed by Purchaser to New Seller Subsidiary under Section 5.07(c) or (iii) in response to a breach by Seller of its obligations under Section 8.01, Section 8.03, Section 3(e) of Exhibit C or Section 4 of Exhibit C, collect or enforce any remedies under the Secured Note in accordance with the terms and conditions therein, to the extent of such Cash Shortfall. Purchaser shall not be entitled to double recovery under the remedies set forth in the immediately preceding clauses (i), (ii) or (iii).

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(f)	In the event that, upon the final determination of the Closing Statement in accordance with this Section 3 of this Exhibit, the amount of the Closing Cash is greater than the Minimum Cash Amount (in each case as finally determined in accordance with this Section 3 of this Exhibit) and Section 5.25(c) applies, then Purchaser shall, within five Business Days thereof, pay, or cause to be paid, to New Seller Subsidiary, the amounts owed to the New Seller Subsidiary pursuant to Section 5.25(c) that were not otherwise paid to the New Seller Subsidiary at the Closing.

4.	Remedies. Without limiting Purchaser’s other remedies herein, in the event the condition set forth in Section 6.02(d) (Minimum Cash) of the Agreement has not been satisfied but all other conditions to Closing have been satisfied or waived (except for those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time or such conditions being able to be satisfied at such time if the Closing were to occur at such time), then, Purchaser may elect in its sole discretion upon the Closing to waive such condition set forth in Section 6.02(d) (Minimum Cash) and instead choose one of the following remedies (i.e., Purchaser shall not be entitled to double recovery under these remedies): (a) offset the dollar amount of such cash shortfall against any amounts owed by Purchaser to New Seller Subsidiary under Section 5.07(c) or (b) in response to a breach by Seller of its obligations under Section 8.01, Section 8.03, Section 3(e) of Exhibit C or Section 4 of Exhibit C, collect or enforce any remedies under the Secured Note in accordance with the terms and conditions therein.

5.	Permitted Cash Transfer Certificate.

(a)	Within 15 calendar days after the end of each calendar month during the period between the date of this Agreement and the Closing, the Company and Seller shall deliver a certificate to Purchaser signed by an authorized officer of the Company (a “Permitted Cash Transfer Certificate”) (a) detailing the Permitted Cash Transfers made during such prior calendar month in reasonable detail (including the dollar amount thereof and the nature of the Permitted Cash Transfers) (the “Prior Month Actual Transfers”), (b) detailing any forecasted Permitted Cash Transfers for the month immediately succeeding such prior calendar month in reasonable detail (including the dollar amount thereof and the nature of such Permitted Cash Transfers) (the “Succeeding Month Forecasted Transfers”), (c) setting forth the amount, if any, by which the aggregate amount of the Prior Month Actual Transfers set forth on such Permitted Cash Transfer Certificate exceeds the aggregate amount of Succeeding Month Forecasted Transfers set forth in the preceding month’s Permitted Cash Transfer Certificate (the “Prior Month Forecasted Transfers”), (d) certifying that (i) the Company and the Seller (A) are then, (B) were in the prior calendar month at the time of (and after giving effect to) each of the Prior Month Actual Transfers, and (C) will be at the time of (and after giving effect to) each of the Succeeding Month Forecasted Transfers, in compliance, in all material respects, with the IOCs, (ii) such Prior Month Actual Transfers did not, and such proposed Succeeding Month Forecasted Transfers would not, reduce Cash below the Minimum Cash Amount (as adjusted in accordance with Section 2(i) of this Exhibit C) and (iii) such Prior Month Actual Transfers were and are Permitted Cash Transfers and such Succeeding Month Forecasted Transfers are and would be Permitted Cash Transfers.

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(b)	Purchaser may, within five Business Days of receiving the Permitted Cash Transfer Certificate, (i) object on the reasonable basis that the Prior Month Actual Transfers exceeds the aggregate amount of the Prior Month Forecasted Transfers (such excess, the “Excess Transfer Amount”) and/or (ii) otherwise object on the basis that Purchaser reasonably believes that (A) Seller or the Company is not then, was not at the time of (or after giving effect to) the Prior Month Actual Transfers, or would not be at the time of (or after giving effect to) the Succeeding Month Forecasted Transfers, in compliance, in all material respects, with the IOCs of the Agreement (which objection, in each case, must specify the IOC in dispute), (B) such Prior Month Actual Transfers did, or such proposed Succeeding Month Forecasted Transfers would, reduce Cash below the Minimum Cash Amount (as adjusted in accordance with Section 2(i) of this Exhibit C) (which objection, in each case, must specify the dollar amount of any Prior Month Actual Transfers or Succeeding Month Forecasted Transfers in dispute) or (C) such Prior Month Actual Transfers were not Permitted Cash Transfers or the Succeeding Month Forecasted Transfers would not be Permitted Cash Transfers (which objection, in each case, must specify the dollar amount of any Prior Month Actual Transfers or Succeeding Month Forecasted Transfers in dispute) (the “Disputed Permitted Cash Transfer Amounts”)) (a) Seller and Purchaser shall work together in good faith to resolve such objection with respect to the Excess Transfer Amount and the Disputed Permitted Cash Transfer Amounts and (b) the Company and Seller may cause the greater of (i) the proposed Succeeding Month Forecasted Transfers (less the amount of any Disputed Permitted Cash Transfer Amounts and any Excess Transfer Amount) and (ii) 0.75 multiplied by the amount of the proposed Succeeding Month Forecast that is certified by an authorized officer of the Company to be attributable to Permitted Tax Sharing Payments with respect to any Pre-9/30/25 Tax Sharing Payment Period (the “Minimum Tax Transfer Amount”) to occur (without prejudice to any rights or remedies of Purchaser pursuant to this Agreement). If the Minimum Tax Transfer Amount is paid at any time and so long as the objection remains unresolved, the dispute related to such Transfer will continue to apply in the next month and subsequent months until resolved (it being understood that the amount of Permitted Cash Transfers withheld on account of any such disputed Permitted Tax Payment shall not exceed, in the aggregate, the amount of such disputed Permitted Tax Payment).

(c)	For purposes of this Section 5, “in all material respects” shall mean a circumstance that has had or would reasonably be expected to have an aggregate dollar impact in excess of $10,000,000 (it being understood that the foregoing does not change the interpretation of materiality for other purposes of this Agreement, including for purposes of determining whether any conditions set forth in Article VI have been satisfied or whether any termination rights set forth in Article VII are available). Notwithstanding anything to the contrary herein, with respect to Permitted Tax Sharing Payments that constitute Permitted Cash Transfers, to the extent that there are any conflicts or inconsistencies with the certification, review or dispute procedures set forth in the definition of Permitted Tax Sharing Payment (and the applicable provisions of Section 5.07(c)(iv)), on the one hand, and those set forth in Section 5(b) above, on the other hand, then the certification, review or dispute procedures set forth in the definition of Permitted Tax Sharing Payment shall apply.

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Annex A

Adjustments

1.	Definitions. As used herein, the following terms have the following meanings (in each case calculated in the same manner as set forth on Schedule 1 if applicable):

(a)	“Accrued Interest Adjustment” means, the amount (which amount may be positive or negative) equal to the Accrued Interest Cap minus the Closing Accrued Interest Amount; provided, that if such amount is negative, there will be no adjustment to the Minimum Cash Amount or Permitted Cash Transfer Cap for such amount and instead, Purchaser and Seller shall enter into a Marketing Agreement containing the terms set forth on Annex B attached hereto.

(b)	“Accrued Interest Cap” means $180,000,000.

(c)	“Closing Accrued Interest Amount” means, as of the Measurement Time, the aggregate amount of all accrued and unpaid interest with respect to the indebtedness for borrowed money of the Group Companies (excluding any and all interest (whether accrued or unaccrued, whether paid or payable) under the Financing Documents), calculated on a consolidated basis and determined in accordance with GAAP.

(d)	“DSO Adjustment” means, the amount (which may be positive or negative) equal to the product of (A) the Target DSO minus the Actual DSO (which difference may be positive or negative), multiplied by (B) the Average Daily Total Revenue; provided, that, any positive amount of such product shall be reduced, dollar for dollar (but not below zero), for any accounts receivable with respect to the Business that was outstanding and for which a reserve had been established as of the Measurement Time but that is collected within 60 days after the Measurement Time. As used herein:

(i)	“Actual DSO” means, as of the Measurement Time, the quotient of (A) the aggregate amount of accounts receivable with respect to the Business, divided by (B) the average daily service revenue excluding fixed satellite services with respect to the Business (“Average Daily Total Revenue”), in each case calculated in the same manner as such items are calculated in Schedule 1 attached hereto.

(ii)	“Target DSO” means, the days sales outstanding with respect to the Business as set forth in Schedule 1 attached hereto.

(e)	“Trade Accounts Payable and Other Accrued Expenses DPO Adjustment” means, the amount (which amount may be positive or negative) equal to the product of (A) the Actual Trade Accounts Payable and Other Accrued Expenses DPO minus the Target Trade Accounts Payable and Other Accrued Expenses DPO (which difference may be positive or negative), multiplied by (B) the Average Daily Non-Content Costs and Capex. As used herein:

(i)	“Actual Trade Accounts Payable and Other Accrued Expenses DPO” means, as of the Measurement Time, the quotient of (A) the trade accounts payable and other accrued expenses with respect to the Business, divided by (B) the daily average non-content costs and capital expenditures (“Average Daily Non-Content Costs and Capex”), in each case calculated in the same manner as such items are calculated in Schedule 1 attached hereto.

(ii)	“Target Trade Accounts Payable and Other Accrued Expenses DPO” means the trade accounts payable and other accrued expenses with respect to the Business as set forth in Schedule 1 attached hereto.

(f)	“Accrued Programming DPO Adjustment” means, the amount (which amount may be positive or negative) equal to the product of (A) the Actual Accrued Programming DPO minus the Target Accrued Programming DPO (which difference may be positive or negative), multiplied by (B) the Average Daily Subscriber-Related Subscription. As used herein:

(i)	“Actual Accrued Programming DPO” means, as of the Measurement Time, the quotient of (A) the accrued programming with respect to the Business, divided by (B) the daily average subscriber-related subscription (“Average Daily Subscriber-Related Subscription”), in each case calculated in the same manner as such items are calculated in Schedule 1 attached hereto.

(ii)	“Target Accrued Programming DPO” means, the accrued programming with respect to the Business as set forth in Schedule 1 attached hereto.

(g)	“Deferred Revenue Adjustment” means, the amount (which amount may be positive or negative) equal to the product of (A) the Actual Deferred Revenue – CSG Amount minus the Target Deferred Revenue – CSG Amount (which difference may be positive or negative), multiplied by (B) the Actual Revenue. As used herein:

(i)	“Actual Deferred Revenue – CSG Amount” means, as of the Measurement Time, the quotient of (A) the deferred revenue with respect to the Group Companies’ Actual Satellite Video Subscribers, divided by (B) the actual service revenue excluding advertising sales revenue, commercial revenue and fixed satellite services with respect to the Group Companies’ Actual Satellite Video Subscribers (“Actual Revenue”), in each case calculated in the same manner as such items are calculated in Schedule 1 attached hereto.

(ii)	“Target Deferred Revenue – CSG Amount” means, the deferred revenue as a percentage of revenue with respect to the Business as set forth in Schedule 1 attached hereto.

(h)	“SAC Advertising Spend Deficiency Adjustment” means, the amount equal to the Target SAC Advertising Spend minus the Actual SAC Advertising Spend; provided, that, if such difference is less than zero, the SAC Advertising Spend Deficiency Adjustment will be deemed to be equal to zero. As used herein:

(i)	“Actual SAC Advertising Spend” means, as of the Measurement Time, the total marketing expense for new subscriber acquisition and with respect to the Business since June 30, 2024, calculated in the same manner as such item is calculated in Schedule 1 attached hereto and based on the reported trial balance P&L of the Group Companies.

(ii)	“Target SAC Advertising Spend” means the total marketing expense for new subscriber acquisition and with respect to the Business as set forth in Schedule 1 attached hereto.

(i)	“New Customer Gift Cards Adjustment” means, the amount equal to the Actual New Customer Gift Cards minus the Target New Customer Gift Cards; provided, that, if such difference is less than zero, the New Customer Gift Cards Adjustment will be deemed to be equal to zero. As used herein:

(i)	“Actual New Customer Gift Cards” means, as of the Measurement Time, the total amount of gift cards given to new customers and with respect to the Business, calculated in the same manner as such item is calculated in Schedule 1 attached hereto and based on the reported trial balance P&L of the Group Companies.

(ii)	“Target New Customer Gift Cards” means the total amount of gift cards given to new customers and with respect to the Business as set forth in Schedule 1 attached hereto.

(j)	“Existing Customer Retention Credits Adjustment” means the amount equal to the Actual Existing Customer Retention Credits minus the Target Existing Customer Retention Credits; provided, that, if such difference is less than zero, the Existing Customer Retention Credits Adjustment will be deemed to be equal to zero. As used herein:

(i)	“Actual Existing Customer Retention Credits” means, as of the Measurement Time, the total amount of credits given to existing customers for retention and with respect to the Business, calculated in the same manner as such item is calculated in Schedule 1 attached hereto and based on the reported trial balance P&L of the Group Companies.

(ii)	“Target Existing Customer Retention Credits” means the total amount of credits given to existing customers for retention and with respect to the Business as set forth in Schedule 1 attached hereto.

(k)	“Capex Deficiency Adjustment” means, the amount equal to the Target Capex minus the Actual Capex; provided, that, if such difference is less than zero, the Capex Deficiency Adjustment will be deemed to be equal to zero. As used herein:

(i)	“Actual Capex” means, as of the Measurement Time, the total capital expenditures with respect to the Business since June 30, 2024, calculated in the same manner as capital expenditures with respect to the Business is calculated in Schedule 1 attached hereto; provided, that in calculating Actual Capex, any Customer Capex shall be excluded.

(ii)	“Customer Capex” means any and all capitalized video subscriber equipment installed pursuant to the Company’s accounting policies.

(iii)	“Target Capex” means, the total capital expenditures with respect to the Business as set forth in Schedule 1 attached hereto.

(l)	“Call Center Services Spend Deficiency Adjustment” means, the amount equal to the Target Call Center Services Spend minus the Actual Call Center Services Spend; provided, that, if such difference is less than zero, the Call Center Services Spend Deficiency Adjustment will be deemed to be equal to zero. As used herein:

(i)	“Actual Call Center Services Spend” means, as of the Measurement Time, the total call center expenses with respect to the Business since June 30, 2024, calculated in the same manner as set forth on Schedule 1 attached hereto based on the reported trial balance P&L of the Group Companies.

(ii)	“Target Call Center Services Spend” means, the total call center expenses with respect to the Business as set forth in Schedule 1 attached hereto.

(m)	“Satellite Video Subscribers Deficiency Adjustment” means, (A) if the Group Companies’ Actual Satellite Video Subscribers as of the Measurement Time is greater than or equal to the Group Companies’ Target Satellite Video Subscribers, then zero; or (B) if the Group Companies’ Actual Satellite Video Subscribers as of the Measurement Time is less than the Group Companies’ Target Satellite Video Subscribers, then, (I) if Purchaser’s Average Quarterly Rate of Decline (9/30/24 to Measurement Time) is less negative than or equal to Purchaser’s Average Quarterly Rate of Decline (4 Trailing Quarters Ending 9/30/24), then the product of (1) $1,000 and (2) the Group Companies’ Target Satellite Video Subscribers minus the Group Companies’ Actual Satellite Video Subscribers as of the Measurement Time, or (II) if Purchaser’s Average Quarterly Rate of Decline (9/30/24 to Measurement Time) is more negative than Purchaser’s Average Quarterly Rate of Decline (4 Trailing Quarters Ending 9/30/24), then the product of (1) $1,000 and (2) the Group Companies’ Target Satellite Video Subscribers minus the Group Companies’ Actual Satellite Video Subscribers as of the Measurement Time plus the Market Adjustment; provided, further, that the addition of the Market Adjustment shall not cause the Satellite Video Subscribers Deficiency Adjustment to be a negative number, and the Satellite Video Subscribers Deficiency Adjustment will then be 0. The Satellite Video Subscribers Deficiency Adjustment and all amounts that are components thereof shall be calculated in the same manner as set forth on Schedule 1 attached hereto, including the sample calculation included therein. As used herein:

(i)	“Group Companies’ Actual Satellite Video Subscribers” means the total number of Dish TV satellite video subscribers as of an applicable time, calculated in the same manner as set forth in Schedule 1 attached hereto.

(ii)	“Group Companies’ Target Satellite Video Subscribers” means, the total number of Dish TV satellite video subscribers as set forth in Schedule 1 attached hereto.

(iii)	“Purchaser’s Average Quarterly Rate of Decline (9/30/24 to Measurement Time)” means the following, calculated in the same manner as set forth on Schedule 1 attached hereto:

(S2 / S1) ^ (1 / T) – 1

Where:

S1 = total number of DirecTV satellite video subscribers as of September 30, 2024.

S2 = total number of DirecTV satellite video subscribers as of the Measurement Time.

T = total number of Quarters, including fractional Quarters (prorated based on number of days elapsed), from September 30, 2024 through the Measurement Time.

(iv)	“Purchaser’s Average Quarterly Rate of Decline (4 Trailing Quarters Ending 9/30/24)” means negative 4.47 percent.

(v)	“Market Adjustment” means the following, calculated in the same manner as set forth on Schedule 1 attached hereto:

S * (1 + R) ^ T – S

Where:

S = Group Companies’ Actual Satellite Video Subscribers as of September 30, 2024.

R = Purchaser’s Average Quarterly Rate of Decline (9/30/24 to Measurement Time) minus Purchaser’s Average Quarterly Rate of Decline (4 Trailing Quarters Ending 9/30/24).

T = total number of Quarters including fractional Quarters (prorated based on number of days elapsed), from September 30, 2024 through the Measurement Time.

2.	Negative Adjustments Cap. Purchaser and Seller acknowledge and agree that the amount of negative adjustments to the Total Net Adjustment Amount (if any) resulting from the DSO Adjustment, Trade Accounts Payable and Other Accrued Expenses DPO Adjustment, Accrued Programming DPO Adjustment or Deferred Revenue Adjustment, cannot exceed, on an aggregate basis, -$30,000,000 unless otherwise mutually agreed upon by Seller and Purchaser.

Schedule 1

Target Metrics

[Attached]

Exhibit D

Call Option Agreement

[Attached]

Exhibit E

Transition Services Agreement

[Attached]

Exhibit F

Intellectual Property License Agreement

[Attached]

Exhibit G

Transitional Trademark License Agreement

[Attached]

Exhibit H

Blockbuster License Agreement

[Attached]

Exhibit I

Real Estate Separation Agreements

[Attached]

Exhibit J

Seller Lease Agreements

Exhibit K

Purchaser Lease Agreements

Exhibit L

Space Sharing Arrangements